++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus supplement is not complete and may be + +changed. A registration statement relating to these securities has been filed + +with the Securities and Exchange Commission and has been declared effective. + +This prospectus supplement and the accompanying prospectus are not an offer + +to sell these securities and we are not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                Filed pursuant to Rule 424(b)(5)
                                                      Registration No. 333-47600

PROSPECTUS SUPPLEMENT (Subject to Completion)            Issued November 6, 2000
(To Prospectus Dated October 17, 2000)

                                4,000,000 Shares

                           [CuraGen Corporation logo]

                                  COMMON STOCK

                                  -----------

CuraGen is offering 4,000,000 shares of its common stock.

                                  -----------

The common stock is listed on the Nasdaq National Market under the symbol "CRGN." On November 3, 2000 the reported last sale price of the common stock on the Nasdaq National Market was $64.875 per share.

                                  -----------

Investing in the Common Stock involves risks. See "Risk Factors" beginning on page 4 of the Prospectus.

                                  -----------

                               PRICE $    A SHARE

                                  -----------

                                                   Price  Underwriting  Proceeds
                                                     to   Discounts and    to
                                                   Public  Commissions  Company
                                                   ------ ------------- --------
Per share.........................................  $         $           $
Total............................................. $          $          $

CuraGen has granted the underwriters the right to purchase up to an additional 600,000 shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares against payment on November , 2000.

                                  -----------

                              Joint Lead Managers

MORGAN STANLEY DEAN WITTER                                       LEHMAN BROTHERS

                                  -----------

DAIN RAUSCHER WESSELS
        BEAR, STEARNS & CO. INC.
              PRUDENTIAL VECTOR HEALTHCARE
                  a unit of Prudential Securities
                        THOMAS WEISEL PARTNERS LLC

     , 2000.

                               TABLE OF CONTENTS

                                  Page
                                  ----
      Prospectus Supplement
Prospectus Supplement Summary....  S-3
The Offering.....................  S-5
Special Note Regarding Forward-
 Looking Statements .............  S-6
Use of Proceeds..................  S-7
Common Stock Price Range.........  S-8
Dividend Policy..................  S-8
Capitalization...................  S-9
Underwriters..................... S-10
Validity of Common Stock......... S-12

                                  Page
                                  ----
           Prospectus
About This Prospectus............   2
Our Business.....................   2
Risk Factors.....................   4
Special Note Regarding Forward-
 Looking Statements..............  15
Use of Proceeds..................  16
The Securities We May Offer......  17
Description Of Capital Stock.....  17
Description Of Debt Securities...  22
Description Of Warrants..........  27
Legal Ownership Of Securities....  29
Plan Of Distribution.............  32
Legal Matters....................  33
Experts..........................  33
Where You Can Find More
 Information.....................  33
Incorporation Of Documents by
 Reference.......................  33

                        ABOUT THIS PROSPECTUS SUPPLEMENT

  You should read this prospectus supplement along with the accompanying prospectus carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the common stock offered hereby and the prospectus contains information about our securities generally. This prospectus supplement may add, update or change information in the prospectus. You should rely only on the information provided in this prospectus supplement, the accompanying prospectus or incorporated by reference in the accompanying prospectus. We have not authorized anyone to provide you with different information.

                         PROSPECTUS SUPPLEMENT SUMMARY

  This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that you should consider before deciding to invest in CuraGen stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to those statements, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters' over-allotment option.

                              CuraGen Corporation

  CuraGen is a drug discovery and development company that is using its technologies and expertise in genomics to identify and develop the next generation of pharmaceutical products to treat debilitating unmet medical needs. Our business plan consists of three parts:

  1) Develop leading technologies to discover genes and proteins, and to determine how these function in relation to disease;

  2) Continue deriving near term revenues by partnering these technologies and small molecule drug targets with leading pharmaceutical, biotech, and life science companies; and

  3) Apply these technologies and related gene and protein information to discover and develop proprietary therapeutics to treat unmet medical needs.

  To translate raw genomic data into information for making drugs, we have created a fully integrated Internet-based platform of technologies that will rapidly and efficiently:

  . Discover genes, their sequences and variations within these genes (known as "SNPs" or single nucleotide polymorphisms);

  .  Determine how these genes function within an organism;

  .  Identify the proteins encoded by these genes;

  .  Determine how these proteins interact within an organism; and

  . Determine the way potential drugs affect gene expression and related biological pathways.

  We partner our technologies and selected drug targets by establishing collaborations with large pharmaceutical, biotechnology and life science companies to augment their efforts in discovering and developing potential therapeutics based upon these drug targets, and in selecting which drug candidates to enter into the clinical phases of development. These collaborators have historically made equity investments in us and pay us for research and development work conducted on their behalf. In addition, these collaborators also provide milestone payments for reaching predetermined goals, and provide us with the opportunity to receive royalties based upon successfully commercializing products stemming from our collaborative research efforts. We are also applying our base of genomic technologies to discover small molecule drug targets. We intend to partner the development of these targets with large biotechnology and pharmaceutical companies that have the appropriate expertise in developing small molecule drugs. We have conducted research for Abgenix, Inc., Biogen, Inc., COR Therapeutics, Inc., DuPont/Pioneer Hi-Bred International, Inc., Gemini Genomics plc, Genentech, Inc., Glaxo-Wellcome, Inc., Hoffmann-La Roche Inc. and its affiliate, Roche Vitamins, Inc., and Ono Pharmaceuticals.

  Our scientists are using our Internet-based technology platform to discover and assemble information on genes and proteins for use in discovering and developing, and ultimately commercializing a proprietary line of protein and antibody therapeutic products. We have established internal development programs to discover and develop therapeutic products to treat obesity and diabetes, cancer, autoimmune and inflammatory diseases, and CNS disorders.

  To date, our discovery and development scientists have discovered and characterized nearly 300 novel drug targets, including 50 potential protein therapeutics, 96 antibody drug targets and 148 small molecule drug targets. Over 60% of our potential protein therapeutics have been tested in animals. Also, in conjunction with our collaborator, Abgenix, we have selected 30 antibody drug targets against which we intend to develop antibodies as potential therapeutics for cancer, inflammation and autoimmune disease. Over a five-year period, Abgenix and we intend to develop antibodies against 120 drug targets, test their efficacy as human therapeutics in cell and animal models, and develop the most promising candidates as human therapeutics.

  We have made significant progress in our research and preclinical development programs for novel protein and antibody therapeutics. We have observed in cell and animal models promising results from a number of the proteins that we have identified. We intend to develop a number of these proteins as potential treatments for obesity, type II diabetes, hypercholesterolemia and inflammatory bowel disease. We have also observed in cell and human blood serum promising results from a novel, fully human antibody that we discovered and may potentially develop as a treatment for various types of cancer. The development of all of these potential therapeutics is at a very early stage. Significant additional testing and development will be required before we can determine if any of these candidates will progress to clinical testing.


  We were incorporated in Delaware in 1991. Our principal executive offices are located at 555 Long Wharf Drive, 11th Floor, New Haven, Connecticut 06511 and our telephone number is (203) 401-3330. We maintain a web site at http://www.curagen.com. The contents of our web site are not a part of this prospectus supplement. Unless the context otherwise requires, the terms "CuraGen," "we," "us," and "our," refer to CuraGen Corporation and its subsidiaries.

                                  Stock Split

  On March 2, 2000, we approved a two-for-one stock split of our common stock, payable in the form of a stock dividend. The stock dividend was paid on March 30, 2000, to holders of record as of the close of business on March 15, 2000. We have adjusted all share and per share numbers in this prospectus supplement to reflect the stock dividend except for the share and per share numbers in our annual report on Form 10-K for fiscal year ended December 31, 1999.

  We are offering to sell shares of common stock and seeking offers to buy shares of common stock, only in jurisdictions where offers and sales are permitted. The information in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of the prospectus supplement or the sale of any common stock.

                                  THE OFFERING

 Common stock offered.......................................... 4,000,000 shares
 Common stock to be outstanding after the offering............. 41,289,025 shares
 Non-voting common stock to be outstanding after the offering.. 1,705,272 shares
 Overallotment option.......................................... 600,000 shares
 Use of proceeds............................................... For working capital and other general corporate
                                                                purposes. See "Use of
                                                                Proceeds."
 Dividend policy............................................... We have never declared or paid any cash
                                                                dividends on our capital
                                                                stock. We intend to
                                                                retain any future
                                                                earnings to finance the
                                                                growth and development
                                                                of our business and do
                                                                not anticipate paying
                                                                any cash dividends in
                                                                the foreseeable future.

 Nasdaq National Market symbol................................. CRGN

  The above information regarding shares to be outstanding after the offering excludes 7,686,797 shares issuable upon exercise of our outstanding options and warrants and conversion of our outstanding convertible notes.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  This prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future events or our future financial performance. These statements include but are not limited to statements regarding our intention to partner with biotechnology and pharmaceutical companies to develop small molecule drug targets, and our intention to develop the novel proteins and antibodies that we have discovered. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors" beginning on page 4 of the prospectus, that may cause our or our industry's actual results, levels of activity, performance or achievements to differ from those expressed or implied by such forward-looking statements. Before deciding to purchase our common stock you should carefully consider the risks described in the "Risk Factors" section of the prospectus, in addition to the other information set forth in this prospectus supplement, the prospectus and in the documents incorporated by reference in the prospectus.

  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform such statement to actual results except as required by law.

                                USE OF PROCEEDS

  We estimate that the net proceeds we will receive from this common stock offering will be approximately $246,025,000, after deducting the underwriting discount and estimated offering expenses and assuming a public offering price of $64.875 per share. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds will be approximately $283,003,750.

  We intend to use the net proceeds from this offering for general corporate purposes, including our internal discovery and development programs and the development of new technologies, general working capital and possible future acquisitions.

  We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities.

                            COMMON STOCK PRICE RANGE

  Since our initial public offering in March 1998, our common stock has traded on the Nasdaq National Market under the symbol "CRGN." The last reported bid price for our common stock on November 3, 2000 was $64.875 per share, and we had approximately 152 stockholders of record. The table below sets forth the high and low closing prices for our common stock during the periods indicated. All price data have been adjusted to give effect to our two-for-one stock split effected in the form of a stock dividend on March 30, 2000.

                                                             Common Stock Price
                                                             ------------------
                                                               High      Low
                                                             --------- --------
Fiscal Year ended December 31, 1998:
Quarter Ended:
  March 31, 1998 (from March 18, 1998)...................... $  6.4690 $ 5.7500
  June 30, 1998.............................................    6.2500   3.1250
  September 30, 1998........................................    4.0630   2.5000
  December 31, 1998.........................................    4.2500   2.6875
Fiscal Year ended December 31, 1999:
Quarter Ended:
  March 31, 1999............................................ $  3.6250 $ 3.0000
  June 30, 1999.............................................    4.0000   2.5315
  September 30, 1999........................................    9.2500   3.3750
  December 31, 1999.........................................   34.8750   6.9375
Fiscal Year ended December 31, 2000:
Quarter Ended:
  March 31, 2000............................................ $118.2500 $31.3130
  June 30, 2000.............................................   46.3130  23.3750
  September 30, 2000........................................   53.2812  32.3906
  December 31, 2000 (through November 3, 2000)..............   68.3125  37.0000

                                DIVIDEND POLICY

  We have never declared or paid any cash dividends on our capital stock. We intend to retain any future earnings to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

  The following table sets forth our capitalization:

  .  as of September 30, 2000; and

  . pro forma to give effect to the issuance and sale of the common stock, assuming a public offering price of $64.875, after deducting the underwriters' discounts and commissions and estimated offering expenses payable by us.

  The table excludes the following shares:

  . 763,036 shares subject to outstanding options we issued under our 1993 employee stock option plan, as of September 30, 2000 (we do not intend to issue any additional options under this plan);

  . 7,000,000 shares reserved for issuance under our 1997 employee stock option plan, of which 3,655,923 shares are subject to outstanding options, as of September 30, 2000;

  . 967,500 shares subject to outstanding warrants, as of September 30, 2000; and

  . 2,350,084 shares reserved for issuance upon conversion of our $150,000,000 convertible subordinated debentures, as of September 30, 2000.

  You should read this table with the financial statements and the notes thereto incorporated by reference in the prospectus.

                                                       September 30, 2000
                                                    --------------------------
                                                                      Pro
                                                       Actual        Forma
                                                    ------------  ------------
Cash and cash equivalents.......................... $244,556,268  $490,581,268
                                                    ============  ============
Long-term debt:
  6.00% Convertible Subordinated Debentures due
   2007............................................  150,000,000   150,000,000
  Obligations under capital leases, net of current
   portion.........................................    5,601,411     5,601,411
                                                    ------------  ------------
    Total long-term debt...........................  155,601,411   155,601,411
                                                    ------------  ------------
Minority interest..................................   15,797,787    15,797,787
                                                    ------------  ------------
Stockholders' equity:
  Common stock, Voting, $.01 par value: 250,000,000
   shares authorized; 37,232,623 shares issued and
   outstanding actual; 41,232,623 shares issued and
   outstanding pro forma...........................      372,326       412,326
  Common stock, Non-Voting, $.01 par value:
   3,000,000 shares authorized; 1,705,272 shares
   issued and outstanding actual and pro forma.....       17,053        17,053
  Additional paid-in capital.......................  156,060,509   402,045,509
  Accumulated deficit..............................  (73,073,894)  (73,073,894)
  Unamortized stock-based compensation.............     (196,910)     (196,910)
                                                    ------------  ------------
    Total stockholders' equity.....................   83,179,084   329,204,084
                                                    ------------  ------------
    Total capitalization........................... $254,578,282  $500,603,282
                                                    ============  ============

                                  UNDERWRITERS

  Under the terms and subject to the conditions contained in an underwriting
agreement dated      , the underwriters named below, for whom Morgan Stanley &
Co. Incorporated, Lehman Brothers Inc., Dain Rauscher Incorporated, Bear, Stearns & Co. Inc., Prudential Securities Incorporated and Thomas Weisel Partners LLC are acting as representatives, have severally agreed to purchase, and CuraGen has agreed to sell to the underwriters, severally, the respective number of shares of our common stock indicated opposite the names of the underwriters below:

                                                                       Number of
       Name                                                             Shares
       ----                                                            ---------
     Morgan Stanley & Co. Incorporated................................
     Lehman Brothers Inc. ............................................
     Dain Rauscher Incorporated.......................................
     Bear, Stearns & Co. Inc..........................................
     Prudential Securities Incorporated...............................
     Thomas Weisel Partners LLC.......................................
                                                                       ---------
         Total........................................................ 4,000,000
                                                                       =========

  The underwriters are offering the shares of common stock subject to their acceptance of the shares from CuraGen and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by us in this offering, other than those covered by the over-allotment option described below, if any such shares are taken.

  A prospectus in electronic format may be available on the web sites maintained by one or more of the lead managers of this offering and may also be made available on web sites maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders.

  The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents
a concession not in excess of $   a share under the public offering price. Any
underwriter may allow, and such dealers may reallow, a concession not in excess
of $   a share to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

  CuraGen has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 600,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised
in full, the total price to the public would be $          , the total
underwriters' discounts and commissions would be $           and total proceeds
to CuraGen would be $          .

  CuraGen's common stock is quoted on the Nasdaq National Market under the symbol "CRGN."

  CuraGen, our directors and executive officers and certain other stockholders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, he, she or it will not, during the period ending 90 days after the date of this prospectus:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

  The restrictions described in the previous paragraph do not apply to:

  .  the sale of shares to the underwriters;

  . the issuance by CuraGen of shares of common stock upon the exercise of an option or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

  . transactions by any person other than CuraGen relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares; and

  . the issuance by CuraGen of shares of common stock or any securities that are convertible into or exercisable for shares of our common stock within 90 days after the date of this prospectus supplement under certain circumstances in connection with mergers, acquisitions, other business combinations or strategic alliances and pursuant to our existing equity incentive plans.

  In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

  CuraGen and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  The managing underwriters have provided, and continue to provide, investment banking services to CuraGen.

  Due to the fact that one of the underwriters was organized within the last three years, we are providing you with the following information. Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 148 completed transactions, and has acted as a syndicate member in an additional 130 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

                            VALIDITY OF COMMON STOCK

  The validity of the shares of common stock we are offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. of Boston, Massachusetts, and for the underwriters by Ropes & Gray, of Boston, Massachusetts. Mintz Levin owns an aggregate of 7,073 shares of common stock and a warrant to purchase 6,000 shares of common stock. Attorneys of Mintz Levin own an aggregate of approximately 28,526 shares of common stock and a warrant to purchase 24,000 shares of common stock.

                                   PROSPECTUS

                              CURAGEN CORPORATION

                                  $500,000,000

                                  COMMON STOCK
                                PREFERRED STOCK
                                DEBT SECURITIES
                                    WARRANTS

   We may from time to time issue up to $500,000,000 aggregate principal amount of common stock, preferred stock, debt securities and/or warrants. We will specify in the accompanying prospectus supplement the terms of the securities. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement.

                               ----------------

                  INVESTING IN OUR SECURITIES INVOLVES RISKS.
                         SEE "RISK FACTORS" ON PAGE 4.

                               ----------------

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

                The date of this prospectus is October 17, 2000.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ABOUT THIS PROSPECTUS......................................................   2
OUR BUSINESS...............................................................   2
RISK FACTORS...............................................................   4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..........................  15
USE OF PROCEEDS............................................................  16
THE SECURITIES WE MAY OFFER................................................  17
DESCRIPTION OF CAPITAL STOCK...............................................  17
DESCRIPTION OF DEBT SECURITIES.............................................  22
DESCRIPTION OF WARRANTS....................................................  27
LEGAL OWNERSHIP OF SECURITIES..............................................  29
PLAN OF DISTRIBUTION.......................................................  32
LEGAL MATTERS..............................................................  33
EXPERTS....................................................................  33
WHERE YOU CAN FIND MORE INFORMATION........................................  33
INCORPORATION OF DOCUMENTS BY REFERENCE....................................  33

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

                                  OUR BUSINESS

   The following is only a summary. We urge you to read the entire prospectus, including the more detailed financial statements, notes to the financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our common stock involves risk. Therefore, carefully consider the information provided under the heading "Risk Factors" beginning on page 4.

   We are a genomics based drug discovery and development company. We develop and use technologies to discover genes and to understand how they function in order to accelerate the discovery and development of products to improve human health, animal health and to improve agricultural vitality. We conduct this work in collaboration with other pharmaceutical and biotechnology companies and on our own behalf through internal discovery and development programs.

   We make our technologies, processes and information systems accessible over the Internet, fully integrate them with one another to improve efficiency and ease of use, and rapidly generate comprehensive information about the following:

  . gene sequence; the order in which nucleotides (the building blocks of DNA) appear in a gene and control the function of the gene;

  . variations in gene sequences;

  . gene expression (the degree of gene activity);

  . biological pathways (the pathways that proteins follow in carrying out the biological functions of cells); and

  . the way potential drugs affect gene expression and the related biological pathways.

   Our base of technologies has three primary systems which consist of: proprietary technologies, automated processes, and software used to analyze and organize our biological databases. Each of our technologies is fully operational and has been commercialized:

  . SeqCalling(TM) which identifies sequences and discovers variations in gene sequences known as Single Nucleotide Polymorphisms, or SNPs;

  . GeneCalling(R), a patented technology that discovers genes and measures gene activity; and

  . PathCalling(R), a patented technology that analyzes the function and relationships between genes and the proteins these genes encode in biological pathways.

   In addition to accelerating the discovery of new drug candidates, we use our GeneCalling technologies, related biological databases, and software analysis tools to predict the potential efficacy and safety of drug candidates currently in pharmaceutical development pipelines, and to review the performance and side effects of drugs already being marketed. This approach, referred to as pharmacogenomics, is helping pharmaceutical companies develop more effective and safer drugs.

   We have unified our SeqCalling, GeneCalling and PathCalling technologies, processes and databases through a computer operating software program we refer to as GeneScape. GeneScape enables users to access our technologies over the Internet and provides researchers at multiple sites simultaneous, real-time access to our technologies, systems and databases, allowing them to collaborate on discovery and development projects. We plan to continue enhancing and building additional technologies that we will incorporate into the GeneScape operating software program.

   We market our technologies and gene information to pharmaceutical, biotechnology, agricultural and animal health companies through research collaborations. These collaborations typically provide current revenues, milestone payments for successful projects, and royalty-based revenues from our partners' drug development programs. We have conducted research for Abgenix, Inc., Biogen, Inc., COR Therapeutics, Inc., DuPont/Pioneer Hi-Bred International, Inc., Gemini Genomics plc, Genentech, Inc., Glaxo-Wellcome, Inc., Hoffmann-La Roche Inc. and its affiliate, Roche Vitamins, Inc. and Ono Pharmaceuticals.

   We also apply our suite of genomics technologies on our own behalf to build a broad portfolio of research programs that encompass drug discovery, drug development and pharmacogenomics. We have established internal programs to discover products to treat metabolic diseases, cancer, autoimmune and inflammatory diseases and disorders of the central nervous system. During the next five years, our objective is to systematically analyze the genetic basis of many common diseases, study how many commonly prescribed drugs work and identify their potentially adverse side effects, while building a proprietary pipeline of therapeutic products.

   We focus our efforts on research programs that address unmet medical needs and that we believe have the potential to yield products that can be commercialized in a relatively short time. At each stage, we plan to reevaluate the relative merits of continuing such programs solely through internal efforts or through research collaborations.

   The goal of our drug development programs is to advance promising therapeutic candidates into the FDA's clinical approval process. We currently focus on two broad classes of therapeutics: secreted proteins and fully human antibodies. We are currently evaluating the efficacy of a number of secreted proteins as potential human therapeutics using animal models. Antibodies are naturally occurring proteins used by the body's immune system to combat many diseases. As therapeutic products, antibodies have several potential advantages over other therapies such as reducing unwanted side effects that may occur with other therapies. Fully human antibodies are desirable because they avoid the risk of rejection present with mouse or partial mouse antibodies.

   We file patent applications to protect our genomics technologies, gene-related discoveries, products, information systems and proprietary databases, software and other methods and technology. As of October 3, 2000, we had approximately 435 patent applications pending with the United States Patent and Trademark Office, and had filed numerous corresponding international and foreign patent applications. As of October 3, 2000, the U.S. Patent Office has issued us 11 patents for aspects of our technologies, discoveries and products.

   We incorporated in Delaware in November 1991. Our principal executive offices are located at 555 Long Wharf Drive, 11th Floor, New Haven, Connecticut 06511. Our telephone number is (203) 401-3330. We maintain a web site on the Internet at http://www.curagen.com. We do not intend for the information in our web site to be considered part of this prospectus.

                                  RISK FACTORS

   Investing in our common stock is very risky. You should carefully consider the following risk factors and all other information contained in this prospectus and incorporated by reference before purchasing our securities. You should be able to bear a complete loss of your investment. See "Special Note Regarding Forward-Looking Statements."

We have a history of operating losses and expect to incur losses in the future and we may never achieve or maintain profitability.

   We have a limited operating history and we have experienced operating losses since our inception and expect these losses to continue for the next several years. We may never be profitable or achieve significant revenues. For example, we experienced net losses of $25,762,760 in 1999, $18,936,920 in 1998 and $7,290,434 in 1997. In order to develop our technologies, including expanding our SeqCalling, GeneCalling and PathCalling database development efforts, we expect to incur significant increases in our expenses over the next several years. In addition, we expect significant increases in expenses in connection with our internal research and product development programs. As a result, we expect to incur operating losses at least through 2002. Our ability to achieve significant revenues and profitability will depend upon obtaining additional research collaborations and subscribers for our SeqCalling, GeneCalling and PathCalling products, services and related databases and our internal development programs. We may not be able to obtain any additional research collaborations or enter into any additional subscription arrangements for products, services, databases or our internal development programs. As a result, we may never achieve or maintain profitability.

Our technologies and products are at an early stage of development and may never be commercially viable or successful.

   Our technologies and databases are still in the early stages of development and we have just begun to incorporate our technologies into commercialized products. Our products focus primarily on the development of diagnostic drugs to treat a variety of complex human and animal diseases and agronomic traits. There is limited scientific understanding generally relating to the role of genes in these diseases and traits, and few products based on gene discoveries have been developed and commercialized. Accordingly, even if we were successful in identifying genes, biological pathways or drug candidates associated with specific diseases or in identifying genes associated with certain agronomic traits, we or our collaborators may not be able to develop or commercialize products to improve human and animal health and the vitality of agriculture.

   In addition, our SeqCalling, GeneCalling and PathCalling products and services and the related databases are in the early stage of development. These products systematically analyze the genetic information contained within a cell to discover and develop novel therapeutic, agricultural and diagnostic products. Their success will depend upon our ability to use software tools to generate data concerning the following:

  . gene sequences;

  . gene variations;

  . the level of gene activity;

  . biological pathways; and

  . drug candidates.

   In addition, because of the complexity of such data, we may not be able to detect any design defects or software errors in our existing or future technologies and databases.

   Even if we or our collaborators develop products for commercial use, we may not be able to develop products that:

  . meet applicable regulatory standards, in a timely manner or at all;

  . successfully compete with other technologies and products;

  . avoid infringing the proprietary rights of others;

  . can be manufactured in sufficient quantities or at reasonable cost; or

  . can be marketed successfully.

   Due to the specialized nature of our products, there are a limited number of pharmaceutical, biotechnology and agricultural companies that are potential customers for our products and services. Additional reasons why there may not be a great demand for our products and services include:

  . our potential collaborators and subscribers may determine to conduct in-house gene research;

  . our competitors may offer similar services at competitive prices;

  . we may not be able to service satisfactorily our collaborators and subscribers;

  . others may publicly disclose or patent the proprietary information contained in our databases (including information related to gene expression, biological pathways or drug candidates); and

  . technological innovations may be discovered that are more advanced than those used by and available to us.

   If there is not sufficient demand for our products we may never generate enough revenues to become or stay profitable.

We may need to raise additional funding which may not be available on terms acceptable to us, or at all, harming our ability to implement our business plan.

   We anticipate that our existing capital resources are not sufficient to fund our future operating plans and we will need to raise significant additional capital. We established a substantial scientific infrastructure to develop our technologies and to add information to our databases. We used substantial amounts of cash to establish this infrastructure and expect our capital and operating expenses to increase over the next several years as we expand this infrastructure and our research and development activities. The amount of additional capital which we expect we will need to raise will depend on many factors, including:

  . the progress of our research programs;

  . the number and breadth of our research programs;

  . our ability to attract subscribers to our products and services;

  . the achievement of the milestones under certain of our existing collaborations;

  . our ability to establish and maintain additional collaborations;

  . the progress of our collaborators;

  . our activities relating to the commercialization rights we have retained in our collaborations;

  . the costs incurred in enforcing and defending our patent claims and other intellectual property rights; and

  . the costs and timing of obtaining regulatory approvals for any of our products to improve human and animal health and the vitality of agriculture.

   We expect to raise the additional capital we require through public or private equity offerings, debt financings or additional collaborations and licensing arrangements. Additional financing may not be available to us when we need it, or, if available, we may not be able to obtain such financing on terms favorable to us or our stockholders. If we raise additional capital by issuing equity securities, your ownership in us will be diluted. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish rights to certain of our technologies or product candidates, or to grant licenses on unfavorable terms. If we relinquish rights or grant licenses on unfavorable terms our revenues could decrease. If adequate funds are not available on terms acceptable to us, or at all, our business, financial condition and results of operations would be materially adversely affected.

We rely significantly on our collaborative partners, and if our partners reduce or stop funding our research efforts or terminate their collaborations with us entirely we may not be able to develop or commercialize our products.

   We rely on collaborators for the preclinical study and clinical development of therapeutics and for regulatory approval, manufacturing and marketing of products resulting from the application of our technology. We also intend to rely on certain collaborators for significant funding in support of our research efforts. It is important, then, that we enter into research collaborations and licensing arrangements with a variety of third parties so we can implement our strategy to develop and commercialize products for the health of humans and animals and the vitality of agriculture based upon our discoveries.

   Our agreements with collaborators typically allow them significant discretion to elect whether to pursue such activities. We cannot control the amount and timing of resources our collaborators devote to our programs or potential products. In addition, our collaborators can terminate their agreements with us any time the collaboration permits them to or if we materially breach the contract. We may not be able to maintain or expand existing collaborations or establish any additional research collaborations, licensing or subscription arrangements. For instance, Biogen and DuPont/Pioneer Hi-Bred, which together accounted for approximately 47% of our revenue in 1999 and 27% of our 2000 revenue through September 30, have opted not to renew the research portions of their collaborations with us. In addition, the research portions of our collaborations with Hoffmann-La Roche and COR Therapeutics are up for renewal prior to January 2001. If any of our collaborators were to not renew, breach or terminate its agreement with us or otherwise fail to conduct collaborative activities successfully and in a timely manner, the preclinical or clinical development or commercialization of product candidates or research programs would be delayed or terminated. Moreover, if funding from one or more of our collaborative programs were reduced or terminated, we would need to devote additional internal resources to product development, scale back or terminate certain research development programs or seek alternative collaborators. Disputes may arise in the future with respect to the ownership of rights to any technology developed with our collaborators. These and other possible disagreements between collaborators and us could lead to delays in the collaborative research, development or commercialization of certain therapeutic, agricultural or diagnostic products, or could require or result in litigation or arbitration to resolve. If our collaborative partners reduce or stop funding our research efforts, or terminate their collaborations with us, we may not be able to develop or commercialize our products. Such disputes could materially adversely affect our business.

We face intense competition which is likely to increase and could result in reduced acceptance and demand for our technologies and products.

   We face, and will continue to face, intense competition from one or more of the following entities:

  . pharmaceutical companies;

  . biotechnology companies;

  . diagnostic companies;

  . academic and research institutions; and

  . government agencies.

   We are also subject to significant competition from organizations that are pursuing technologies and products that are the same as or similar to our technology and products. Many of the organizations competing with us have greater capital resources, research and development staffs and facilities and marketing capabilities. In addition, research in the field of genomics generally is highly competitive. Our competitors in the genomics area include:

  . Human Genome Sciences, Inc.;

  . Millennium Pharmaceuticals, Inc.;

  . Myriad Genetics, Inc.;

  . major pharmaceutical companies; and

  . universities and other research institutions (including those receiving funding from the federally funded Human Genome Project).

   We believe that our future success will depend in large part on our ability to maintain a competitive position in the genomics field. Before we recover development expenses for our products or technologies, such products or technologies may become obsolete as a result of technological developments by us or others. New technologies which are less expensive or more effective could make our products obsolete. We may not be able to make the enhancements to our technology necessary to compete successfully with newly emerging technologies.

   A number of our competitors are attempting to rapidly identify and patent genes and gene fragments sequenced at random, typically without specific knowledge of the function of such genes or gene fragments. If our competitors discover or characterize important genes or gene fragments before we do, it could adversely affect any of our related disease research programs. We expect that competition in genomics research will intensify as technical advances are made and become more widely known. As a result, there may be reduced acceptance and demand for our technologies and products.

If our patent applications do not result in issued patents, then our competitors may obtain rights to commercialize our discoveries, which would harm our competitive position.

   Our business and competitive position depend upon our ability to protect our SeqCalling, GeneCalling and PathCalling proprietary databases, proprietary software and other proprietary methods and technology and related discoveries. Our commercial success also depends in part on obtaining patent protection on genes and proteins for which we or our collaborators or subscribers discover utility and on products, methods and services based on such discoveries. We have applied for patent protection on novel genes and proteins, novel mutants of known genes and their uses, partial sequences of novel proteins and their gene sequences and uses, and novel uses for previously identified genes discovered by third parties. We also seek patent protection for our therapeutic, diagnostic and drug screening methods and products. We have filed patent applications for our proprietary methods and devices for gene expression analysis, sequencing, discovery of biological pathways and for development. As of October 3, 2000, we had approximately 435 patent applications pending covering our technologies with the United States Patent and Trademark Office, and had filed numerous corresponding international and foreign patent applications. As of October 3, 2000, our patent applications have resulted in 11 issued patents with respect to aspects of our technology.

   Patent law relating to the scope of claims in the technology fields in which we operate is still evolving. The degree of future protection for our proprietary rights is uncertain. Furthermore, third parties may independently develop similar or alternative technologies, duplicate any of our technologies, or, if patents are issued to us, design around the patented technologies developed by us. We cannot predict whether our pending patent applications will result in the issuance of valid patents. Litigation, which could result in substantial cost to us, may be necessary to enforce our patent and proprietary rights and/or to determine the scope and validity of others' proprietary rights. We may participate in interference proceedings that may in the future be declared by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost to us. The outcome of any such litigation or interference proceeding might not be favorable to us. If our patent applications do not result in issued patents, we may not be able to compete effectively.

If the scope of our issued patents does not provide us with sufficient protection of our intellectual property from our competitors we may not be able to compete effectively.

   The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including us, are uncertain and involve complex legal and factual questions. The scope of our issued patents may not protect our technologies and products because:

  . our pending patent applications may not result in issued patents;

  . additional proprietary technologies we develop, if any, may not be patentable;

  . patents issued to us or our collaborative customers may not provide a basis for commercially viable products;

  . patents issued to us or our collaborative customers may not provide us with any competitive advantages;

  . patents issued to us or our collaborative customers may be challenged or circumvented or invalidated by third parties; and

  . patents issued to others may have an adverse effect on our ability to do business.

   The public availability of expressed sequence tags, genomic sequence information or other sequence information prior to the time we apply for patent protection on a corresponding full-length or partial gene could adversely affect our ability to obtain patent protection with respect to such gene or gene sequences. We may not be able to obtain further patents for our products or methods, or, if we are able to obtain further patents, these patents may not provide us with substantial protection or be commercially beneficial. The issuance of a patent is not conclusive as to its validity or enforceability, nor does it provide the patent holder with freedom to operate without infringing the patent rights of others. Third parties could initiate lawsuits against us to challenge our patents and, if we lose, our competitors could be free to use the subject matter covered by the patent, or we may license the technology to others to settle such litigation. If a court invalidates key patents that we own or license or the U.S. Patent Office does not approve our pending patent applications we may not be able to compete effectively in the marketplace.

If we infringe upon third parties' patents, those parties could sue us for patent infringement or they could require us to pay licensing fees which could increase our expenses.

   Our competitors and other groups are attempting to rapidly identify and characterize genes through the use of gene expression analysis and other technologies. To the extent any patents issue to other parties on such partial or full-length genes or uses for such genes, the risk increases that the sale of potential products, including therapeutics, or processes developed by us or our collaborators may give rise to claims of patent infringement. We have sought and intend to continue seeking patent protection for novel uses for genes and proteins which may have been patented by third parties. In such cases, we would need a license from the holder of the patent with respect to such gene or protein in order to make, use or sell such gene or protein for such use. We may not be able to acquire such licenses on commercially reasonable terms, if at all.

   In addition, others may have filed and in the future are likely to file patent applications covering genes or gene products that are similar or identical to our products. Any such patent application may have priority over our patent applications. Any legal action against us or our collaborators claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require us or our collaborators to obtain a license in order to continue to manufacture or market the affected products and processes or could enjoin us from continuing to manufacture or market the affected products and processes. We or our collaborators might not prevail in any such action or that any license required under any such patent would be made available on commercially acceptable terms, if at all. We believe that there may be significant litigation in the industry regarding patent and other intellectual property rights. If we become involved in such litigation, it could consume a substantial portion of our managerial and financial resources.

   A third party has indicated to us that it believes at some time in the future we may be required to obtain a license in order to perform certain processes that we use in the conduct of our business. We believe that, if required, such license would be available on commercially reasonable terms.

If our security measures do not protect our proprietary technologies, we may not be able to protect our trade secrets harming our competitive position.

   We rely upon trade secret protection for some of our confidential and proprietary information that is not subject matter for which patent protection is being sought. We believe that we have developed proprietary technology, processes and information systems for use in gene expression, biological pathway and molecular target discovery, including proprietary biological protocols, instrumentation, robotics and automation, software and an integrated bioinformatics system. In addition, we have developed databases of proprietary gene expression patterns and sequencing, human genetic variations, biological pathways and the effects of drugs on gene expression which we update on an ongoing basis and which can be accessed over the Internet. We have taken security measures to protect our proprietary technologies, processes, information systems and data and continue to explore ways to enhance such security. Such measures, however, may not provide adequate protection for our trade secrets or other proprietary information. While we require employees, academic collaborators and consultants to enter into confidentiality and/or non- disclosure agreements where appropriate, any of the following could still occur:

  . third parties could disclose proprietary information about us;

  . others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technology; or

  . we may not be able to meaningfully protect our trade secrets.

   If our competitors learn our trade secrets, we may not be able to compete effectively in the market.

If we cannot retain commercialization rights for our technologies and products we may not realize revenue from those technologies and products.

   In our research collaborations, we seek to retain commercialization rights for the development and marketing of certain products or services to improve human and animal health and the vitality of agriculture. We may not be successful in retaining such rights and we have not developed any pharmaceutical, agricultural or diagnostic products or services to date. We may seek to commercialize any future retained rights, as well as any products developed in our internal development programs, directly or through collaborations with others. The value of these rights and products, if any, will be largely derived from our gene expression, biological pathway and drug screening efforts, the success of which is also uncertain. Even if we identify and label relevant disease-related genes, biological pathways and/or drug candidates, we do not currently have sufficient infrastructure, including manufacturing and marketing, to commercialize our retained rights. If we seek to commercialize retained rights and products developed internally through joint ventures or research collaborations, we may be required to relinquish material rights on terms that may not be favorable to us. If we cannot retain and develop commercialization rights for our technologies and products we may not realize revenue from those technologies and products.

If we, or our collaborators, do not comply with government regulations, we may not be able to develop or sell our technologies and products.

   Prior to the marketing of any new drug developed by us or our collaborative customers, that new drug must undergo an extensive regulatory approval process in the United States and other countries. This regulatory process includes preclinical and clinical studies, as well as post-marketing surveillance to establish a compound's safety and efficacy, and can take many years and require substantial resources. Data obtained from such studies are susceptible to varying interpretations that could delay, limit or prevent regulatory approval.

   The rate of completion of clinical trials is dependent upon, among other factors, the enrollment of patients. Patient accrual is a function of many factors, including:

  . the size of the patient population;

  . the proximity of patients to clinical sites;

  . the eligibility criteria for the study; and

  . the existence of competitive clinical trials.

   Delays in planned patient enrollment in clinical trials may result in increased costs, program delays, or both. We may encounter delays or rejections based upon changes in United States Food and Drug Administration policies for drug approval during the period of product development and FDA regulatory review of each submitted new drug application, in the case of new pharmaceutical agents, or product license application in the case of biologics. We may also encounter similar delays in the regulatory approval of any diagnostic product and in obtaining regulatory approvals in foreign countries. Under current guidelines, proposals to conduct clinical research involving gene therapy at institutions supported by the National Institutes of Health must be approved by the Recombinant DNA Advisory Committee and the National Institutes of Health. Because some of the products that result from our disease research programs involve new technologies and may be based upon a new therapeutic approach, such products may be subject to substantial additional review by various government regulatory authorities and, as a result, we may obtain regulatory approvals more slowly than for products using more conventional technologies.

   Even if we obtain regulatory approval for and market a product, such product and its manufacturer are subject to continuing review. We may be adversely affected by the discovery of previously unknown problems with a product, including withdrawal of the product from the market. We could incur various adverse consequences as a result of any of the following events:

  . violations of regulatory requirements at any stage, including preclinical studies and clinical trials, the approval process or post- approval;

  . the FDA's delay in approval or refusal to approve a product;

  . withdrawal of an approved product from the market; or

  . the imposition of criminal penalties against the manufacturer and new drug application or product license application holder.

   We have not submitted an investigational new drug application for any product candidate of ours, and no product candidate has been approved for commercialization in the United States or elsewhere. With respect to our internal discovery and drug programs, we may rely on our collaborators to file investigational new drug applications and generally direct the regulatory approval process. We or any of our collaborators may not be able to conduct clinical testing or obtain the necessary approvals from the FDA or other regulatory authorities for any products. If we do not obtain required governmental approvals we may delay or preclude our collaborators from marketing drugs or diagnostic products developed by us or limit the commercial use of such products.

We use hazardous materials and chemicals in our business and any disputes relating to improper handling, storage or disposal of these materials could be time consuming and costly.

   Our research and development activities involve the controlled use of hazardous materials and chemicals. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, third parties could hold us liable for any damages that result and any liability could exceed our resources.

If we fail to retain our key personnel and hire, train and retrain qualified employees, we may not be able to develop or commercialize our technologies.

   We depend on the principal members of our management and scientific staff, including Dr. Jonathan M. Rothberg, our Chief Executive Officer, President and Chairman of the Board. We have not entered into employment agreements with any of the principal members of our management or scientific staff that bind any of them to a specific term of employment. We maintain key person life insurance on the life of Dr. Rothberg in the amount of $2,000,000. Our future success also will depend in part on the continued services of our key scientific and management personnel and our ability to attract, hire and retain additional personnel. There is intense competition for such qualified personnel and there can be no assurance that we will be able to continue to attract and retain such personnel. If we fail to retain our key personnel and hire, train and retrain qualified employees, we may not be able to develop or commercialize our technologies.

If we do not retain our current licensed technologies and acquire new ones, we might not be able to pursue our research and development activities.

   We have acquired or licensed certain components of our technologies from third parties. If any third party changed or terminated their licensing agreements with us, we may not be able to obtain the components we need to develop our technologies In addition, some of our licenses impose an obligation on us to market the licensed technology to third parties. If we breach any of these licenses or fail to maintain rights to such technology we may not be able to continue our research and development activities or begin new ones.

The government has certain rights to funded technologies and we may have to provide some of our technology for free which could increase our expense without a corresponding increase in revenue.

   Under existing government grants and agreements, the government has a statutory right to practice or have practiced and, under certain circumstances (including inaction on our part or our licensees to achieve practical application of the invention or a need to alleviate public health or safety concerns not reasonably satisfied by us or our licensees), to grant to other parties licenses under, any inventions first reduced to practice under the government grants and agreements. If the government exercises its rights to obtain our technologies for free we could experience an increase in expenses without a corresponding increase in revenues.

If we fail to maintain our relationships with our academic collaborators and scientific advisors, or acquire new relationships, we may not be able to research or develop new technologies or products.

   We have relationships with collaborators and consultants at academic and other institutions who conduct research at our request. Such collaborators and consultants are not our employees. Substantially all of our collaborators and consultants are employed by employers other than us and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. As a result, we have limited control over their activities and, except as otherwise required by our collaboration and consulting agreements, can expect only limited amounts of their time to be dedicated to our activities. Our ability to discover genes and biological pathways involved in human disease and commercialize products based on those discoveries may depend in part on continued collaborations with researchers at academic and other institutions. We may not be able to negotiate additional acceptable collaborations with collaborators or consultants at academic and other institutions, which could hinder our ability to research and develop new technologies and products.

   Our academic collaborators, consultants and scientific advisors may have relationships with other commercial entities, some of which could compete with us. Our academic collaborators, consultants and scientific advisors sign agreements which provide for confidentiality of our proprietary information and of the results of studies. We may not be able to maintain the confidentiality of our technology and other confidential information in connection with every academic collaboration or advisory arrangement, and any unauthorized dissemination of our confidential information could harm our competitive position.

We have a lengthy sales cycle for our technologies and products that can increase our expenses without a corresponding increase in revenue.

   Our ability to obtain collaborators and subscribers for our products and services depends in significant part upon the perception that such products and services can help accelerate drug discovery and development efforts. Our sales cycle is typically lengthy because we must educate our customers about our products and sell the benefits of our products and services to a variety of constituencies within potential collaborators and subscribers, including research and development personnel and key management. In addition, each subscription and collaboration involves the negotiation of agreements containing terms that may be unique to each subscriber or collaborator. If we decide to seek collaborators to assist us in our discovery and development programs, the education, sales and negotiation efforts related to any such collaborations may lengthen the sales cycle of our products. We may expend substantial funds and management effort without generating a database subscription or a collaboration. As a result, we would increase our expenses without a corresponding increase in revenues.

We anticipate that our quarterly operating results will fluctuate which could have an adverse effect on our stock price.

   Our results of operations historically have fluctuated on a quarterly basis and can be expected to continue to fluctuate. In fiscal year 2000 our net loss per common share was $0.14 for the three month period ending on March 31, 2000 and $0.30 for the six month period ending on June 30, 2000. We expect that losses will continue to fluctuate from quarter to quarter and that such fluctuations may be substantial. Quarterly operating results can fluctuate as a result of a number of factors, including the following:

  . the level of investment in our discovery and development programs and related databases;

  . the commencement, delay, cancellation or completion of contracts;

  . the timing of option, license and milestone payments under our agreements;

  . the mix of services provided by us;

  . the timing of start-up expenses for new services and facilities; and

  . the timing and integration of acquisitions and changes in regulations related to our products and services.

   We believe that quarterly comparisons of our financial results are not necessarily meaningful and you should not rely on them as an indication of our future performance. In addition, fluctuations in quarterly results could adversely affect the market price of our common stock in a manner unrelated to our long-term operating performance.

If we produce our own pharmaceutical products in the future, we may not have the resources to bring them to market.

   Although we are not in clinical trials with our own pharmaceutical products, any products we develop in the future will require significant research and development and preclinical testing, and will require extensive clinical testing prior to submission of any regulatory application for commercial use. If we undertake these activities without the collaboration of others, we may need to expend significant funds. Such potential pharmaceutical products will be subject to the risks of failure inherent in the development of pharmaceutical products based on new technologies. These risks include the possibility that:

  . the products will be unsafe or ineffective or otherwise fail to receive necessary regulatory clearances;

  . the products, if safe and effective, will be difficult to manufacture on a large scale or be uneconomical to market;

  . proprietary rights of third parties will preclude us or our partners from marketing such products; or

  . third parties will market superior or equivalent products.

   As a result, we may not be able to develop any commercially viable products. Clinical trials or marketing of any such potential pharmaceutical products may expose us to liability claims from the use of such pharmaceutical products. We may not be able to obtain product liability insurance or maintain sufficient coverage at a reasonable cost. In addition, should we choose to develop pharmaceutical products internally, we will have to make significant investments in pharmaceutical product development, marketing, sales and regulatory compliance resources, and we will have to establish or contract for the manufacture of products under the Good Manufacturing Practices of the FDA. We may not have the resources to develop or commercialize successfully any potential pharmaceutical products.

The uncertainty associated with pharmaceutical pricing, reimbursement and related matters may adversely affect our business.

   The continuing efforts of government and third party payors to contain or reduce the costs of health care through various means may materially adversely affect our business, financial condition and results of operations. In certain foreign markets, pricing and profitability of prescription pharmaceuticals are subject to government control. In the United States, we expect that there will continue to be a number of federal and state proposals to implement similar government control. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of pharmaceutical and diagnostic products. Cost control initiatives could decrease the price that we or any of our subscribers and collaborators receive for any products in the future and may have a material adverse effect on our revenues and results of operations. Further, to the extent that cost control initiatives have a material adverse effect on our subscribers or collaborators, our ability to commercialize our products and to realize royalties could be adversely affected.

   Our ability and the ability of any of our subscribers or collaborative customers to commercialize pharmaceutical or diagnostic products may depend in part on the extent to which reimbursement for the products will be available from government and health administration authorities, private health insurers and other third party payors. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Third party payors, including Medicare, increasingly are challenging the prices charged for medical products and services. Government and other third party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new pharmaceutical or diagnostic products and by refusing in some cases to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. Third party insurance coverage might not be available to patients for any products discovered and developed by us or our subscribers or collaborators. If adequate coverage and reimbursement levels are not provided by government and other third party payors for our products, the market acceptance of these products may be reduced. Any such reduction may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our stock price has been and may continue to be volatile and you could lose all or part of your investment.

   The market price of our common stock since our initial public offering in March 1998 has been volatile. This volatility has been caused, and will in the future continue to be caused by the following factors, some of which are beyond our control:

  . announcements of our results of research activities;

  . our own publications;

  . quarterly variations in our operating results;

  . new collaborative agreements;

  . technological innovations by ourselves and our competitors;

  . announcements of new commercial products and initiatives by us, collaborative partners or competitors;

  . changes in government regulation or new regulatory actions;

  . changes in patent laws;

  . developments concerning proprietary rights;

  . developments in litigation initiated by or against us; and

  . fluctuations in the stock market price and volume of traded shares generally, especially fluctuations in the traditionally volatile technology and biotechnology sectors.

   Our stock price could drop below the price you paid for your shares. As a result, you could lose all or part of your investment.

We must sell a substantial number of additional shares of common stock, which could adversely affect the trading price of our common stock.

   We have a substantial number of shares of common stock subject to stock options and warrants. We cannot predict the effect, if any, that future sales of shares of common stock, or the availability of shares of common stock for future sale, will have on the market price of our common stock. Sales of substantial amounts of common stock (including shares issued upon the exercise of stock options or warrants), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future events or our future financial performance. These statements include but are not limited to statements regarding (i) our plan to build additional technologies and to enhance our GeneScape platform and to systematically analyze the genetic basis of many common diseases, (ii) the expected transformation of the pharmaceutical industry and our opportunity with respect thereto, (iii) the likely success of our technologies, (iv) the expected benefits of the linkage to be provided by our PathCalling systems, (v) the expected benefits, effects, efficiency and performance of our services and products, (vi) our ability (a) to overcome the limitations of competing technologies, processes and databases by condensing key steps in gene-based discovery and development, (b) to develop, through our products and services, the next generation of therapeutic products for important complex diseases, (c) to populate our databases, and (d) to develop, in a timely fashion, a broad portfolio of research programs that encompass drug discovery, drug development and pharmacogenomics, (vii) the capacity of our products to predict the efficiency and safety of drugs already on the market, (viii) the suitability of CuraGen discovered genes and proteins involved in diabetes, hypertension and ischemic stroke as targets for small molecule drug development and (ix) the expected future levels of losses, operating expenses and material commitments. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors" that may cause our or our industry's actual results, levels of activity, performance or achievements to differ from those expressed or implied by such forward-looking statements. Before deciding to purchase our securities you should carefully consider the risks described in the "Risk Factors" section, in addition to the other information set forth in this prospectus and in the documents incorporated by reference herein.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform such statement to actual results except as required by law.

                                USE OF PROCEEDS

   We intend to use the net proceeds from this offering for general corporate purposes, including our internal discovery and development programs and the development of new technologies, general working capital and possible future acquisitions.

   We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities.

                          THE SECURITIES WE MAY OFFER

   The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

                          DESCRIPTION OF CAPITAL STOCK

   The following description of our capital stock and certain provisions of our certificate of incorporation and bylaws is a summary and are qualified in its entirety by the provisions of our certificate of incorporation and bylaws.

   Our authorized capital stock consists of 250,000,000 shares of common stock, par value of $.01 per share, 3,000,000 shares of non-voting common stock, par value of $.01 per share and 5,000,000 shares of preferred stock, par value of $.01 per share.

Common Stock

   Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of our common stock are entitled to receive ratably such dividends as are declared by the Board of Directors out of funds legally available therefore except that
(a) no cash dividends will be declared and paid on the common stock unless at the same time an equal cash dividend is declared and paid, per share, on the non-voting common stock, and (b) no dividend of property (including our capital stock) will be declared and paid on the common stock unless a dividend of an equal amount of the same property has also been declared and paid, per share, on the non-voting common stock. We have never declared or paid any cash dividends on our capital stock. In the event we liquidate, dissolve or wind up the affairs of our business, holders of common stock and non-voting common stock have the right (together as one class) to a ratable portion of assets remaining after the payment of all debts and other liabilities. Holders of our common stock have neither preemptive rights nor rights to convert their common stock into any other securities and are not subject to future calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares issuable upon conversion of the securities will be, fully paid and non-assessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of our shares of preferred stock that we may designate and issue in the future.

Non-Voting Common Stock

   Except as provided under the Delaware General Corporate Law, the holder of our non-voting common stock are not entitled to vote on any matters submitted to a vote of stockholder. The holder of our non-voting common stock are entitled to receive ratably such dividends as are declared by the Board of Directors out of funds legally available therefore, except that (a) no cash dividends will be declared and paid on our non-voting common stock unless at the same time an equal cash dividend is declared and paid, per share, on our common stock, and (b) no dividend of property (including capital stock) will be declared and paid on our non-voting common stock unless a dividend of an equal amount of the same property has also been declared and paid, per share, on our common stock. We have never declared or paid any cash dividends on our capital stock. In the event we liquidate, dissolve or wind up the affairs of our business, holder of our non-voting common stock and common stock have the right (together as one class) to a ratable portion of assets remaining after the payment of all debts and other liabilities. Holder of our non-voting common stock have the right, at any time, to convert each share of non-voting common stock into shares of common stock at the rate of one share of common stock for each share of non-voting common stock. In addition, upon the transfer of beneficial ownership of any shares of non-voting common stock, those shares will be automatically converted into shares of common stock at the rate of one share of common stock for each share of non-voting common stock. This automatic conversion will not apply if that transfer is made to (1) a majority-owned subsidiary of Genentech, (2) a corporation of which Genentech is a wholly-owned subsidiary ("Genentech Parent"), or (3) a wholly owned subsidiary of the Genentech Parent; except that if that transfer is made to a wholly-owned subsidiary of Genentech or the Genentech Parent and that wholly-owned subsidiary ceases to be a wholly-owned subsidiary of Genentech or the Genentech Parent, then those shares will be automatically converted into shares of our common stock at the rate of one share of common stock for each share of non-voting common stock. Holder of our non-voting common stock do not have preemptive rights and are not subject to future calls or assessments. There are no redemption or sinking fund provisions applicable to our non-voting common stock. The rights, preferences and privileges of the holder of our non-voting common stock are subject to, and may be adversely affected by, the rights of the holders of shares of preferred stock that we may designate and issue in the future.

Preferred Stock

   Our charter authorizes our board of directors to issue preferred stock in one or more series and to determine the voting rights, dividend rights, liquidation preferences, conversion rights, redemption rights, including sinking fund provisions and redemption prices, and other terms and rights of each series of preferred stock. We will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in the certificate of designation relating to that series. We will incorporate by reference as an exhibit to the registration statement which includes this prospectus the form of any certificate of designation which describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include:

  . the title and stated value;

  . the number of shares we are offering;

  . the liquidation preference per share;

  . the purchase price;

  . the dividend rate, period and payment date, and method of calculation for dividends;

  . whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

  . the procedures for any auction and remarketing, if any;

  . the provisions for a sinking fund, if any;

  . the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

  . any listing of the preferred stock on any securities exchange or market;

  . whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

  . whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

  . voting rights, if any, of the preferred stock;

  . preemption rights, if any;

  . restrictions on transfer, sale or other assignment, if any;

  . whether interests in the preferred stock will be represented by depositary shares;

  . a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

  . the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

  . any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

  . any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

   When we issue share of preferred stock under this prospectus, the shares will fully be paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

   The General Corporation Law of Delaware provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

   The preferred stock could have other rights, including economic rights senior to our common stock, so that the issuance of the preferred stock could adversely affect the market value of our common stock. The issuance of the preferred stock may also have the effect of delaying, deferring or preventing a change in control of us without any action by the stockholders.

Registration Rights

   One of our stockholders has registration rights. After December 8, 2000, Abgenix will have demand and piggyback registration rights with respect to 837,990 shares of common stock. Demand registration rights entitle the holder to cause us to register its shares of common stock. Piggyback registration rights allow the holder to include its shares of common stock in registration statements that we file.

   In connection with the exercise of registration demands by certain of our stockholders, we have filed with the SEC two registration statements on Form S-3, which were declared effective on March 8, 2000 and June 30, 2000, respectively. These registration statements registered in the aggregate 8,242,856 shares of common stock, consisting of 1,955,272 shares of common stock which we will issue to Genentech upon Genentech's conversion of that same number of shares of non-voting common stock held by Genentech, 1,500,000 shares held by Pequot Partners Fund, L.P., 1,500,000 shares held by Pequot International Fund, Inc., 2,350,084 shares issuable upon conversion of our 6% Convertible Subordinated Debentures due 2007, and 937,500 shares of common stock which we will issue to holders of our warrants upon their exercise of those warrants.

Anti-Takeover Effects of Provisions of Our Charter and Bylaws

   Our certificate of incorporation provides for our board of directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Stockholders have no cumulative voting rights, and the stockholders representing a majority of the shares of common stock outstanding are able to elect all of the directors.

   The stockholders may amend our bylaws or adopt new bylaws, only by the affirmative vote of 66 2/3% the outstanding voting securities. A special meeting of the stockholders may be called by the affirmative vote of a majority of our Board of Directors. These provisions may have the effect of delaying, deferring or preventing a change in control.

   The classification of our board of directors and lack of cumulative voting will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

   These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies of our board of directors and to discourage certain types of transactions that may involve an actual or threatened change in control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy rights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of the our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Section 203 of the Delaware General Corporation Law

   We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

  . prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

  . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

   In general, Section 203 defines "business combination" to include the following:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  . subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

   In general, Section 203 defines "interested stockholder" as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

   American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

                         DESCRIPTION OF DEBT SECURITIES

   The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

   We will issue the senior notes under the senior indenture which we will enter into with a trustee to be named in the senior indenture. We will issue the subordinated notes under the subordinated indenture which we will enter into with a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term "indentures" to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term "debenture trustee" to refer to either the senior trustee or the subordinated trustee, as applicable.

   The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

   We conduct some of our operations through our subsidiaries. Our rights and the rights of our creditors, including holders of debt securities, to the assets of any subsidiary of ours upon that subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary's creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. Our subsidiaries' creditors would include trade creditors, debt holders, secured creditors and taxing authorities. Except as we may provide in a prospectus supplement, neither the debt securities nor the indentures restrict us or any of our subsidiaries from incurring indebtedness.

General

   We will describe in each prospectus supplement the following terms relating to a series of notes:

  . the title;

  . any limit on the amount that may be issued;

  . whether or not we will issue the series of notes in global form, the terms and who the depository will be;

  . the maturity date;

  . the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

  . whether or not the notes will be secured or unsecured, and the terms of any secured debt;

  . the terms of the subordination of any series of subordinated debt;

  . the place where payments will be payable;

  . our right, if any, to defer payment of interest and the maximum length of any such deferral period;

  . the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

  . the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of notes;

  . whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

  . whether we will be restricted from incurring any additional indebtedness;

  . a discussion on any material or special United States federal income tax considerations applicable to the notes;

  . the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

  . any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

   We will set forth in the prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of notes receive would be subject to adjustment.

Consolidation, Merger or Sale

   The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

Events of Default Under the Indenture

   The following are events of default under the indentures with respect to any series of notes that we may issue:

  . if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

  . if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

  . if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

  . if specified events of bankruptcy, insolvency or reorganization occur as to us.

   If an event of default with respect to notes of any series occurs and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

   The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

   Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the notes of that series, provided that:

  . the direction so given by the holder is not in conflict with any law or the applicable indenture; and

  . subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

  . A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

  . the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

  . the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

  . the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

   These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

   We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

   We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

  . to fix any ambiguity, defect or inconsistency in the indenture; and

  . to change anything that does not materially adversely affect the interests of any holder of notes of any series.

   In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

  . extending the fixed maturity of the series of notes;

  . reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any notes; or

  . reducing the percentage of notes, the holders of which are required to consent to any amendment.

Discharge

   Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

  . register the transfer or exchange of debt securities of the series;

  . replace stolen, lost or mutilated debt securities of the series;

  . maintain paying agencies;

  . hold monies for payment in trust;

  . compensate and indemnify the trustee; and

  . appoint any successor trustee.

   In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange, and Transfer

   We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See "Legal Ownership of Securities" for a further description of the terms relating to any book-entry securities.

   At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

   Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

   We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

   If we elect to redeem the notes of any series, we will not be required to:

  . issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

  . register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

Information Concerning the Debenture Trustee

   The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

   Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

   We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

   All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

   The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

   The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

                            DESCRIPTION OF WARRANTS

   The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General

   We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities.

   We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We will enter into the warrant agreement with a warrant agent. Each warrant agent will be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

   We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

  . the offering price and aggregate number of warrants offered;

  . the currency for which the warrants may be purchased;

  . if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

  . if applicable, the date on and after which the warrants and the related securities will be separately transferable;

  . in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

  . in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

  . the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

  . the terms of any rights to redeem or call the warrants;

  . any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

  . the dates on which the right to exercise the warrants will commence and expire;

  . the manner in which the warrant agreement and warrants may be modified;

  . federal income tax consequences of holding or exercising the warrants;

  . the terms of the securities issuable upon exercise of the warrants; and

  . any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

   Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

  . in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

  . in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

   Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. Boston, Massachusetts time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

   Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

   Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights By Holders of Warrants

   Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

                         LEGAL OWNERSHIP OF SECURITIES

   We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the "holders" of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as "indirect holders" of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

   We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

   Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

   As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

   We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in "street name." Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

   For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

   Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

   For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

   If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

  . how it handles securities payments and notices;

  . whether it imposes fees or charges;

  . how it would handle a request for the holders' consent, if ever required;

  . whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

  . how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

  . if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

Global Securities

   A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

   Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

   A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under "--Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

   If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

   As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

   If securities are issued only in the form of a global security, an investor should be aware of the following:

  . An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

  . An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under "-- Legal Ownership of Securities" above;

  . An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

  . An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

  . The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

  . The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

  . Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security will be Terminated

   In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

   The global security will terminate when the following special situations occur:

  . if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

  . if we notify any applicable trustee that we wish to terminate that global security; or

  . if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

   The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

                             PLAN OF DISTRIBUTION

   We may sell the securities being offered hereby in one or more of the following ways from time to time:

  . through dealers or agents to the public or to investors;

  . to underwriters for resale to the public or to investors;

  . directly to investors; or

  . through a combination of such methods.

   We will set forth in a prospectus supplement the terms of the offering of securities, including:

  . the name or names of any agents, dealers or underwriters;

  . the purchase price of the securities being offered and the proceeds we will receive from the sale;

  . any over-allotment options under which underwriters may purchase additional securities from us;

  . any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

  . any discounts or concessions allowed or reallowed or paid to dealers; and

  . any securities exchanges on which such securities may be listed.

                                 LEGAL MATTERS

   Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will provide us with an opinion as to the legal matters in connection with the securities we are offering.

                                    EXPERTS

   The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at "http://www.sec.gov." In addition, our stock is listed for trading on the Nasdaq National Market. You can read and copy reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, Washington, D.C. 20006.

   This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

  -- inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room or,

  -- obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

   The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we are incorporating by reference are:

     Annual Report on Form 10-K for the year ended December 31, 1999, filed on March 7, 2000; Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed on May 12, 2000; Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed on August 9, 2000; Definitive Proxy Statement, filed on April 25, 2000; Current Report on Form 8-K, filed on January 28, 2000; Current Report on Form 8-K, filed on February 15, 2000; Current Report on Form 8-K, filed on March 2, 2000; Current Report on Form 8-K, filed on April 17, 2000; Current Report on Form 8-K, filed on June 7, 2000; Current Report on Form 8-K filed on October 10, 2000, and

       The description of the common stock contained in our Registration Statement on Form S-1 filed with the SEC on October 16, 1997, including any amendments or reports filed for the purpose of updating such description.

     You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

     Investor Relations CuraGen Corporation 555 Long Wharf Drive, 11th floor New Haven, Connecticut 06511 Telephone: (203) 401-3330

                                                                      APPENDIX A

                              CURAGEN CORPORATION
                         QUARTERLY REPORT ON FORM 10-Q
                    FOR THE QUARTER ENDED SEPTEMBER 30, 2000

The information contained in this report is as of the date of such report, and it has not been revised or updated since it was filed with the SEC. This report should be read in conjunction with the prospectus supplement and accompanying prospectus to which it is attached.

-------------------------------------------------------------------------------
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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                                   FORM 10-Q

[X]QUARTERLY REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE
   ACT OF 1934

               FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2000

[_]TRANSITION REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES
   EXCHANGE ACT OF 1934

                  FOR THE TRANSITION PERIOD FROM      TO

                               ----------------

                        Commission File Number 0-23223

                              CURAGEN CORPORATION
            (Exact name of registrant as specified in its charter)

              Delaware                                 06-1331400
    (State or other jurisdiction                    (I.R.S. Employer
  of incorporation or organization)                Identification No.)

     555 Long Wharf Drive, 11th Floor, New Haven,      06511
                     Connecticut
       (Address of principal executive office)        (Zip Code)

      Registrant's telephone number, including area code: (203) 401-3330

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes [X] No [_]

  The number of shares outstanding of the Registrant's voting common stock and non-voting common stock as of October 30, 2000 was 37,259,375 and 1,705,272, respectively.

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-------------------------------------------------------------------------------

                              CURAGEN CORPORATION
                                   FORM 10-Q
                                     INDEX

                                                                        Page
                                                                     -----------
PART I. Financial Information
 Item 1. Financial Statements
         Condensed Consolidated Balance Sheets, September 30, 2000
          (unaudited) and December 31, 1999........................          A-4
         Condensed Consolidated Statements of Operations, for the
          Three and Nine Months Ended September 30, 2000 and 1999
          (unaudited)..............................................          A-5
         Condensed Consolidated Statements of Cash Flows, for the
          Nine Months Ended September 30, 2000 and 1999
          (unaudited)..............................................          A-6
         Notes to Condensed Consolidated Financial Statements
          (unaudited)..............................................          A-7
 Item 2. Management's Discussion and Analysis of Financial
          Condition and Results of Operations......................  A-8 to A-12

PART II. Other Information
 Item 2. Changes in Securities and Use of Proceeds.................         A-13
 Item 6. Exhibits and Reports on Form 8-K..........................         A-13

 Signatures.........................................................        A-14

                       CURAGEN CORPORATION AND SUBSIDIARY

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                     September    December 31,
                                                      30, 2000        1999
                                                    ------------  ------------
                                                    (unaudited)    (audited)
                      ASSETS
Current assets:
  Cash and cash equivalents........................ $244,556,268  $ 76,374,571
  Grants receivable................................          --         25,019
  Accounts receivable..............................      247,942       767,606
  Income tax receivable............................      620,000           --
  Other current assets.............................      127,478        73,752
  Prepaid expenses.................................    1,211,451     1,135,248
                                                    ------------  ------------
    Total current assets...........................  246,763,139    78,376,196
                                                    ------------  ------------
Property and equipment, net........................   13,977,964    15,077,370
Notes receivable--related parties..................      168,500        96,500
Other assets.......................................      334,320       246,049
Intangible assets, net.............................    4,812,595        98,161
                                                    ------------  ------------
    Total assets................................... $266,056,518  $ 93,894,276
                                                    ============  ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................. $  2,437,360  $  1,843,675
  Accrued bonuses..................................      417,750       335,000
  Accrued expenses.................................    1,347,261     1,514,227
  Interest payable, short-term.....................    1,500,000           --
  Deferred revenue.................................    2,763,859     3,982,632
  Deferred rent....................................       66,721        77,726
  Current portion of obligations under capital
   leases..........................................    2,878,392     2,732,393
                                                    ------------  ------------
    Total current liabilities......................   11,411,343    10,485,653
                                                    ------------  ------------
Long-term liabilities:
  Deferred rent, net of current portion............       66,893       110,152
  Interest payable, long-term......................          --         21,000
  Convertible debt.................................  150,000,000           --
  Obligations under capital leases, net of current
   portion.........................................    5,601,411     8,278,842
                                                    ------------  ------------
    Total long-term liabilities....................  155,668,304     8,409,994
                                                    ------------  ------------
Commitments and contingencies
Minority interest..................................   15,797,787           --
Stockholders' equity:
  Common Stock--Voting; $.01 par value, issued and
   outstanding 37,232,623 shares at September 30,
   2000, and 16,421,538 shares at December 31,
   1999............................................      372,326       164,215
  Common Stock--Non-Voting; $.01 par value, issued
   and outstanding 1,705,272 shares at September
   30, 2000, and 977,636 shares at December 31,
   1999............................................       17,053         9,776
  Additional paid-in capital.......................  156,060,509   129,841,950
  Accumulated deficit..............................  (73,073,894)  (54,702,268)
  Unamortized stock based compensation.............     (196,910)     (315,044)
                                                    ------------  ------------
    Total stockholders' equity.....................   83,179,084    74,998,629
                                                    ------------  ------------
      Total liabilities and stockholders' equity... $266,056,518  $ 93,894,276
                                                    ============  ============

     See accompanying notes to condensed consolidated financial statements.

                       CURAGEN CORPORATION AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)

                           Three Months Ended          Nine Months Ended
                              September 30,              September 30,
                         ------------------------  --------------------------
                            2000         1999          2000          1999
                         -----------  -----------  ------------  ------------
Revenue:
  Grant revenue......... $       --   $       --   $        --   $    636,980
  Collaboration
   revenue..............   5,040,215    4,311,737    15,619,770     9,679,387
                         -----------  -----------  ------------  ------------
    Total revenue.......   5,040,215    4,311,737    15,619,770    10,316,367
                         -----------  -----------  ------------  ------------
Operating expenses:
  Grant research........         --           --            --        417,386
  Collaborative research
   and development......   9,943,850    7,256,589    27,702,643    21,935,283
  General and
   administrative.......   3,772,065    2,301,179     9,574,280     6,753,069
                         -----------  -----------  ------------  ------------
    Total operating
     expenses...........  13,715,915    9,557,768    37,276,923    29,105,738
                         -----------  -----------  ------------  ------------
Loss from operations....  (8,675,700)  (5,246,031)  (21,657,153)  (18,789,371)
Interest income, net....   1,400,893       98,638     2,729,995       509,908
                         -----------  -----------  ------------  ------------
Net loss before income
 taxes and minority
 interest...............  (7,274,807)  (5,147,393)  (18,927,158)  (18,279,463)
Income tax benefit......     270,000          --        620,000           --
Minority interest.......     (46,235)         --        (64,470)          --
                         -----------  -----------  ------------  ------------
Net loss................ $(7,051,042) $(5,147,393) $(18,371,628) $(18,279,463)
                         ===========  ===========  ============  ============
Basic and diluted net
 loss per share......... $     (0.18) $     (0.18) $      (0.49) $      (0.67)
                         ===========  ===========  ============  ============
Weighted average number
 of shares used in
 computing basic and
 diluted net loss per
 share..................  38,743,862   27,996,724    37,749,099    27,229,670
                         ===========  ===========  ============  ============


     See accompanying notes to condensed consolidated financial statements.

                       CURAGEN CORPORATION AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (unaudited)

                                                        Nine Months Ended
                                                          September 30,
                                                    --------------------------
                                                        2000          1999
                                                    ------------  ------------
Cash flows from operating activities:
Net loss..........................................  $(18,371,628) $(18,279,463)
Adjustments to reconcile net loss to net cash used
 in operating activities:
 Depreciation and amortization....................     4,411,138     4,279,931
 Asset impairment expense.........................       105,505           --
 Non-monetary compensation........................       788,517       420,343
 Stock-based 401(k) Employer Plan Match...........       389,661        97,322
 Minority interest................................        64,470           --
Changes in assets and liabilities:
 Grants receivable................................        25,019       483,760
 Accounts receivable..............................       519,666        (2,202)
 Income tax receivable............................      (620,000)          --
 Prepaid expenses.................................       (76,203)       40,409
 Other current assets.............................       (53,725)      (46,752)
 Other assets.....................................      (384,326)      (56,222)
 Assets held for sale.............................      (126,328)          --
 Accounts payable.................................       593,686    (1,304,823)
 Accrued bonuses..................................        82,746      (230,513)
 Accrued expenses.................................       249,365       344,508
 Accrued payroll..................................      (416,327)      (40,734)
 Deferred revenue.................................    (1,218,768)   (1,059,389)
 Deferred rent....................................       (54,266)      (77,553)
 Interest payable.................................     1,479,000           --
                                                    ------------  ------------
Net cash used in operating activities.............   (12,612,798)  (15,431,378)
                                                    ------------  ------------
Cash flows from investing activities:
 Acquisitions of property and equipment...........    (2,805,172)   (5,179,339)
 Loans to related parties.........................       (72,000)       (2,298)
 Proceeds from sale of fixed assets...............       175,550         1,001
                                                    ------------  ------------
Net cash used in investing activities.............    (2,701,622)   (5,180,636)
                                                    ------------  ------------
Cash flows from financing activities:
 Payments on capital lease obligations............    (2,543,602)   (1,922,541)
 Proceeds from issuance of Common Stock...........           --     15,000,000
 Proceeds from issuance of preferred stock to
  minority interest...............................    20,000,000           --
 Proceeds from exercise of stock options..........     3,063,256       979,463
 Proceeds from exercise of warrants...............     6,464,341           --
 Proceeds from issuance of warrants...............    12,500,000           --
 Proceeds from issuance of convertible debt.......   150,000,000           --
 Proceeds from sale-leaseback of equipment........           --      4,253,535
 Payments of stock issuance costs.................      (908,207)      (17,500)
 Payments of financing costs......................    (5,079,671)          --
                                                    ------------  ------------
Net cash provided by financing activities.........   183,496,117    18,292,957
                                                    ------------  ------------
Net increase (decrease) in cash and cash
 equivalents......................................   168,181,697    (2,319,057)
Cash and cash equivalents, beginning of period....    76,374,571    43,293,995
                                                    ------------  ------------
Cash and cash equivalents, end of period..........  $244,556,268  $ 40,974,938
                                                    ============  ============
Supplemental cash flow information:
Interest paid.....................................  $  5,403,713  $    860,361
                                                    ============  ============
Supplemental schedule of non-cash financing
 transactions:
Obligations under capital leases..................  $        --   $  4,253,535
                                                    ============  ============

     See accompanying notes to condensed consolidated financial statements.

                              CURAGEN CORPORATION

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)

1. Basis of Presentation

  The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of our management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of only normal recurring accruals, necessary to present fairly the Company's consolidated financial position, results of operations and cash flows. Interim results are not necessarily indicative of the results that may be expected for the entire year. The condensed consolidated financial statements include CuraGen Corporation and our majority-owned subsidiary, 454 Corporation, and accordingly, all material intercompany balances and transactions have been eliminated.

  The 1999 condensed consolidated financial statements have been reclassified to conform to the classifications used in 2000.

  The accompanying condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 1999.

2. Shelf Registration Filed

  In October 2000, we filed a Form S-3 shelf registration statement with the Securities and Exchange Commission for the sale of up to $500 million of various types of securities. The registration statement was declared effective by the SEC on October 17, 2000.

                              CURAGEN CORPORATION

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This Management's Discussion and Analysis of Financial Condition and Results of Operations as of September 30, 2000 and for the three and nine month periods ended September 30, 2000 and 1999 should be read in conjunction with the sections of our audited financial statements and notes thereto as well as our "Management's Discussion and Analysis of Financial Condition and Results of Operations" that are included in our Annual Report on Form 10-K for the year ended December 31, 1999.

Overview

  We are a biotechnology company focusing on the application of genomics to the systematic discovery of genes, gene sequences, variations in gene sequences, biological pathways and drug candidates in order to accelerate the discovery and development of therapeutic, agricultural and diagnostic products to improve human and animal health and the vitality of agriculture. We were incorporated in November 1991 and, until March 1993, were engaged primarily in organizational activities, research and development of our technology, grant preparation and obtaining financing. We have incurred losses since inception, principally as a result of research and development and general and administrative expenses in support of our operations. As of September 30, 2000, we had an accumulated deficit of $73,073,894. We anticipate incurring additional losses over at least the next several years as we expand our collaborative gene discovery efforts and internal discovery and development to discover genes, biological pathways and drug candidates, continue development of our technology and expand our operations. We expect that losses will fluctuate from quarter to quarter and that such fluctuations may be substantial.

Results of Operations

 Three and Nine Months Ended September 30, 2000 and 1999

  Revenue. Collaboration revenue for the three and nine months ended September 30, 2000 was $5,040,215 and $15,619,770, respectively, an increase of $728,478 and $5,940,383, or 17% and 61%, respectively, as compared to $4,311,737 and $9,679,387 for the corresponding periods in 1999. The increase for the three months ended September 30, 2000 was largely due to revenue recorded under our collaborative arrangements with Abgenix, Inc. ("Abgenix"), Genentech, Inc. ("Genentech"), and Ono Pharmaceutical Co., Ltd. ("Ono"). Revenues recorded for the nine month period ended September 30, 2000 also increased under agreements with Abgenix, Genentech, Glaxo Wellcome, Inc. ("Glaxo") and Ono. The revenue we recognize under our collaborative arrangements is generally based upon work performed on behalf of collaborators by our employees, or based upon our attainment of certain benchmarks specified in the related agreements. Further revenue growth will be dependent upon our ability to add additional collaborations, expand current collaborations and garner revenues from products currently under development by our collaborators.

  Based on notification received from Pioneer dated July 31, 2000, informing us of the termination of the research portion of our collaborative research and license agreement, effective November 2000, we anticipate that our collaboration revenue derived from the research portion of this collaboration will be reduced in future quarters, as we have historically recorded up to $5 million of collaboration revenue from Pioneer on an annual basis. We are also entitled to receive additional royalty payments for product development stemming from the research portion of this collaboration. For the year ended December 31, 1999 and the nine months ended September 30, 2000, we recorded revenue of $5,000,000 and $3,416,804, related to this agreement, which represented 33% and 22% of total revenue, respectively.

  During October 2000, we announced that we have licensed five drug targets to Biogen, marking the completion of the research portion of the discovery collaboration. These targets were identified using our integrated platform of functional genomic technologies and were delivered under the terms of and in conjunction with the completion of the original collaborative agreement as of September 30, 2000. In the future, we are entitled to receive potential milestone payments resulting from the advancement of these targets through clinical trials and royalty payments if these targets are converted into marketed drugs. We are also entitled to receive additional milestone and royalty payments for other discoveries stemming from the research portion of this collaboration. For the year ended December 31, 1999 and the nine months ended September 30, 2000, we recorded revenue of $2,100,000 and $790,000, related to this agreement, which represented 14% and 5% of total revenue, respectively.

  Grant revenue for the nine months ended September 30, 2000 decreased $636,980, or 100% compared to the same period in 1999, due to the completion of two federal grants during the first and second quarters of 1999. As a result of the completion of such federal grants, we foresee no additional grant revenue in future periods, unless additional grant awards are received.

  Operating Expenses. Collaborative research and development expenses for the three and nine months ended September 30, 2000 were $9,943,850 and $27,702,643, respectively, compared to $7,256,589 and $21,935,283 for the three and nine months ended September 30, 1999, respectively. The increases of $2,687,261 and $5,767,360 for the three and nine months ended September 30, 2000, respectively, or 37% and 26%, respectively, were primarily attributable to internal research efforts and our obligations to fulfill research requirements under new and existing collaborations, which resulted in increased purchases of laboratory supplies, increased equipment depreciation and facilities expenses, and additional personnel costs. Future collaborative research and development expenses are expected to increase as additional personnel are hired, research and development facilities are expanded to accommodate our internal research and collaborations and as the operations of 454 Corporation are expanded, offset by a decrease in research and development expenses due to the completion of the research portion of our collaborative agreements with Pioneer and Biogen.

  Grant research expenses for the nine months ended September 30, 2000 were $0 and represented a 100% decrease compared to $417,386 for the nine months ended September 30, 1999. The decrease in grant research expenses was attributable to the completion of our federal grants during the first and second quarters of 1999. As a result of the completion of such federal grants, we foresee no additional grant research expenses in future periods, unless additional grant awards are received.

  General and administrative expenses for the three months ended September 30, 2000 increased $1,470,886, or 64%, to $3,772,065 as compared to $2,301,179 for the three months ended September 30, 1999. For the nine months ended September 30, 2000 and 1999, general and administrative expenses were $9,574,280 and $6,753,069, respectively, an increase of $2,821,211 or 42%. The increases were primarily attributable to higher recruiting, personnel, payroll and marketing costs, upgrades to our administration facilities and related increased rent expense, as well as legal expenses in support of the development of our intellectual property portfolios. Over the next several years, we anticipate that the percentage increases in general and administrative expenses will be similar to percentage increases in collaborative research and development expenses.

  Interest Income, Net. Net interest income for the three and nine months ended September 30, 2000 of $1,400,893 and $2,729,995 increased $1,302,254 and
$2,220,086, or 1320%, and 435%, compared to $98,638 and $509,908 for the same periods in 1999. The increases were primarily due to higher cash and cash equivalent balances as a result of funds we received from the completion of our convertible debt offering in February 2000, our private placements during 1999 with Pequot Partners Fund, L.P. and Pequot International Fund, Inc. (collectively, "Pequot") and Abgenix, the inclusion of cash raised in conjunction with the formation of our newly formed subsidiary, 454 Corporation, and from the drawdown and simultaneous conversion of loans from Biogen and Genentech during 1999, offset by the accrued interest expense associated with the completion of our convertible debt offering in early 2000. Subject to the completion of future financings pursuant to our recently filed S-3, we anticipate that net interest income will begin to decrease as cash and cash equivalent balances are utilized in the normal course of operations. Gross interest expense for the three and nine months ended September 30, 2000 of $2,717,011 and $7,372,328 represented an increase of $2,396,970 and $6,528,148, or 7489% and 7733%, compared to $320,041 and $844,180 for the corresponding periods in 1999. This increase in gross interest expense was primarily attributable to accrued interest and interest paid to the holders of our convertible debt.

  Income Taxes. As of September 30, 2000, we have recorded a Connecticut research and development income tax benefit of $620,000. We recorded this income tax benefit as a result of recent Connecticut legislation, which allows companies to obtain cash refunds from the State of Connecticut at a rate of 65% of their annual incremental research and development expense credit, in exchange for foregoing carryforward of the research and development credit. Since inception, we have incurred operating losses, and as of September 30, 2000, we had an accumulated deficit of $73,073,894 and therefore, have not paid any federal income taxes. Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. Accordingly, valuation allowances in amounts equal to the deferred income tax assets have been established to reflect these uncertainties in all periods presented.

  Net Loss. For the three months ended September 30, 2000, we reported a net loss of $7,051,042 or $0.18 per share as compared to $5,147,393 or $0.18 per share for the third quarter of 1999.

Liquidity and Capital Resources


  As of September 30, 2000, we had approximately $245 million in cash and cash equivalents, compared to approximately $76 million as of December 31, 1999. This increase represents the receipt of proceeds from our convertible debt offering, proceeds from stock option and warrant exercises, interest income and the inclusion of cash raised in conjunction with the formation of our newly formed subsidiary, 454 Corporation. We have financed our operations since inception primarily through our initial public offering of Common Stock, collaborative research and development arrangements, private placements of equity securities, government grants, capital leases and our convertible debt offering. As of September 30, 2000, we had recognized $52,160,414 of cumulative sponsored research revenues from government grants and collaborative research agreements. To date, inflation has not had a material effect on our business.

  Our investing activities have consisted primarily of acquisitions of equipment and expenditures for leasehold improvements. At September 30, 2000, our gross investment in equipment, computers and leasehold improvements was $23,893,318. At September 30, 2000, equipment with a gross book value of $11,404,537 secures our equipment financing facility for equipment and tenant improvements in support of the laboratory expansions at the New Haven and Branford, Connecticut locations. We had material commitments for capital expenditures of approximately $700,000 at September 30, 2000.

  In accordance with our investment policy, we are utilizing the following investment objectives for cash and cash equivalents: (1) investment decisions are made with the expectation of minimum risk of principal loss, even with a modest penalty in yield; (2) appropriate cash balances and related short-term funds are maintained for immediate liquidity needs, and appropriate liquidity is available for medium-term cash needs; and (3) maximum after-tax yield is achieved.

  Net cash used in operating activities was $12,612,798 for the nine months ended September 30, 2000, compared to $15,431,378 for the same period ended September 30, 1999. Net cash outflows for operating activities for the nine months ended September 30, 2000 included payments of licensing fees, decreases in accounts receivable, accrued payroll and deferred revenue, and increases in income taxes receivable, accounts payable, accrued expenses and interest payable. Cash used in investing activities during the nine months ended September 30, 2000 primarily included acquisitions of property and equipment. Cash outflows for financing activities during the nine months ended September 30, 2000 primarily included payments of financing costs and payments on capital lease obligations, while cash inflows included proceeds from the issuance of our convertible debt offering, the issuance of preferred stock and warrants, and exercises of stock options and warrants.

  We anticipate that we will need to raise significant additional capital to fund our future operating plans. We expect to raise the additional capital we require through public or private equity offerings, debt financings or additional collaborations and licensing arrangements. Toward this end, we have filed, and the SEC has declared effective, a registration statement that will allow us to raise up to $500 million through the sale of securities. However, additional financing may not be available to us when we need it, or, if available, we may not be able to obtain such financing on terms favorable to us or to our stockholders. If we raise additional capital by issuing equity securities, your ownership in us will be diluted. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish rights to certain of our technologies or product candidates, or to grant licenses on unfavorable terms. If we relinquish rights or grant licenses on unfavorable terms our revenues could decrease.

  In June 2000, we launched 454 Corporation, a majority owned subsidiary established to develop novel technologies for use in drug discovery, preclinical development, and pharmacogenetics. We sold to Soros Fund Management, L.L.C., and Cooper Hill Partners, L.L.C. five year warrants to purchase 937,500 shares of our common stock at $32.375 per share for an aggregate purchase price of $12.5 million. Simultaneously, 454 Corporation sold four million shares of series B preferred stock to Soros Fund Management and Cooper Hill Partners and members of our senior management team and related parties for an aggregate purchase price of $20 million.

  In order to complete the funding of 454 Corporation and in exchange for 6 million shares of series A preferred stock, we contributed to 454 Corporation $20 million in cash and certain technologies for conducting genomic analyses. As a result of our contribution of technology to 454 Corporation, we recognized a gain of $3,928,869 recorded in additional paid-in-capital.

  As of September 30, 2000, we had federal and Connecticut net operating loss carryforwards for income tax purposes of approximately $126,000,000 and $113,000,000, respectively. Federal net operating loss carryforwards expire beginning in 2008, and Connecticut net operating loss carryforwards began expiring in 1998. We also had federal and Connecticut research and development tax credit carryforwards for income tax purposes of approximately $4,200,000 and $3,000,000, respectively at September 30, 2000. As of September 30, 2000, we also recorded a Connecticut research and development income tax benefit of $620,000. We anticipate that this amount will be refunded during 2001.

  As of September 30, 2000, minority interest was $15,797,787. Minority interest is related to the recent establishment of 454 Corporation, a 60% owned subsidiary, and reflects the initial minority shareholders' capitalization and above mentioned gain recognition, less their portion of various expenses incurred to date.

Recently Enacted Pronouncements

  In September 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") SFAS 133 modifies the accounting for derivatives and hedging activities and is effective for the fiscal years beginning after June 15, 2000. We do not currently anticipate that SFAS 133 will have a material effect on our financial position and results of operations.

  In December 1999, the United States Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides the staff's views in applying generally accepted accounting principles to selected revenue recognition issues, as well as examples of how the staff applies revenue recognition guidance to specific circumstances. We do not currently anticipate that SAB 101 will have a material effect on our financial position and results of operations.

Certain Factors That May Affect Results of Operations

  This report may contain forward-looking statements that are subject to certain risks and uncertainties. These statements include statements with respect to both CuraGen Corporation and 454 Corporation regarding the expected future levels of losses, potential quarterly fluctuations in the levels of losses, the expected future fluctuations in revenues, collaborative research and development expenses, the expected future decrease in net interest income, the anticipated increases in general and administrative expenses and our expectation that we will raise additional capital through public or private equity offerings or collaboration and licensing arrangements. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: both CuraGen Corporation's and 454 Corporation's early stage of development, technological uncertainty and product development risks, uncertainty of additional funding, reliance on research collaborations, competition, both CuraGen Corporation's and 454 Corporation's ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights. For further information, refer to the more specific risks and uncertainties discussed throughout this report.

                          Part II--Other Information

Item 2. Changes in Securities and Use of Proceeds

  During September 2000, Genentech converted 250,000 shares of its Non-Voting Common Stock into Voting Common Stock. In total, 1,955,272 shares of our Non-Voting Common Stock were issued to Genentech in October 1999 after we exercised our option under a certain Research and Option Agreement and Promissory Note dated November 20, 1997 to prepay the entire outstanding balance of the $16,000,000 loan facility in Non-Voting Common Stock.

Item 6. Exhibits and Reports on Form 8-K

  A. Exhibits

    Exhibit 11--Computation of Net Loss Per Share

    Exhibit 27--Financial Data Schedule

  B. Reports on Form 8-K

  No reports on Form 8-K were filed during the three months ended
September 30, 2000.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 6, 2000                   CuraGen Corporation

                                              /s/ Jonathan M. Rothberg, Ph.D.
                                          By: _________________________________
                                                Jonathan M. Rothberg, Ph.D.
                                                  Chief Executive Officer,
                                               President and Chairman of the
                                                           Board

                                                    /s/ David M. Wurzer
                                          By: _________________________________
                                                      David M. Wurzer
                                                 Executive Vice-President,
                                               Treasurer and Chief Financial
                                             Officer, (principal financial and
                                                 accounting officer of the
                                                        registrant)

                                                                      APPENDIX B

                              CURAGEN CORPORATION
                           ANNUAL REPORT ON FORM 10-K
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999

The information contained in this report is as of the date of such report, and it has not been revised or updated since it was filed with the SEC. This report should be read in conjunction with the prospectus supplement and accompanying prospectus to which it is attached.

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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                               ---------------

                                   FORM 10-K

[X]ANNUAL REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE
   ACT OF 1934

                  For the fiscal year ended December 31, 1999

                                      OR

[_]TRANSITION REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES
   EXCHANGE ACT OF 1934

                  For the transition period from      to

                               ---------------

                        Commission File Number 0-23223
                              CURAGEN CORPORATION
            (Exact name of registrant as specified in its charter)

              Delaware                              06-1331400
   (State or other jurisdiction of               (I.R.S. Employer
   incorporation or organization)               Identification No.)


  555 Long Wharf Drive, 11th Floor,                    06511
       New Haven, Connecticut                       (Zip Code)
   (Address of principal executive
              offices)

      Registrant's telephone number, including area code: (203) 401-3330

       Securities registered pursuant to Section 12(b) of the Act: None

          Securities registered pursuant to Section 12(g) of the Act:

                         Common Stock, $0.01 par value
                               (Title of Class)

                               ---------------

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

  Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [_]

  The aggregate market value of voting common stock and non-voting common stock held by non-affiliates of the registrant, (without admitting that any person whose shares are not included in determining such value is an affiliate) on February 29, 2000 was approximately $2,268,202,243.

  The number of shares outstanding of the Registrant's voting common stock and non-voting common stock as of February 29, 2000 was 17,272,432 and 977,636, respectively.

                      Documents Incorporated by Reference

  The registrant intends to file a definitive proxy statement pursuant to Regulation 14A within 120 days of the end of the fiscal year ended December 31, 1999. Portions of such proxy statement are incorporated by reference into
Part III of this report.

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                              CURAGEN CORPORATION

                                   FORM 10-K
                                     INDEX

                                                                         Page #
                                                                         ------

                                     PART I

 ITEM 1.  BUSINESS....................................................     B-4
 ITEM 2.  PROPERTIES..................................................    B-16
 ITEM 3.  LEGAL PROCEEDINGS...........................................    B-16
 ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.........    B-16

                                    PART II

 ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED
          STOCKHOLDER MATTERS.........................................    B-17
 ITEM 6.  SELECTED FINANCIAL DATA.....................................    B-18
 ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
          AND RESULTS OF OPERATIONS...................................    B-19
 ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK..    B-25
 ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.................    B-25
 ITEM 9.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
          AND FINANCIAL DISCLOSURES...................................    B-46

                                    PART III

 ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT..........    B-46
 ITEM 11. EXECUTIVE COMPENSATION......................................    B-46
 ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
          MANAGEMENT..................................................    B-46
 ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............    B-46

                                    PART IV

 ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON
          FORM 8-K....................................................    B-46
 SIGNATURES............................................................   B-49

                                    PART I

Item 1. Business

  The following Business Section contains forward-looking statements which involve risks and uncertainties. The Registrant's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Certain Factors That May Affect Results of Operations."

                                   BUSINESS

General

  We are a genomics based drug discovery and development company. We research, develop and use technologies based on the discovery of genes and our understanding of their functions and relationships, which we refer to as "genomics technologies", to accelerate the discovery and development of products to improve human and animal health and the vitality of agriculture, in collaboration with other companies and through our own internal programs.

  Our Internet-enabled genomics technologies, processes and information systems are fully integrated with one another and rapidly generate comprehensive information about the following:

  . gene sequence, the order in which nucleotides (the building blocks of DNA) appear in a gene and control the function of the gene;

  .  variations in gene sequences;

  .  gene expression, the degree of gene activity;

  . biological pathways, the pathways that proteins follow in carrying out the biological functions of cells; and

  . the way potential drugs affect gene expression and the related biological pathways.

  Our genomics technology and information systems platform has three primary systems (each consisting of proprietary technologies, automated processes, related databases and bioinformatics analysis tools), each of which is fully operational and has been commercialized:

  . SeqCalling for gene sequencing and discovery of variations in gene sequences;

  . GeneCalling, a patented technology for gene discovery and comprehensive gene expression analysis; and

  . PathCalling for analyzing the function and relationships between genes (and the proteins these genes encode) in biological pathways.

  In addition to accelerating the discovery of new drug candidates, we are also using our GeneCalling technology, automated process and related databases and bioinformatics analysis tools to predict the efficacy and safety of drug candidates currently in pharmaceutical development pipelines, and to review the performance and side effects of drugs already being marketed. This approach, referred to as pharmacogenomics, is aiding in the development of more effective, safer drugs. Pharmacogenomics can also potentially be utilized to identify more appropriate patient populations for use in clinical drug studies.

  Our SeqCalling system generates comprehensive sequence databases of expressed genes from any species and is used to identify human genetic variations known as Single Nucleotide Polymorphisms ("SNPs "). This system is also biased towards identifying SNPs, which are located within the coding regions of genes. SNPs are of increasing value in research because they are believed to be useful markers in the identification of disease genes and genetic differences, which may predispose a patient to disease or determine the response of a patient to a specific drug treatment.

  We have unified our SeqCalling, GeneCalling and PathCalling technologies, processes and databases under a computer program we refer to as GeneScape, which tracks and analyzes data and integrates all aspects of process management, data analysis and visualization. GeneScape is also a web-based portal that provides simultaneous, real-time access to our technologies, systems, databases and bioinformatics to researchers at multiple sites, allowing them to work together on discovery and development projects. We plan to continue enhancing and building additional technologies on our GeneScape platform.

  We market our genomics technologies and information to pharmaceutical, biotechnology, agricultural and animal health companies through research collaborations. These research collaborations involve the application of our SeqCalling, GeneCalling and PathCalling technologies, systems and databases to collaborative research projects, and include support services required to characterize gene and target discoveries. These collaborations typically provide current revenues, but also include milestone payments for successful projects, and royalty- based revenues from products emerging from the drug development programs of our partners. We currently have research collaborations with Abgenix, Inc. ("Abgenix"), Biogen, Inc. ("Biogen"), COR Therapeutics, Inc. ("COR"), Genentech, Inc. ("Genentech"), Glaxo-Wellcome, Inc. ("Glaxo"), Hoffmann-La Roche Inc. ("Roche Pharma") and its affiliate, Roche Vitamins, Inc. ("Roche Vitamins") and Pioneer Hi-Bred International, Inc. ("Pioneer Hi-Bred").

  We are also applying our suite of genomics technologies on our own behalf to a broad portfolio of research programs that encompass drug discovery, drug development and pharmacogenomics. We have established internal programs to develop products to treat metabolic diseases, cancer, autoimmune diseases and disorders of the central nervous system. During the next five years, our objective is to analyze systematically the genetic basis of many common diseases as well as the mechanisms of action and adverse side effects of many commonly prescribed drugs. We are focusing our efforts on programs that address unmet medical needs and that we believe have the potential to yield products that can be commercialized in a relatively short time. In particular, we select human diseases and animal models of human diseases based on their potential to yield protein drugs, antibody drugs or novel small molecule drug targets for common diseases that lack effective treatments or to aid rational development or marketing of existing drugs. At each stage, we plan to reevaluate the relative merits of continuing such programs solely through internal efforts or through research collaborations.

  The goal of our drug development programs is to advance promising therapeutic candidates into the clinic. We believe that we are leveraging the entire human genome to do this more systematically than ever possible before. We are focusing on two broad classes of therapeutics, secreted proteins and fully human monoclonal antibodies raised against membrane-bound or secreted proteins. In order to determine the therapeutic potential of genes encoding secreted proteins, we have implemented high-throughput protocols for the production, purification and testing of these proteins. We have established high-throughput cell-based assays for characterizing the therapeutic potential of secreted proteins. We are currently evaluating the efficacy of a number of secreted proteins as potential human therapeutics using animal models. We are also employing a genomics based approach for the development of monoclonal antibody therapeutics. These proteins will be used to make fully human monoclonal antibodies. Antibodies are naturally occurring proteins used by the body's immune system to combat many diseases. As therapeutic products, antibodies have several potential advantages over other therapies. The highly specific interaction between an antibody and its target may, for example, reduce unwanted side effects that may occur with other therapies. Fully human antibodies are desirable because they avoid the risk of rejection present with mouse or partial mouse antibodies.

  Our business and competitive position are dependent upon our ability to protect our genomics technologies, gene sequences, products, information systems and proprietary databases, software and other methods and technology. We have filed patent applications for our proprietary methods and devices for sequencing, gene expression analysis, for discovery of biological pathways and for drug screening and development. As of the date of this report, we had approximately 190 patent applications pending covering our technology, discoveries and products with the United States Patent and Trademark Office
(PTO), and had filed numerous corresponding international and foreign patent applications. As of the date of this report, we have been issued nine patents with respect to aspects of our technologies, discoveries and products.

  On December 27, 1999, the PTO issued Revised Interim Utility Guidelines and Revised Interim Written Description Guidelines reflecting the Office's current understanding regarding statutory written description and utility requirements for patentability. Should the PTO finalize these guidelines and make them effective, the implementation of these guidelines may impact the issuance of our pending U.S. patent applications.

Overview

  Complex diseases often arise through a combination of genetic and environmental factors. The successful treatment of such diseases often depends upon an understanding of how the body uses its genetic information, how disruptions in this information can lead to disease and, in turn, how drugs can arrest or reverse disease progression. Metabolic diseases, cancer, autoimmune diseases and disorders of the central nervous system are examples of such complex diseases. As scientific advances improve our understanding of the genetic basis of many diseases, we believe that the methods the pharmaceutical industry uses to develop new drugs will undergo a fundamental transformation. We believe that if we can develop and apply new genomics technologies to address this transformation, we will have a unique opportunity to develop the next generation of therapeutic products for important complex diseases.

  In recent years, scientists have begun to analyze large portions of the genetic information contained within the human genome, which is a complete set of human genetic information. The most prominent of these projects being the publicly funded Human Genome Project. This discipline is termed genomics. Through genomics, scientists seek to understand the genetic basis of disease and to develop more effective treatments. However, to date, the pharmaceutical, animal health and agricultural industries have not used genomics extensively to develop new product opportunities primarily because:

  .  genomics technologies have been inadequate;

  . discovery processes used by these industries have caused them to underestimate the influence of genetic and environmental factors upon disease; and

  . uniform information systems necessary to drive genomics technologies have been unavailable.

  The treatment of complex diseases remains a major technological challenge and will require an integrated set of genomics technologies, processes and information systems. We believe that increased information about gene sequences, variations in gene sequences, gene expression, biological pathways and the proteins affecting these pathways, and about their interplay with drugs and the environment, coupled with information systems that enable the comprehensive understanding of this information, will accelerate drug discovery and development. We have developed our technologies, processes and information systems to generate this information and enable this understanding.

  We were incorporated in Delaware in November 1991. Our principal executive offices are located at 555 Long Wharf Drive, 11th Floor, New Haven, Connecticut 06511. Our telephone number is (203) 401-3330. We maintain a web site on the Internet at http://www.curagen.com.

  GeneScape(R), GeneCalling(R), Niagara(R), QEA(R), OGI(R), SeqCalling(TM), PathCalling(TM), HitCalling(TM), GeneTools(TM), CuraShop(TM), (mu)Niagara(TM), MicroNiagara(TM), NanoNiagara(TM), CuraGen(TM), CuraMode(TM), CuraTools(TM), CuraMap(TM), CuraSelect(TM), CuraToxT(TM) and GeneScape Portal(TM) and other trademarks of CuraGen Corporation mentioned in this report are the property of CuraGen Corporation. All other trademarks or trade names referred to herein are the property of their respective owners.

Our Approach to Genomic Based Drug Discovery

  Our integrated genomics technologies, processes and information systems are designed to overcome significant technological limitations present in existing gene-based drug discovery and development methods. Our technology platform rapidly generates comprehensive information about gene sequences, variations in gene sequences, gene expression, biological pathways and the proteins affecting these pathways, and about their interplay with drugs and the environment. Our technology platform has been used by our collaborators and ourselves to analyze many diseases and has led to the discovery of a number of disease-related genes, drug targets and potential drugs.

 Gene Discovery (Our SeqCalling and GeneCalling Technologies)

  Our SeqCalling technology generates comprehensive sequence databases of expressed genes from any species. Our GeneCalling technology measures substantially all of the differences in gene expression levels between biological samples in order to discover disease-related genes. Specifically, we designed our GeneCalling technologies to:

  . comprehensively measure the expression levels of 95% of the genes expressed in any species; and

  .  be integrated into an efficient, automated, high-throughput process.

  The combination of these traits enables us rapidly to generate large databases of gene expression profiles. These technologies also permit us to pursue research programs for many disease systems and process many samples in parallel. As a result, we are able to discover and seek patent protection for many commercially valuable disease-related genes and gene products.

 Target Identification (Our GeneCalling and PathCalling Technologies)

  We have developed our proprietary PathCalling technologies to reduce the time and cost associated with the identification and functional understanding of targets for therapeutic intervention. Our PathCalling system is an automated, high-throughput process that tests for interactions between combinations of proteins and assembles these protein-protein interactions into our PathCalling database. By identifying such protein-protein interactions and comparing them with known pathways within the PathCalling database, we can determine the role of these proteins within a given biological pathway. We have designed our PathCalling technologies to permit disease-related genes to be linked rapidly to specific biological pathways, providing valuable information which can lead to the discovery of new genes and additional targets for therapeutic intervention.

 Pharmacogenomics (Our SeqCalling, GeneCalling and PathCalling Technologies)

  Our SeqCalling, GeneCalling and PathCalling technologies can also be used in preclinical and clinical trials to predict which drugs are more likely to be effective by analyzing gene expression changes induced by drug treatment in humans and animal models. We have generated our GeneCalling databases for numerous drugs already on the market to accelerate the development of an improved generation of drugs with fewer side effects and to assist in the selection of appropriate patient populations. By correlating gene expression levels and the activities of biological pathways following treatment with specific drugs, we may be able to minimize the side effects of drugs, to identify appropriate patient populations for existing drugs and to aid in the development of safer, more effective drugs. In addition we use our SeqCalling database to identify variations SNPs in genes that respond to drugs, and can use these variations for identifying the most appropriate patients for a specific drug treatment.

 Technology Integration and Information Systems (Our GeneScape Platform)

  We have integrated our SeqCalling, GeneCalling, and PathCalling technologies under a single bioinformatics operating system we refer to as our GeneScape platform. This system unifies all aspects of process management, data analysis and visualization used in our technologies. Our goal is to establish our fully integrated technologies and GeneScape operating system as the preferred platform for genomics, as well as drug discovery, drug development and pharmacogenomics.

  We designed GeneScape to meet the needs of researchers for a single operating system which integrates research requests, project management, database access and data analysis and visualization. GeneScape provides the user with a web-based standardized interface to our processes and databases, operating over the Internet on any computer platform that supports a standard web browser. By providing simultaneous, real-time access to our technologies, systems and databases to researchers at multiple sites, GeneScape is a powerful tool that permits researchers to work together on discovery and development projects. As GeneScape is modular and may be expanded to incorporate other technologies, systems and databases, we intend to continually enhance this technology platform.

Products and Services

  We are marketing our genomics technologies and genetic information derived from our technologies by establishing research collaborations with pharmaceutical, biotechnology, agricultural, animal health and other life science companies. Our research collaborations involve the application of our SeqCalling, GeneCalling, and PathCalling technologies to a collaborator's projects. These technologies can be used in discovery efforts as well as preclinical and clinical trials to predict which drugs are more likely to succeed by analyzing gene expression changes induced by drug treatment in humans and animal models. We may also provide certain support services necessary to characterize gene and target discoveries, subscriptions to our databases and integration with a collaborator's existing development pipeline of products. We use our GeneScape software platform in such collaborations to manage our processes and provide access to our databases.

 SeqCalling and GeneCalling Systems: Gene Sequencing and Gene Expression Services and Databases

  We developed our proprietary SeqCalling and GeneCalling technologies to overcome significant limitations of competing gene and gene sequence discovery methods currently in use. Our GeneCalling system generates and analyzes gene expression profiles and stores differences in gene expression profiles to identify disease-related genes. The system permits sensitive detection of genes that can control biological pathways when expressed at very low levels. Unlike methods that use expressed-sequence tags, known as EST's, our GeneCalling system does not require repetitive sequencing to measure gene expression. Our technology is comprehensive in detecting genes with novel sequences and is therefore applicable universally to humans, animals, plants, and pathogens. In comparison, hybridization-based methods are primarily limited to known genes and do not readily discriminate between the many genes that share closely related DNA sequences.

  Our SeqCalling system generates comprehensive sequence databases of expressed genes from any species and is used to identify new genes and human genetic variations known as SNPs. This system may also be used to identify SNPs, which are located within the coding regions of genes. SNPs are of increasing value in research because they are believed to be useful markers in the identification of disease genes and genetic differences, which may determine the response of a patient to disease and to drug treatment. Our GeneCalling system measures expression levels and determines gene expression differences between biological samples (such as diseased and normal human tissues) and enhances the ability to discover disease-related genes. Samples are usually processed within a month of receipt, and profiles of gene expression levels are available immediately thereafter for inspection and analysis.

 PathCalling Systems: Pathway Analysis Services and Database

  Once genes involved in a disease have been identified using our SeqCalling and GeneCalling systems, it is important to be able to determine how the proteins that these genes encode interact in the complex biological pathways involved in the disease. A particular disease-related protein might not always be the best candidate for treatment or as a target for drug development. However, increased knowledge of the other proteins in the same pathway may lead to promising protein drug or target candidates. Our PathCalling technologies were developed to provide a link between disease-related proteins and their biological pathways to aid in the identification and validation of appropriate targets following the discovery of a disease-related gene.

  Our PathCalling system consists of proprietary automated, high-throughput biological operations that simultaneously test for interactions between pairs of proteins. Our PathCalling system then assembles discovered protein-protein interactions into connected biological pathways, including pathways discovered previously by us or previously described in the scientific literature. Our objective is to continue to build our PathCalling database to contain protein-protein interactions that constitute the pathways that are relevant to disease. Our PathCalling bioinformatics tools permit the graphical display of all pathways contained in the database involving any particular protein and allow these pathways to be queried for information in much the same way gene sequence databases are queried today. We believe that this will allow disease-related genes to be linked to specific biological pathways. We believe the linkage will provide for crucial biological context for gene discoveries, which may lead to the identification of potential targets for therapeutic intervention.

  We seek patent protection on the utility of specific proteins or protein-protein interactions as drug targets based on information provided by PathCalling, in addition to composition of matter claims based on the sequences of novel and non-obvious proteins and the genes encoding them.

 CuraShop

  We also offer services to our collaborators that will complement our proprietary SeqCalling, GeneCalling, and PathCalling technologies. Our CuraShop technologies can provide high-throughput, efficient and essential research services, including confirmation of gene expression differences, gene sequencing, delivery of full-length clones of genes, gene mapping and mutation detection. These services and materials can all be requested, for a fee, directly through our GeneScape software platform.

 Our GeneScape Bioinformatics Platform

  We designed GeneScape to meet the needs of researchers for a single operating system which integrates research requests, project management, database access and data analysis and visualization. GeneScape provides the user with a web-based standardized interface to our processes and databases, operating over the Internet on any computer platform that supports a standard web browser. GeneScape is modular and may be expanded to incorporate other processes. GeneScape currently consists of three components: Discovery, Study Management and CuraTools.

  Discovery. The Discovery component of our GeneScape system manages queries to our SeqCalling, GeneCalling, and PathCalling databases. GeneScape provides data analysis and visualization through a flexible, easy-to-use point-and-click interface organized in three sections corresponding to the SeqCalling, GeneCalling, and PathCalling databases. The GeneScape system provides the answers to queries in visual format, organized according to the following preferences set by the end user:

  .  differential gene expression;

  .  expression in particular samples, tissues, or disease stages;

  .  participation in metabolic or signal transduction pathways;

  .  map position;

  .  functional role;

  .  interactions with proteins or small molecules; or

  .  other custom criteria.

  Study Management. Our collaborators can manage processes and resources over the Internet to meet their individual research needs. Separate links on the Study Management page of our GeneScape software platform provide direct, up-to-the-minute status reports for projects, individual processes within projects, and resource allocation among projects and processes. The Study Management component of the GeneScape software platform automates the operation of every station in the SeqCalling, GeneCalling, and PathCalling systems and monitors quality control at each processing step.

  CuraTools. GeneScape also includes CuraTools, an easy-to-use, unified bioinformatics software package which provides the following information:

  .  DNA and protein sequence analysis;

  .  sequence similarity to known genes, protein drugs and protein targets;

  .  three-dimensional structure prediction;

  .  identification of proteins participating in biological pathways; and

  .  custom literature searches.

  CuraTools also provides users with access to publicly available sequence, mapping and expression databases that we have imported, assembled, and annotated for enhanced value. In addition, we have assembled proprietary sequence and mapping databases for portions of the corn, mouse, rat and human genomes. Collaborators can elect to have us link their own proprietary or third party sequence databases into GeneScape and CuraTools for their own exclusive use.

 GeneScape Portal

  GeneScape is also the name of our Internet portal that makes available a subset of our bioinformatics analysis tools (known as CuraTools) and non-proprietary gene sequence and expression data to non-collaborators, primarily the academic research community. We believe the GeneScape Portal enhances our standing among this influential group, aiding our employee recruitment effort and generating referrals for future collaborations. The GeneScape Portal also serves as a vehicle to aggregate all the public information on the Human Genome Project with our internal efforts. In addition, we will use the GeneScape Portal to release selected additional information on genes, sequence variations, and biological pathways to current and future users.

Research Collaborations

  As part of our business strategy, we establish research collaborations with pharmaceutical, biotechnology, agricultural, animal health and other life science companies. Our collaborations generally provide revenues in the form of fees for work performed by our employees in the generation of gene sequences, gene expression, or biological pathway data from samples provided by a collaborator. The collaborator has the ability to control how resources are allocated to generate SeqCalling, GeneCalling and PathCalling databases and to perform additional research services through our CuraShop technologies, including the sequencing of gene fragments and the generation of full-length clones. Collaborators typically have the right to license, for an up-front fee, discoveries arising from a collaboration, including rights to novel genes, novel uses of previously identified genes, protein drugs, antibody targets, small molecule drug targets, as well as markers for prioritizing drugs and markers for selecting patient populations. Collaborations typically include possible milestone payments to us based on objectives achieved and potential royalty payments to us on sales of products developed using discoveries made through the use of our technology.

  We also seek to enter into research collaborations that provide us access to complementary technologies to accelerate our own internal discovery and development projects. To date, we have entered into significant collaborations with Abgenix, Biogen, COR, Genentech, Glaxo, Pioneer Hi-Bred, Roche Pharma and its affiliate, Roche Vitamins.

 Genentech

  In June 1996, we entered into a pilot research services and evaluation agreement with Genentech. The pilot collaboration was superseded by the evaluation agreement, signed and effective December 1996, pursuant to which we performed additional research services during 1997. We completed the research within four months of the receipt of tissue samples from Genentech as required by the evaluation agreement. In connection with the execution of the evaluation agreement, Genentech made a $1,800,000 equity investment in us.

  In November 1997, we entered into a research collaboration and database subscription arrangement with Genentech to discover novel genes and therapeutics across a range of Genentech-specified disease programs. Genentech has the right to terminate the research collaboration, upon a breach by us of any material obligation under the Genentech Agreement or on or after November 2000, on one month's prior notice. Genentech has an option to acquire licenses to certain discoveries arising from the collaboration. Pursuant to the agreement, Genentech also purchased $5,000,000 of our common stock in a private placement concurrent with our initial public offering at the initial public offering price of $11.50 per share. Genentech also agreed to provide us with an interest-bearing loan facility. On October 15, 1999, we made a drawdown of $16,000,000 under this facility and simultaneously converted the loan into 977,636 shares of our non-voting common stock, par value $.01 per share. The nonvoting common stock is convertible into common stock (a) at any time, at Genentech's option or (b) automatically upon the sale or transfer of the nonvoting common stock to a non-affiliated party.

 Pioneer Hi-Bred

  Effective in June 1997, we entered into a collaborative research and license agreement with Pioneer Hi-Bred whereby we agreed to perform research funded by Pioneer Hi-Bred for the selection, identification and development of improved crops. In conjunction with the execution of this agreement, Pioneer Hi-Bred made a $7,500,000 equity investment in us. Under the terms of the agreement, we receive research funding and royalty payments if any products emerge from this collaboration. Pioneer Hi-Bred has the right to terminate the research program at any time upon a breach by us and at any time after May 2000 on three months' written notice.

 Biogen

  In June 1997, we entered into a stock purchase agreement with Biogen, pursuant to which Biogen made a $1,000,000 equity investment in us in anticipation of evaluating the application of our technology to a particular program of interest to Biogen.

  In October 1997, we entered into a research collaboration and database subscription arrangement with Biogen to discover novel genes and therapeutics across a range of Biogen-specified disease programs. We also expect to conduct pharmacogenomic analysis of selected products and product candidates in Biogen's portfolio. The collaboration, which calls for payments by Biogen for up to five years, provides Biogen with access to our proprietary genomics technologies, including the GeneScape bioinformatics software platform in order to generate GeneCalling and PathCalling databases from Biogen-specified disease systems. Biogen has an option to acquire exclusive licenses to certain discoveries arising from the collaboration. Biogen has the right to terminate the research collaboration upon any breach by us of any material obligation under the Biogen agreement or at any time after October 1999, on 30 days' written notice. Work performed and work that will be performed through June 30, 2000 for Biogen under the arrangement has been and will be recognized as revenue on a per employee basis. Beginning July 1, 2000, work performed for Biogen by us under the arrangement will be recognized on a per project basis. In addition, pursuant to the agreement, Biogen purchased $5,000,000 of our common stock in a private placement concurrent with our initial public offering at the initial public offering price of $11.50 per share, and agreed to provide a $10,000,000 interest-bearing loan facility. On October 15, 1999, we made a draw of $10,000,000 under this facility and simultaneously converted the loan into 611,022 shares of our common stock.

 Glaxo

  In November 1998, we entered into a drug discovery collaboration with Glaxo to use our integrated genomics processes for the study and selection of Glaxo compounds for clinical development. This discovery and pharmacogenomics collaboration, up to five years in duration, is intended to enable Glaxo to select drug candidates with the highest likelihood of success in clinical trials. Specifically, we evaluate numerous compounds across Glaxo therapeutic programs, identifying gene responses associated with compound efficacy and toxicity. Under the terms of the agreement, we receive research funding and may receive additional milestone and royalty payments if any drugs emerge from this collaboration. Either party may terminate the collaboration without cause at its sole discretion upon three months prior written notice to the other party, however neither party may terminate the collaboration prior to fifteen months after the effective date of the agreement.

 Roche Pharma and Roche Vitamins

  In March 1999, we signed a life sciences target discovery and pharmacogenomics collaboration retroactively effective as of January 1, 1999 with F. Hoffmann-La Roche Ltd., Roche Pharma and Roche Vitamins. This agreement outlines strategic partnerships with F. Hoffmann-La Roche Ltd. and its affiliates and is designed to discover new drug targets, evaluate existing product candidates and facilitate the development of drugs and diagnostic tests for the purposes of improving human and animal health. Under the terms of this agreement, we receive research funding and may receive additional milestone and royalty payments if any products emerge from this collaboration. The agreement is for an initial term of two years and includes an option to extend for three additional one-year terms.

 COR

  In May 1999, we signed a product discovery and pharmacogenomics agreement with COR. Under the terms of this agreement, we apply our SeqCalling, GeneCalling, and PathCalling technologies, related services, and pharmacogenomics expertise to identify new drug targets and develop novel cardiovascular drugs. This collaboration is for an initial term of eighteen months with an option to extend the collaboration for three additional 12-month terms. We receive research funding, and may receive milestone payments and royalty payments for products developed by COR as a result of this collaboration.

 Abgenix

  In December 1999, we entered into a collaboration agreement with Abgenix to develop and commercialize genomics-based antibody drugs using Abgenix' XenoMouse(TM) technology. This five-year alliance was established to identify up to 120 fully human antibody drug candidates intended for treating a broad range of complex diseases including cancer and autoimmune disorders. Antibodies determined to have commercial product potential will be allocated between the parties for further development. Abgenix and we will receive reciprocating milestone payments and royalty payments for products resulting from this drug development alliance. In addition, under the agreement Abgenix purchased 418,995 shares of our common stock for $15,000,021.

CuraGen Internal Programs

  We also use our integrated genomics technologies on our own behalf to pursue a broad portfolio of research programs that encompass drug discovery, pharmacogenomics and drug development. During the next five years, our objective is to analyze systematically the genetic basis of many common diseases as well as the mechanisms of action and adverse side effects of many commonly prescribed drugs. We are focusing our efforts on programs that address unmet medical needs and programs that we believe have the potential to yield products that can be commercialized in a relatively short time. In particular, we select human diseases and animal models of human diseases based on their potential to yield protein drugs and antibody drugs, to identify novel small molecule drugs for common diseases that lack effective treatments or to aid rational development or marketing of existing drugs.

  We have also developed an innovative approach to discover genes associated with inherited diseases we call positional expression cloning. We combine our proprietary analyses concerning gene expression with existing gene mapping techniques to identify candidate genes that both show altered expression and can be "mapped" to the chromosomal locations known to contain underlying disease genes. Our positional expression cloning approach is particularly effective in identifying and characterizing genes indicating susceptibility to and genes providing protection against many common complex diseases. In addition, we use systematic studies of existing drugs and our large-scale databases of sequences, sequence variation, gene expression profiles, and pathways to identify disease-related targets.

  We use our technologies to pursue research programs for many disease systems in parallel. Each of these programs has the potential to rapidly identify a large number of commercially valuable disease-related genes and potential drug targets. As part of our internal programs, we also seek patent protection for newly discovered disease-related genes and proteins, as well as for novel uses of known genes and the proteins they encode.

 Drug Discovery Programs

  Our internal programs apply our integrated genomics technology platform to drug discovery and drug development. The discovery programs focus on human diseases that have the potential to yield protein therapeutics, monoclonal antibodies and small molecule targets and seek to uncover variations of genes that may predispose or protect individuals from susceptibility, onset or progression of disease. Pharmacogenomics studies are also used to find additional drug targets, to understand how current drugs work, and to prioritize the development of our own drugs.

  Metabolic Diseases. Within the field of metabolic diseases, we are analyzing a variety of primary human disease tissues and genetic and cell-based models relating to specific metabolic diseases, including obesity, adult onset diabetes, and hypertension. We believe that our technology platform is well suited to identifying the genes and pathways involved in these diseases, which are known to involve errors in signal transduction and the regulation of metabolic pathways. To date, we have used SeqCalling and GeneCalling to discover genes associated with these diseases and have used PathCalling to identify disease-related pathways and additional targets for drug discovery.

  Cancer. Cancer encompasses disease processes of almost every organ system and involves the loss of control of multiple, diverse mechanisms of signal transduction and pathway regulation. We are applying SeqCalling, GeneCalling and PathCalling to identify the genes and pathways involved in the early development of cancer and its step-wise progression to metastatic disease. We have analyzed a number of models of cancer and have identified pathways incorporating proteins common to many of the models. Genes specifically upregulated in cancerous tissue may be excellent targets for the development of monoclonal antibody drugs.

  Auto-Immune and Inflammatory Diseases. Although diseases of the immune system, such as systemic lupus erythematosus and rheumatoid arthritis, are among the most common and chronic, existing drugs for autoimmune diseases have exhibited limited efficacy and debilitating side effects. We have filed for patent protection related to potential drug targets in this area.

  Disorders of the Central Nervous System. We are currently examining both psychiatric and neurological disorders in order to identify potential targets in these areas. Our efforts combine the understanding of currently marketed drugs with the best human and animal models of the disease. To date we have studied over 40 drugs with specific action in the central nervous system and uncovered a number of novel genes, pathways and potential targets.

 Pharmacogenomics

  Using our GeneCalling technologies, the tissues targeted by a drug, as well as the organs that might exhibit side effects, including heart, liver and kidney, can be studied in animal models thought to be indicative of human response. We believe that this information may help pharmaceutical companies select and optimize drug candidates based on improved efficacy and reduced side effects. We further believe that this information will help the pharmaceutical industry to significantly reduce the time and cost of drug development.

  In addition to reducing the time and cost of developing drugs, we believe that the understanding generated by our technologies may strengthen FDA applications. For drugs already on the market, an understanding of the mechanism of action through pharmacogenomics can help identify appropriate patient populations and lead to an improved second generation of drugs.

  We have analyzed drugs whose commercial viability or clinical indications are threatened either by a lack of understanding of mechanism of action or by severe side effects. Our goal is to continue to generate databases (CuraTox and CuraMode) to provide pharmacology and toxicology information, to understand the mechanism of drug action, to identify patient populations that are likely to respond favorably to a particular medication and, potentially, to identify new indications or more optimal targets.

  Using this approach, we have identified candidate genes predictive of drug efficacy and toxicity in model systems. Currently, we are studying over 140 marketed drugs, preclinical candidates and non-pharmaceutical toxins to identify putative predictive markers of drug efficacy and toxicity that can be prospectively used by us and our pharmaceutical collaborators to effectively and efficiently triage novel drugs.

  In addition to understanding the genes that respond to drug treatment we are linking these genes to our database of over 120,000 SNPs. The discovery of SNPs predicting efficacy or toxicity may be of tremendous value in personalizing medicine at the genetic level: expediting compounds through clinical trials, reducing toxicity by segmenting patient populations, and giving the right drug to the right patient. To date we have identified over 5,000 SNPs in potential drug targets, and drug response genes.

 Drug Development Programs

  The goal of our drug development programs is to advance promising therapeutic candidates into the clinic. We are focusing on two broad classes of therapeutics, secreted proteins and fully human monoclonal antibodies raised against membrane-bound or secreted proteins. The therapeutic candidates that show superior efficacy will be further evaluated with our pharmacogenomics technology.

  Therapeutic Proteins. In order to determine the therapeutic potential of genes encoding secreted proteins, we have implemented high-throughput protocols for the production, purification and testing of these proteins. We have established high-throughput cell-based assays for characterizing the therapeutic potential of secreted proteins. We are currently evaluating the efficacy of a number of secreted proteins as potential human therapeutics using animal models. Protein candidates that have excellent efficacy and favorable toxicity profiles will be selected as clinical candidates.

  Therapeutic Antibodies. We are also employing a genomics based approach for the development of monoclonal antibody therapeutics. We have identified genes that make suitable targets for monoclonal antibody therapy, may be associated with disease, and on which we potentially have a good intellectual property position. These proteins will be used to make fully human monoclonal antibodies. Antibodies are naturally occurring proteins used by the body's immune system to combat many diseases. As therapeutic products, antibodies have several potential advantages over other therapies. The highly specific interaction between an antibody and its target may, for example, reduce unwanted side effects that may occur with other therapies. Fully human antibodies are desirable because they avoid the risk of rejection present with mouse or partial mouse antibodies. The scale of our efforts in human monoclonal antibodies is unprecedented. We will be systematically testing human monoclonal antibodies for efficacy in human cell and animal models of disease. Monoclonal antibodies that demonstrate excellent efficacy combined with a favorable toxicity profile will be selected as clinical candidates for the treatment of disorders.

Competition

  We face, and will continue to face, intense competition from one or more of the following entities:

  .  pharmaceutical companies;

  .  biotechnology companies;

  .  diagnostic companies;

  .  academic and research instructions; and

  .  government agencies.

  We are also subject to significant competition from organizations that are pursuing technologies and products that are the same as or similar to our technology and products. Many of the organizations competing with us have greater capital resources, research and development staffs and facilities and marketing capabilities. In addition, research in the field of genomics generally is highly competitve. Our competitors in the genomics area include:

  .  Affymetrix, Inc.;

  .  Celera Genomics Group;

  .  Human Genome Sciences, Inc.;

  .  Incyte Pharmaceuticals, Inc.;

  .  Millennium Pharmaceuticals, Inc.;

  .  major pharmaceutical companies; and

  . universities and other research institutions (including those receiving funding from the federally funded Human Genome Project).

  A number of our competitors are attempting to rapidly identify and patent genes and gene fragments sequenced at random, typically without specific knowledge of the function of such genes or gene fragments. If our competitors discover or characterize important genes or gene fragments before we do, it could adversely affect any of our related disease research programs. We expect that competition in genomics research will intensify as technical advances are made and become more widely known.

Intellectual Property

  Our business and competitive position are dependent upon our ability to protect our SeqCalling, GeneCalling and PathCalling proprietary databases, proprietary software and other proprietary methods and technology. We have filed patent applications for our proprietary methods and devices for gene expression analysis, sequencing, discovery of biological pathways and drug development. As of the date of this report, we had approximately 190 patent applications pending covering our technology with the PTO, and had filed numerous corresponding international and foreign patent applications. As of the date of this report, we have been issued nine patents with respect to our technologies, discoveries and products.

  On December 27, 1999, the PTO issued Revised Interim Utility Guidelines and Revised Interim Written Description Guidelines reflecting the Office's current understanding regarding statutory written description and utility requirements for patentability. Should the PTO finalize these guidelines and make them effective, the implementation of these guidelines may impact the issuance of our pending U.S. patent applications.

Government Regulation

  Prior to the marketing of any new drug developed by us or our collaborative customers, that new drug must undergo an extensive regulatory approval process in the United States and other countries. This regulatory process, which includes preclinical and clinical studies, as well as post-marketing surveillance to establish a compound's safety and efficacy, can take many years and require the expenditure of substantial resources. Data obtained from such studies are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. The rate of completion of clinical trials is dependent upon, among other factors, the enrollment of patients. Patient accrual is a function of many factors, including:

  .  the size of the patient population;

  .  the proximity of patients to clinical sites;

  .  the eligibility criteria for the study; and

  .  the existence of competitive clinical trials.

  We have not submitted an investigational new drug application for any product candidate, and no product candidate has been approved for commercialization in the United States or elsewhere. We or any of our collaborators may not be able to conduct clinical testing or obtain the necessary approvals from the FDA or other regulatory authorities for any products. Failure by us or our collaborators to obtain required governmental approvals will delay or preclude our collaborators from marketing drugs or diagnostic products developed with us or limit the commercial use of such products and could have a material adverse effect on our business, financial condition and results of operations.

  Our research and development activities involve the controlled use of hazardous materials and chemicals. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products.

Employees

  As of December 31, 1999, we had 288 full and part-time employees, 81 of whom hold Ph.D., M.D. or J.D. degrees. The employee group includes engineers, physicians, molecular biologists, chemists and computer scientists. We believe that we maintain good relationships with our employees. We believe that our future success will depend in large part on our ability to attract and retain experienced and skilled employees.

Item 2. Properties

  We maintain our principal administrative offices along with research facilities in New Haven, Connecticut and additional research facilities in Branford, Connecticut. We lease a total of 82,000 square feet at both locations. The leases are generally for terms of two to five years, and usually provide renewal options for terms of up to one year. We believe that our facilities are adequate for our operations and that suitable additional space will be available as needed.

Item 3. Legal Proceedings

  We are not a party to any legal proceedings which would materially adversely affect our business, results of operations or financial condition.

Item 4. Submission Of Matters To A Vote Of Security Holders

  No matters were submitted to a vote of our security holders during the quarter ended December 31, 1999.

                                    PART II

Item 5. Market for Registrant's Common Equity and Related Stockholder Matters

Market Information

  Our voting common stock is traded on the Nasdaq National Market under the symbol "CRGN". There is no established public trading market for our non-voting common stock. The following table sets forth, for the periods indicated, the low and high closing prices per share for our voting common stock, as reported by the Nasdaq National Market since the voting common stock commenced public trading on March 18, 1998:

                                                                1998
                                                              ------------
                                                              Low     High
                                                              ----    ----
   Quarter Ended March 31, 1998 (from March 18, 1998)........ $11 1/2 $12 15/16
   Quarter Ended June 30, 1998...............................   6 1/4  12 1/2
   Quarter Ended September 30, 1998..........................   5       8 1/8
   Quarter Ended December 31, 1998...........................   5 3/8   8 1/2

                                                                 1999
                                                               -------------
                                                               Low      High
                                                               ----     ----
   Quarter Ended March 31, 1999............................... $ 6      $ 7 1/4
   Quarter Ended June 30, 1999................................   5 1/16   8
   Quarter Ended September 30, 1999...........................   6 3/4   18 1/2
   Quarter Ended December 31, 1999............................  13 7/8   69 3/4

Stockholders

  As of February 29, 2000, there were approximately 113 shareholders of record of our voting common stock and, according to our estimates, 1,976 beneficial owners of common stock. All of our non-voting common stock is held by Genentech.

Dividends

  We have never paid cash dividends on our common stock and do not anticipate declaring any cash dividends in the foreseeable future. We currently intend to retain earnings, if any, to finance the development of our business.

Stock Split

  On March 2, 2000, we announced a two-for-one split on both our voting common stock and our non-voting common stock, each payable to our stockholders in the form of a stock dividend. On March 30, 2000, our stockholders of record will receive one additional share of our voting common stock for every share of common stock and one additional share of non-voting common stock for every share of non-voting common stock each stockholder owns at the close of business on March 15, 2000.

Use of IPO Proceeds

  In connection with our initial public offering, we sold 3,275,000 shares of our common stock and received net offering proceeds of $33,160,350. On March 17, 1998, the Securities and Exchange Commission declared our Registration Statement on Form S-1 (File No. 333-38051) effective.

  The following table sets forth our cumulative use of net offering proceeds as of December 31, 1999:

   Construction of plant, building and facilities.................. $   602,200
   Purchase and installation of machinery and equipment............   7,182,374
   Purchase of Real Estate.........................................           0
   Acquisition of other businesses.................................           0
   Repayment of indebtedness.......................................   1,967,631
   Working Capital.................................................  23,408,145
   Temporary Investments:
     Cash and cash equivalents.....................................           0
     All other purposes............................................           0

  The foregoing use of net offering proceeds does not represent a material change in the use of proceeds described in the Registration Statement.

Private Placement

  On December 8, 1999, we sold an aggregate of 418,995 shares of our common stock, in a private placement, to Abgenix for an aggregate purchase price of $15,000,021. We sold these shares at the same time we entered into a collaboration agreement with Abgenix. No underwriters were involved in this offering and sale of these shares. We offered and sold these shares in reliance on an exemption from the registration provisions of the Securities Act of 1933, as amended, set forth in Section 4(2) of the Securities Act. The offer and sale was made only to "accredited investors" as that term is defined in Regulation D under the Securities Act and we did not engage in a general solicitation or advertisement of the offer and sale of the shares. The shares issued to Abgenix are restricted securities under the Securities Act. Abgenix has agreed not to dispose of its shares prior to December 8, 2000. After December 8, 2000, Abgenix has demand and piggyback registration rights.

Item 6. Selected Financial Data

  The selected financial data set forth below for each of the three years in the period ended December 31, 1999 are derived from our balance sheets as of December 31, 1998 and 1999 and the related statements of operations, of stockholders' equity (deficiency) and of cash flows for the three years ended December 31, 1997, 1998 and 1999 and notes thereto as audited by Deloitte & Touche LLP, independent auditors, which are included elsewhere in this report. The selected financial data as of December 31, 1995, 1996 and 1997 and for the three years in the period ended December 31, 1997 have been derived from our related financial statements, and are not included in this report. The selected financial data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited financial statements.

                                           Year Ended December 31,
                         ----------------------------------------------------------------
                             1999          1998         1997       1996(1)       1995
                         ------------  ------------  -----------  ----------  -----------
Statement of Operations
 Data:
  Total revenue......... $ 15,103,517  $  9,257,025  $ 5,896,543  $4,422,947  $ 1,581,175
  Net loss attributable
   to common
   stockholders......... $(25,762,760) $(18,936,920) $(7,290,434) $ (606,241) $(1,088,605)
  Net loss per share
   attributable to
   common stockholders.. $      (1.79) $      (1.55) $     (0.92) $    (0.12) $     (0.22)
  Weighted average
   number of common
   shares outstanding...   14,400,992    12,201,006    7,888,383   5,097,073    4,915,087
                                                 December 31,
                         ----------------------------------------------------------------
                             1999          1998         1997         1996        1995
                         ------------  ------------  -----------  ----------  -----------
Balance Sheet Data:
  Total assets.......... $ 93,894,276  $ 60,804,501  $26,519,029  $5,653,391  $ 1,006,816
  Total long-term
   liabilities.......... $  8,409,994  $  6,983,927  $ 4,375,125  $1,908,915  $   897,691
  Cash and cash
   equivalents.......... $ 76,374,571  $ 43,293,995  $17,417,161  $3,298,642  $     9,129
  Cash dividends
   declared per common
   share................         None          None         None        None         None

--------
(1) During the year ended December 31, 1996, we completed our development stage activities with the signing of our first collaborative research agreement and commenced our planned principal operations.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

  We are a biotechnology company focusing on the application of genomics to the systematic discovery of genes, gene sequences, variations in gene sequences, biological pathways and drug candidates in order to accelerate the discovery and development of the therapeutic, agricultural and diagnostic products to improve human and animal health and the vitality of agriculture. We were incorporated in November 1991 and, until March 1993, were engaged primarily in organizational activities, research and development of our technology, grant preparation and obtaining financing. We have incurred losses since inception, principally as a result of research and development and general and administrative expenses in support of our operations. We anticipate incurring additional losses over at least the next several years as we expand our collaborative gene discovery efforts and internal discovery and development to discover genes, biological pathways and drug candidates, continue development of our technology and expand our operations. We expect that losses will fluctuate from quarter to quarter and that such fluctuations may be substantial.

  On February 2, 2000, we completed an offering for $125,000,000 of 6% convertible subordinated debentures due 2007 and received net proceeds of approximately $121,250,000. In addition, on February 16, 2000, the initial purchasers exercised their option to purchase an additional $25,000,000 of 6% convertible subordinated debentures due 2007, providing us with additional net proceeds of approximately $24,308,000. The debentures may be resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act and to non-U.S. persons outside the United States under Regulation S under the Securities Act. The debentures are convertible into our common stock. In addition, prior to February 2, 2003, if our common stock price reaches specified levels, we have the right to redeem the debentures at a premium by converting the debentures into common stock. If the price of our common stock reaches $217.01 for 20 of 30 consecutive trading days prior to February 2, 2003, we may redeem all of the debentures by converting them into common stock. If we were to convert the debentures prior to February 2, 2003, in addition to the interest accrued and unpaid, we would make an interest make-whole payment equal to the present value of the aggregate amount of the interest that would otherwise have accrued from the provisional redemption date through February 2, 2003.

We have agreed to file a registration statement with the SEC for the resale of any shares issued as a result of the conversion of the debentures. We are required to file the registration statement by May 2000.

  We anticipate that collaborations will continue to be an important element of our future revenues. We do not expect that government grant revenues, which were a significant source of our revenues through 1998, will in future years be significant, either in actual dollar amounts or as a percentage of revenues. Therefore, the loss of revenues from existing collaborations would materially adversely affect our business, financial condition and results of operations. Our ability to generate revenue growth and become profitable is dependent, in part, on our ability to enter into additional collaborative arrangements, and on our ability and the ability of our collaborative partners to successfully commercialize products incorporating, or based on, our technologies (which are our solutions to enable discovery of drug products) and to predict the efficacy and safety of drug products. We cannot guarantee that we will be able to maintain or expand existing collaborations, or enter into future collaborations to develop applications of our SeqCalling, GeneCalling or PathCalling technologies on terms satisfactory to us, if at all, and, if entered into, we cannot guarantee that any such collaborative arrangements will be successful.

  Our failure to successfully develop and market additional products over the next several years, or to realize existing product revenues, would materially adversely affect our business, financial condition and results of operations. Royalties or other revenue generated for us from commercial sales of products developed by using our technologies are not expected for at least several years, if at all.

Results of Operations

 Years Ended December 31, 1999 and 1998

  Revenue. Our revenue for the year ended December 31, 1999 was $15,103,517, representing an increase of $5,846,492, or 63%, compared to our revenue of $9,257,025 in 1998. This increase was largely due to an increase in collaboration revenue recorded under our arrangements with Glaxo, Roche Pharma, Roche Vitamins, and COR. The increase was offset by a decrease in grant revenue due to the completion of all of our federal grants during the 1999 calendar year. As a result of the completion of such federal grants, we foresee no additional grant revenue in future periods, unless additional grant awards are received. The revenue we recognized under our collaborative arrangements is generally based upon work performed on behalf of collaborators by our employees, or based upon our attainment of certain benchmarks specified in the related agreements. We expect that collaboration revenues will continue to increase as we add additional collaborations.

  Operating Expenses. Grant research expenses for the year ended December 31, 1999 were $417,386, representing a decrease of $1,441,116, or 78%, compared to $1,858,502 in 1998. The decrease in grant research expenses was attributable to the completion of our federal grants during the first and second quarters of 1999. As a result of the completion of such federal grants, we foresee no additional grant research expenses in future periods, unless additional grant awards are received.

  Collaborative research and development expenses for the year ended December 31, 1999 were $25,794,421, representing an increase of $7,663,528, or 42%, compared to $18,130,893 for the year ended December 31, 1998. The increase in such expenses was primarily attributable to our obligations to fulfill research requirements under new and existing collaborations, in addition to internal research efforts, which resulted in increased purchases of laboratory supplies, increased equipment depreciation and facilities expenses, and additional personnel costs. We expect our future collaborative research and development expenses to increase as we hire additional personnel and expand our research and development facilities in support of our collaborations and internal research.

  During the fourth quarter of 1999, we undertook an upgrade of scientific technologies and related lab equipment and signed an agreement with Comdisco, Inc. ("Comdisco") for the acquisition of certain lab equipment with a fair market value of approximately $2,400,000. As a part of this transaction, we also purchased other lab equipment recorded as a capital lease for approximately $3,600,000 from Transamerica Business Credit Corporation ("TBCC"). The Comdisco agreement calls for the exchange of the TBCC equipment for the

Comdisco equipment. As a result of the exchange of the TBCC equipment for the Comdisco equipment, we recognized an asset impairment expense of approximately $2,700,000 in the fourth quarter of 1999 (see further discussion in "Liquidity and Capital Resources" section).

  General and administrative expenses for the year ended December 31, 1999 increased $3,956,147, or 43%, to $13,084,852 as compared to $9,128,705 for the year ended December 31, 1998. The increase was primarily attributable to the expansion of administration facilities, increasing payroll costs and the incurrence of related depreciation expense and legal expenses in support of developing our intellectual property portfolios. Over the next several years, we anticipate that the percentage increases in general and administrative expenses will be proportionate to percentage increases in collaborative research and development expenses.

  Interest Income, Net. Net interest income for the year ended December 31, 1999 of $1,087,400 decreased $345,190, or 24%, compared to $1,432,590 for
1998. The decrease was primarily due to the lower balances held in our cash and cash equivalent accounts, and the additional interest expense we paid on capital lease obligations. We anticipate that net interest income will increase in the future, due to higher cash and cash equivalent balances as a result of funds received from the completion of our convertible debt offering, our recent private placements with Pequot Partners Fund, L.P. and Pequot International Fund, Inc. (collectively "Pequot") and Abgenix, and from the drawdown and simultaneous conversion of loans from Biogen and Genentech, offset by the interest expense associated with the completion of our convertible debt offering and the expected increase in capital lease obligations. Gross interest expense for the year ended December 31, 1999 of $1,191,891 represented an increase of $197,087, or 20%, compared to $994,804 for 1998. This increase in gross interest expense was primarily attributable to additional capital lease obligations for equipment entered into during the last twelve months, which enabled us to support our research and development activities.

  Net Loss Attributable to Common Stockholders. For the year ended December 31, 1999, we reported a net loss attributable to common stockholders of $25,762,760, or ($1.79) per share as compared to $18,936,920, or ($1.55) per share in 1998. Since inception, we have incurred operating losses, and as of December 31, 1999 had an accumulated deficit of $54,702,268 and therefore, have not paid any federal income taxes. Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. Accordingly, valuation allowances in amounts equal to the deferred income tax assets have been established to reflect these uncertainties in all periods presented.

 Years Ended December 31, 1998 and 1997

  Revenue. Revenue for the year ended December 31, 1998 was $9,257,025, representing an increase of $3,360,482, or 57%, compared to $5,896,543 in 1997. This increase was largely due to an increase in collaboration revenue due to additional revenue recorded under our arrangements with Pioneer Hi-Bred and Biogen, offset by a decrease in revenue received from Genentech under the Evaluation Agreement. See Note 4 of Notes to Financial Statements. In April 1998, Pioneer Hi-Bred doubled its annual collaboration funding to us to a minimum of $5,000,000. The increase in total revenue was also due to additional grant revenue recorded as a result of timing issues in connection with grant expenses incurred.

  Operating Expenses. Grant research expenses for the year ended December 31, 1998 were $1,858,502, representing a decrease of $2,757,384, or 60%, compared to $4,615,886 in 1997. The decrease in grant research expenses was primarily attributable to the completion of two federal grants during the first quarter of 1998, thereby decreasing the costs incurred by us in support of these grants.

  Collaborative research and development expenses for the year ended December 31, 1998 were $18,130,893, representing an increase of $13,004,233, or 254%, compared to $5,126,660 for the year ended December 31, 1997. The increase in collaborative research and development expenses was primarily attributable to increased expenses as we hired additional research and development personnel, increased purchases of laboratory supplies, increased equipment depreciation and increased facilities expenses in connection with the expansion of our collaborative research efforts and our internal discovery and development programs.

  General and administrative expenses for the year ended December 31, 1998 increased $5,647,454, or 162%, to $9,128,705 as compared to $3,481,251 for the year ended December 31, 1997. This increase was primarily attributable to the expansion of administration facilities, the incurrence of related depreciation expense, payment of legal fees, compensation related expenses in connection with a separation agreement, amortization of stock-based compensation and hiring of additional personnel to support our future growth.

  Interest Income, Net. Net interest income for the year ended December 31, 1998 of $1,432,590 increased $1,327,346 compared to $105,244 for 1997. This increase was primarily gross interest received on larger cash and cash equivalent balances we held as a result of our receipt of proceeds from our initial public offering and concurrent private placements of securities. Gross interest expense for the year ended December 31, 1998 of $994,804 represented an increase of $310,267, or 45%, compared to $684,537 for 1997. This increase in gross interest expense was primarily attributable to additional capital lease obligations for equipment entered into in 1998 in support of our research and development activities.

  Net Loss Attributable to Common Stockholders. For the year ended December 31, 1998, we reported a net loss attributable to common stockholders of $18,936,920, or ($1.55) per share as compared to $7,290,434, or ($0.92) per share in 1997. Since inception, we have incurred operating losses, and as of December 31, 1998 had an accumulated deficit of $28,939,508 and therefore, we have not paid any federal income taxes.

Liquidity and Capital Resources

  As of December 31, 1999, we had $76,374,571 in cash and cash equivalents, compared to $43,293,995 as of December 31, 1998. This increase was primarily a result of our receipt of combined net proceeds of approximately $56,000,000 from our private placements with Pequot and Abgenix, and from the drawdown and simultaneous conversion of loans from Biogen and Genentech, offset by operating losses in support of our research and development activities. We have financed our operations since inception primarily through our initial public offering, revenues received under our collaborative research and development arrangements, private placements of equity securities, government grants, and capital leases. As of December 31, 1999, we had recognized $36,540,646 of cumulative sponsored research revenues from collaborative research agreements and government grants. To date, inflation has not had a material effect on our business.

  In September 1999, we completed a private placement of 1,500,000 shares of unregistered common stock for an aggregate purchase price of $15,000,000 to Pequot.

  In October 1999, we exercised our right under existing collaborative agreements with Biogen and Genentech to borrow an aggregate of $26,000,000 to support on-going operating activities. Simultaneously with these drawdowns, we converted the loan from Biogen into 611,022 shares of our common stock, and converted the loan from Genentech into 977,636 shares of our non-voting common stock. On November 4, 1999, we filed a registration statement registering the resale of the 611,022 shares of common stock issued to Biogen and the 977,636 shares of common stock that are issuable upon the conversion of the 977,636 shares of non-voting common stock issued to Genentech. The registration of such shares is required under the collaborative agreements with Biogen and Genentech. In addition, we included in such registration statement 21,111 shares of our common stock issuable to Transamerica Business Credit Corporation and 25,597 shares of our common stock issuable to Casdin Life Services Partners LP upon exercise of warrants purchased from us in a private placement. Pursuant to the terms of such private placement, each party had the right to participate in such registration. On February 23, 2000, we filed an amendment to the registration statement for the above shares to, in part, include in such registration statement 341,297 shares of our common stock issuable to Quantum Industrial Partners LDC ("Quantum") upon exercise of warrants purchased by Quantum from us in a private placement. We expect the SEC to declare the registration statement effective shortly.

  In December 1999, we completed a private placement of 418,995 shares of unregistered common stock for an aggregate purchase price of $15,000,000 to Abgenix.

  During the fourth quarter of 1999, we undertook an upgrade of scientific technologies and related lab equipment. Accordingly, on November 7, 1999, we signed an agreement with Comdisco, for the acquisition of certain lab equipment with a fair market value of approximately $2,400,000. As a part of this transaction, we also purchased other lab equipment recorded as a capital lease for approximately $3,600,000 from TBCC. The Comdisco agreement calls for the exchange of the TBCC equipment for the Comdisco Equipment. As a result of the exchange of the TBCC equipment for the Comdisco equipment, we recognized an asset impairment expense of approximately $2,700,000 in the fourth quarter of 1999 in order to properly reflect our estimate of the fair market value of the retired lab equipment in accordance with Statement of Financial Accounting Standards No. 121 (Accounting for the Impairment of Long-Lived Assets and for Long-lived Assets to Be Disposed Of). The newly-acquired Comdisco equipment will be treated as a capital lease in the amount of $4,128,243.

  On February 2, 2000, we completed an offering for $125,000,000 of 6% convertible subordinated debentures due 2007 and received net proceeds of approximately $121,250,000. In addition, on February 16, 2000, the initial purchasers exercised their option to purchase an additional $25,000,000 of 6% convertible subordinated debentures due 2007, providing us with additional net proceeds of approximately $24,308,000. The debentures may be resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act and to non-U.S. Persons outside the United States under Regulation S under the Securities Act. The debentures are convertible into our common stock. In addition, prior to February 2, 2003, if our common stock price reaches specified levels, we have the right to redeem the debentures at a premium by converting the debentures into common stock. If the price of our common stock reaches $217.01 for 20 of 30 consecutive trading days at any time prior to February 2, 2003, we may redeem all of the debentures by converting them into common stock. If we were to convert the debentures prior to February 2, 2003, in addition to the interest accrued and unpaid, we would make an interest make-whole payment equal to the present value of the aggregate amount of the interest that would otherwise have accrued from the provisional redemption date through February 2, 2003. We have agreed to file a registration statement with the SEC for the resale of any shares issued as a result of the conversion of the debentures. We are required to file the registration statement by May 2000.

  On March 2, 2000, we announced a two-for-one split on both our voting common stock and our non-voting common stock, each payable to our stockholders in the form of a stock dividend. On March 30, 2000, our stockholders of record will receive one additional share of our voting common stock for every share of voting common stock and one additional share of non-voting common stock for every share of non-voting common stock each stockholder owns at the close of business on March 15, 2000.

  Our investing activities have consisted primarily of acquisitions of equipment and expenditures for leasehold improvements. At December 31, 1999, our gross investment in equipment, computers and leasehold improvements since inception was $22,415,972. At December 31, 1999, equipment with a gross book value of $12,609,660 secures our equipment financing facility. We anticipate that net proceeds of approximately $6,000,000 from our available lease line will be utilized for capital expenditures over the next several years, primarily for the purchase of additional equipment and improvements at our laboratories. We had approximately $365,000 in material commitments for capital expenditures at December 31, 1999.

  In accordance with our investment policy, we are utilizing the following investment objectives for cash and cash equivalents: (1) investment decisions are made with the expectation of minimum risk of principal loss, even with a modest penalty in yield; (2) appropriate cash balances and related short-term funds are maintained for immediate liquidity needs, and appropriate liquidity is available for medium-term cash needs; and (3) maximum after-tax yield is achieved.

  Net cash used in operating activities was $19,470,656 for the year ended December 31, 1999, compared to $9,184,466 for the year ended December 31, 1998. The increase of $10,286,190 can be attributed to an increase in our net loss and accrued expenses, primarily offset by decreases in accounts payable, accrued bonuses, deferred revenue, and the asset impairment charge as well as depreciation and amortization costs.

  As of December 31, 1999, we had federal and Connecticut net operating loss carryforwards for income tax purposes of approximately $56,000,000 and $51,000,000, respectively. Federal net operating loss carryforwards expire beginning in 2008, and Connecticut net operating loss carryforwards began expiring in 1998. We also had federal and Connecticut research and development tax credit carryforwards for income tax purposes of approximately $3,000,000 and $3,200,000, respectively at December 31, 1999.

Year 2000 Compliance

  The "Year 2000 Problem" arose because many existing computer programs use only the last two digits to refer to a year. Therefore, these computer programs may recognize a year ending in "00" as the Year 1900 rather than the Year 2000, which could result in a significant disruption of operations and an inability to process certain transactions. Early in 1998, we assessed our internal computer systems and our non-information technology systems and determined that, because our computer applications use four digits to identify a year in the field date, we were internally compliant with Year 2000 requirements. With respect to material non-information technology systems, we determined that substantially all of these systems were provided by third parties. We developed a strategic plan to estimate the potential risks related to third parties with which we have significant relationships and concluded that Year 2000 issues would not materially affect the continuation of our normal daily operations. To date, our operations have suffered no significant disruption from Year 2000 problems. We incurred no material historical costs relating to Year 2000 compliance, and we have not incurred any material costs in resolving the Year 2000 problems of third parties with whom we interact. We intend, however, to continue monitoring our internal computer systems and those of third parties for Year 2000 problems. Year 2000 problems that are as yet undiscovered may arise in the future and could have a significant impact on our operations.

Recently Enacted Pronouncements

  The Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" effective for fiscal years beginning after December 15, 1997. At December 31, 1999 we had one reportable segment.

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 modifies the accounting for derivatives and hedging activities and is effective for the quarterly periods beginning after June 15, 2000. We have not determined the effects, if any, that SFAS No. 133 will have on our financial statements.

  The AICPA has issued Statement of Position ("SOP") 98-1, "Accounting for Costs of Computer Software Developed or Planned for Internal Use." This SOP provides guidance on accounting for the costs of computer software developed or obtained for internal use. This SOP requires that the following costs be capitalized: (1) external direct costs of materials and services incurred in developing or obtaining internal-use computer software; (2) payroll and payroll-related costs for employees who are directly associated with and devote time to the internal-use software project (to the extent of time spent directly on the project); and (3) interest costs. Computer software costs that are research and development should be expensed as incurred. In addition, training costs should be expensed as incurred. This statement is effective for financial statements for fiscal years beginning after December 15, 1998, however, earlier application is encouraged. We adopted SOP 98-1 in 1999.

Certain Factors That May Affect Results of Operations

  This report may contain forward-looking statements that are subject to certain risks and uncertainties. These statements include statements regarding
(i) our plan to build additional technologies and to enhance our GeneScape platform and to systematically analyze the genetic basis of many common diseases, (ii) the expected transformation of the pharmaceutical industry and our opportunity with respect thereto, (iii) the likely success of our technologies, (iv) the expected benefits of the linkage to be provided by our PathCalling systems, (v) the expected benefits, effects, efficiency and performance of our services and products, (vi) our ability (a) to overcome the limitations of competing technologies, processes and databases by condensing key steps in gene-based discovery and development, (b) to develop, through our products and services, the next generation of therapeutic products for important complex diseases, (c) to populate our databases, and (d) to develop, in a timely fashion, a broad portfolio of research programs that encompass drug discovery, drug development and pharmacogenomics, (vii) the capacity of our products to predict the efficiency and safety of drugs already on the market, (viii) the suitability of Company discovered genes and proteins involved in diabetes, hypertension and ischemic stroke as targets for small molecule drug development and (ix) the expected future levels of losses, operating expenses and material commitments. Such statements are based on our management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. We caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: our early stage of development, technological uncertainty and product development risks, uncertainty of additional funding, reliance on research collaborations, competition, our ability to protect our patents and proprietary rights and uncertainties relating to commercialization rights. For further information, refer to the more specific risk and uncertainties discussed throughout this discussion and analysis.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

  We have reviewed the provisions of Regulation S-X Item 305. At December 31, 1999, we did not hold any derivative financial instruments, commodity-based instruments or other long- term debt obligations.

Item 8. Financial Statements and Supplementary Data

                              CURAGEN CORPORATION

                                 BALANCE SHEETS

                                                          December 31,
                                                    --------------------------
                                                        1998          1999
                                                    ------------  ------------
                       ASSETS
Current assets:
  Cash and cash equivalents........................ $ 43,293,995  $ 76,374,571
  Grants receivable................................      600,241        25,019
  Accounts receivable..............................       10,400       767,606
  Other current assets.............................        1,150        73,752
  Prepaid expenses.................................      505,203     1,135,248
                                                    ------------  ------------
    Total current assets...........................   44,410,989    78,376,196
                                                    ------------  ------------
Property and equipment, net........................   15,900,281    15,077,370
Notes receivable--related parties..................       93,500        96,500
Other assets.......................................      399,731       344,210
                                                    ------------  ------------
    Total assets................................... $ 60,804,501  $ 93,894,276
                                                    ============  ============

        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................. $  2,778,000  $  1,843,675
  Accrued bonuses..................................      841,386       335,000
  Accrued expenses.................................      480,450     1,014,198
  Accrued payroll..................................      324,924       500,029
  Deferred revenue.................................    4,875,000     3,982,632
  Deferred rent....................................      103,406        77,726
  Current portion of obligations under capital
   leases..........................................    1,942,215     2,732,393
                                                    ------------  ------------
    Total current liabilities......................   11,345,381    10,485,653
                                                    ------------  ------------
Long-term liabilities:
  Deferred rent, net of current portion............      196,494       110,152
  Interest payable.................................       21,000        21,000
  Obligations under capital leases, net of current
   portion.........................................    6,766,433     8,278,842
                                                    ------------  ------------
    Total long-term liabilities....................    6,983,927     8,409,994
                                                    ------------  ------------
Commitments and contingencies
Stockholders' equity:
  Common Stock-Voting; $.01 par value, issued and
   outstanding 13,316,757 shares at December 31,
   1998, and 16,421,538 shares at December 31,
   1999............................................      133,168       164,215
  Common Stock-Non-Voting; $.01 par value, issued
   and outstanding 977,636 shares at December 31,
   1999............................................          --          9,776
  Additional paid-in capital.......................   72,050,465   129,841,950
  Accumulated deficit..............................  (28,939,508)  (54,702,268)
  Unamortized stock-based compensation.............     (768,932)     (315,044)
                                                    ------------  ------------
    Total stockholders' equity.....................   42,475,193    74,998,629
                                                    ------------  ------------
    Total liabilities and stockholders' equity..... $ 60,804,501  $ 93,894,276
                                                    ============  ============

                 See accompanying notes to financial statements

                              CURAGEN CORPORATION

                            STATEMENTS OF OPERATIONS

                                               Year Ended December 31,
                                        ---------------------------------------
                                           1997          1998          1999
                                        -----------  ------------  ------------
Revenue:
  Grant revenue.......................  $ 3,079,994  $  3,182,025  $    636,980
  Collaboration revenue...............    2,816,549     6,075,000    14,466,537
                                        -----------  ------------  ------------
    Total revenue.....................    5,896,543     9,257,025    15,103,517
                                        -----------  ------------  ------------
Operating expenses:
  Grant research......................    4,615,886     1,858,502       417,386
  Collaborative research and
   development........................    5,126,660    18,130,893    25,794,421
  Asset impairment expense............          --            --      2,657,018
  General and administrative..........    3,481,251     9,128,705    13,084,852
                                        -----------  ------------  ------------
    Total operating expenses..........   13,223,797    29,118,100    41,953,677
                                        -----------  ------------  ------------
Loss from operations..................   (7,327,254)  (19,861,075)  (26,850,160)
Interest income, net..................      105,244     1,432,590     1,087,400
                                        -----------  ------------  ------------
Net loss..............................   (7,222,010)  (18,428,485)  (25,762,760)
Preferred dividends...................      (68,424)     (508,435)          --
                                        -----------  ------------  ------------
Net loss attributable to common
 stockholders.........................  $(7,290,434) $(18,936,920) $(25,762,760)
                                        ===========  ============  ============
Basic and diluted net loss per share
 attributable to common stockholders..  $     (0.92) $      (1.55) $      (1.79)
                                        ===========  ============  ============
Weighted average number of shares used
 in computing basic and diluted net
 loss per share attributable to common
 stockholders.........................    7,888,383    12,201,006    14,400,992
                                        -----------  ------------  ------------
Proforma basic and diluted net loss
 per share attributable to common
 stockholders (See Note 9)............  $     (0.46) $      (0.78) $      (0.89)
                                        ===========  ============  ============
Weighted average number of shares used
 in computing proforma basic and
 diluted net loss per share
 attributable to common stockholders
 (See Note 9).........................   15,776,766    24,402,012    28,801,984
                                        ===========  ============  ============

                 See accompanying notes to financial statements

                              CURAGEN CORPORATION

          STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)

                  Year Ended December 31, 1997, 1998 and 1999

                              Voting
                              Common          Non-Voting
                              Stock             Common
                              ($.01   Number    Stock                              Additional                 Unamortized
                  Number of    Par      of    ($.01 Par  Number of    Preferred     Paid-in     Accumulated   Stock-Based
                    Shares    value)  Shares    value)     Shares       Stock       Capital       Deficit     Compensation
                  ---------- -------- ------- ---------- ----------  -----------  ------------  ------------  ------------
January 1,
1997............   5,121,731 $ 51,218     --    $  --       482,167  $ 3,190,772  $  2,164,824  $ (3,289,013)         --
Issuance of
Common Stock....      39,746      397     --       --           --           --        162,561           --           --
Issuance of
Preferred Stock
with warrants--
Series C........         --       --      --       --     2,011,468   11,787,202           --            --           --
Issuance of
Preferred
Stock--Series
D...............         --       --      --       --     1,000,000    7,500,000           --            --           --
Issuance of
Preferred
Stock--Series
E...............         --       --      --       --       100,000    1,000,001           --            --           --
Issuance of
options to non-
employees.......         --       --      --       --           --           --        736,781           --           --
Unamortized
stock-based
compensation....         --       --      --       --           --           --      1,213,464           --    (1,213,464)
Issuance of
warrants--
capital lease
obligations.....         --       --      --       --           --           --         59,520           --           --
Amortization of
warrants--
capital lease
obligations.....         --       --      --       --           --           --         (5,410)          --           --
Preferred
dividends.......         --       --      --       --           --        68,424       (68,424)          --           --
Adjustment of
Redeemable
Common Stock....         --       --      --       --           --           --     (2,454,668)          --           --
Adjustment to
reflect
automatic
conversion of
Preferred
Stock...........   3,418,635   34,186     --       --    (3,418,635) (22,087,203)   22,053,017           --           --
Net loss........         --       --      --       --           --           --            --     (7,222,010)         --
                  ---------- -------- -------   ------   ----------  -----------  ------------  ------------   ----------
December 31,
1997............   8,580,112   85,801     --       --       175,000    1,459,196    23,861,665   (10,511,023)  (1,213,464)
Issuance of
Common Stock....   4,231,520   42,315     --       --           --           --     48,620,165           --           --
Conversion of
Redeemable
Common Stock....     291,875    2,919     --       --           --           --      3,937,393           --           --
Redemption of
Preferred
Stock--Series
B...............         --       --      --       --      (175,000)  (1,750,000)          --            --           --
Stock issuance
costs...........         --       --      --       --           --           --     (4,509,612)          --           --
Amortization of
stock-based
compensation....         --       --      --       --           --           --            --            --       444,532
Amortization of
warrants--
capital lease
obligations.....         --       --      --       --           --           --        (16,232)          --           --
Preferred
dividends.......         --       --      --       --           --       290,804      (508,435)          --           --
Exercise of
employee stock
options.........     213,250    2,133     --       --           --           --        375,767           --           --
Issuance of
options to non-
employees.......         --       --      --       --           --           --        289,754           --           --
Net loss........         --       --      --       --           --           --            --    (18,428,485)         --
                  ---------- -------- -------   ------   ----------  -----------  ------------  ------------   ----------
December 31,
1998............  13,316,757  133,168     --       --           --           --     72,050,465   (28,939,508)    (768,932)
Issuance of
Common Stock....   2,530,017   25,300 977,636    9,776          --           --     55,964,920           --           --
Stock issuance
costs...........         --       --      --       --           --           --       (118,264)          --           --
Amortization and
write-off of
stock-based
compensation....         --       --      --       --           --           --       (192,729)          --       453,888
Amortization of
warrants--
capital lease
obligations.....         --       --      --       --           --           --        (16,233)          --           --
Exercise of
employee stock
options.........      92,419      924     --       --           --           --        662,225           --           --
Exercise of non-
employee stock
options.........     456,000    4,560     --       --           --           --        996,750           --           --
Issuance of
options to non-
employees.......         --       --      --       --           --           --        103,655           --           --
Stock-based
401(k) employer
plan match......      26,345      263     --       --           --           --        306,722           --           --
Other...........         --       --      --       --           --           --         84,439           --           --
Net loss........         --       --      --       --           --           --            --    (25,762,760)         --
                  ---------- -------- -------   ------   ----------  -----------  ------------  ------------   ----------
December 31,
1999............  16,421,538 $164,215 977,636   $9,776          --           --   $129,841,950  $(54,702,268)  $ (315,044)
                  ========== ======== =======   ======   ==========  ===========  ============  ============   ==========
                     Total
                  ------------
January 1,
1997............  $ 2,117,801
Issuance of
Common Stock....      162,958
Issuance of
Preferred Stock
with warrants--
Series C........   11,787,202
Issuance of
Preferred
Stock--Series
D...............    7,500,000
Issuance of
Preferred
Stock--Series
E...............    1,000,001
Issuance of
options to non-
employees.......      736,781
Unamortized
stock-based
compensation....          --
Issuance of
warrants--
capital lease
obligations.....       59,520
Amortization of
warrants--
capital lease
obligations.....       (5,410)
Preferred
dividends.......          --
Adjustment of
Redeemable
Common Stock....   (2,454,668)
Adjustment to
reflect
automatic
conversion of
Preferred
Stock...........          --
Net loss........   (7,222,010)
                  ------------
December 31,
1997............   13,682,175
Issuance of
Common Stock....   48,662,480
Conversion of
Redeemable
Common Stock....    3,940,312
Redemption of
Preferred
Stock--Series
B...............   (1,750,000)
Stock issuance
costs...........   (4,509,612)
Amortization of
stock-based
compensation....      444,532
Amortization of
warrants--
capital lease
obligations.....      (16,232)
Preferred
dividends.......     (217,631)
Exercise of
employee stock
options.........      377,900
Issuance of
options to non-
employees.......      289,754
Net loss........  (18,428,485)
                  ------------
December 31,
1998............   42,475,193
Issuance of
Common Stock....   55,999,996
Stock issuance
costs...........     (118,264)
Amortization and
write-off of
stock-based
compensation....      261,159
Amortization of
warrants--
capital lease
obligations.....      (16,233)
Exercise of
employee stock
options.........      663,149
Exercise of non-
employee stock
options.........    1,001,310
Issuance of
options to non-
employees.......      103,655
Stock-based
401(k) employer
plan match......      306,985
Other...........       84,439
Net loss........  (25,762,760)
                  ------------
December 31,
1999............  $74,998,629
                  ============

                See accompanying notes to financial statements

                              CURAGEN CORPORATION

                            STATEMENTS OF CASH FLOWS

                                              Year Ended December 31,
                                       ---------------------------------------
                                          1997          1998          1999
                                       -----------  ------------  ------------
Cash flows from operating activities:
  Net loss............................ $(7,222,010) $(18,428,485) $(25,762,760)
  Adjustments to reconcile net loss to
   net cash used in operating
   activities:
  Asset impairment expense............         --            --      2,657,018
  Depreciation and amortization.......   1,226,696     2,668,142     5,554,019
  Non-monetary compensation...........     736,781       894,286       364,814
  Stock-based 401(k) employer plan
   match..............................         --            --        306,985
Changes in assets and liabilities:
  Grants receivable...................      44,525      (178,677)      575,225
  Accounts receivable.................      33,250       156,350      (756,409)
  Other current assets................        (852)       12,733       (60,836)
  Prepaid expenses....................    (134,529)     (347,723)     (641,812)
  Other assets........................    (180,225)     (198,259)       29,351
  Accounts payable....................     754,137     1,671,866      (934,324)
  Accrued payroll-related party.......         --       (308,125)          --
  Accrued bonuses.....................         --        841,386      (506,387)
  Accrued expenses....................     933,590      (864,812)      533,747
  Accrued payroll.....................         --        324,924       175,104
  Deferred revenue....................     375,000     4,500,000      (892,370)
  Deferred rent.......................     227,972        71,928      (112,021)
  Interest payable....................     259,316           --            --
                                       -----------  ------------  ------------
    Net cash used in operating
     activities.......................  (2,946,349)   (9,184,466)  (19,470,656)
                                       ===========  ============  ============
Cash flows from investing activities:
  Acquisitions of property and
   equipment..........................  (2,486,760)  (11,560,246)   (8,625,520)
  Loans to related parties............    (100,000)     (153,500)       (3,798)
                                       -----------  ------------  ------------
    Net cash used in investing
     activities.......................  (2,586,760)  (11,713,746)   (8,629,318)
                                       ===========  ============  ============
Cash flows from financing activities:
  Payments on capital lease
   obligations........................    (879,594)   (1,872,001)   (3,020,177)
  Proceeds from issuance of Common
   Stock..............................         --     48,662,480    55,999,996
  Proceeds from issuance of Preferred
   Stock..............................  20,387,203           --            --
  Proceeds from sale-leaseback of
   equipment..........................   1,227,270     5,000,659     6,654,536
  Payments of stock issuance costs....  (1,083,251)   (3,426,361)     (118,264)
  Proceeds from exercise of stock
   options............................         --        377,900     1,664,459
  Redemption of Series B Preferred
   Stock..............................         --     (1,967,631)          --
                                       -----------  ------------  ------------
    Net cash provided by financing
     activities.......................  19,651,628    46,775,046    61,180,550
                                       ===========  ============  ============
Net increase in cash and cash
 equivalents..........................  14,118,519    25,876,834    33,080,576
Cash and cash equivalents, beginning
 of year..............................   3,298,642    17,417,161    43,293,995
                                       -----------  ------------  ------------
Cash and cash equivalents, end of
 year................................. $17,417,161  $ 43,293,995  $ 76,374,571
                                       ===========  ============  ============
Supplemental cash flow information:
  Interest paid....................... $   423,655  $    988,533  $  1,040,560
Noncash financing transactions:
  Reduction of note and related
   interest payable upon exercise of
   Common Stock warrants.............. $ 1,485,644           --            --
  Reduction of accrued expenses upon
   issuance of Common Stock...........     162,958           --            --
  Obligations under capital leases....   5,302,666  $  5,051,378  $  8,381,778
  Adjustment of Redeemable Common
   Stock..............................   2,454,668           --            --

                 See accompanying notes to financial statements

                         NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

  Organization--CuraGen Corporation (the "Company" or "CuraGen") is a biotechnology company focusing on the application of genomics to the systematic discovery of genes, gene sequences, variations in gene sequences, biological pathways and drug candidates in order to accelerate the discovery and development of the therapeutic, agricultural and diagnostic products to improve human and animal health and the vitality of agriculture. The Company was incorporated in November 1991 and, until March 1993, was engaged primarily in organizational activities, research and development of the Company's technology, grant preparation and obtaining financing.

  Revenue Recognition--The Company has entered into certain collaborative research agreements which provide for the partial or complete funding of specified projects in exchange for access to and certain rights in the resultant data discovered under the related project. Revenue is recognized based upon work performed or upon the attainment of certain benchmarks specified in the related agreements (see Note 4). Grant revenue is recognized as related costs qualifying under the terms of the grants are incurred. Grant revenue is derived solely from federal and Connecticut agencies (see Note 8). Deferred revenue arising from payments received from collaborative agreements is recognized as income when earned.

  Cash and Cash Equivalents--The Company considers investments readily convertible into cash with a maturity of three months or less at the date of purchase to be cash equivalents.

  Property and Equipment--Property and equipment are recorded at cost. Equipment under capital leases is recorded at the lower of the net present value of the minimum lease payments required over the term of the lease or the fair value of the assets at the inception of the lease. Additions, renewals and betterments that significantly extend the life of an asset are capitalized. Minor replacements, maintenance and repairs are charged to operations as incurred. Equipment is depreciated over the estimated useful lives of the related assets, ranging from three to seven years, using the straight-line method. Equipment under capital leases is amortized over the shorter of the estimated useful life or the terms of the lease, using the straight-line method. Leasehold improvements are amortized over the shorter of the estimated life or the term of the lease, using the straight-line method. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation or amortization are eliminated from the accounts and any resulting gain or loss is reflected in income.

  Impairment of Long-Lived Assets--The Company regularly evaluates the recoverability of the net carrying value of its property, and intangible assets by comparing the carrying values to the estimated future undiscounted cash flows. A deficiency in these cash flows relative to the carrying amounts is an indication of the need for a write-down due to impairment. The impairment write-down would be the difference between the carrying amounts and the fair value of these assets as determined by using estimated future undiscounted cash flows. A loss of impairment would be recognized by a charge to earnings.

  Deferred Real Estate Commissions--Deferred real estate commissions were paid in 1997 in connection with the signing of the operating lease in New Haven, Connecticut (see Note 3). These costs, which are included in Other assets, are amortized over the remaining life of the lease as of the date of occupancy, 69 months, using the straight-line method. Accumulated amortization aggregated $20,984 and $32,975, respectively, as of December 31, 1998 and 1999. Related amortization expense was $11,991 for each of the years ended December 31, 1998 and 1999.

  Licensing Fees--Licensing fees for various research and development purposes were paid during 1998 and 1999. The costs, which are included in Other assets, are amortized over the various lives of the licenses. Accumulated amortization aggregated $30,288 and $127,503, respectively, as of December 31, 1998 and 1999. Related amortization expense was $30,288 and $97,215, respectively, for the years ended December 31, 1998 and 1999.

  Patent Application Costs--Costs incurred in filing for patents are charged to operations, until such time as it is determined that the filing will be successful. When it becomes evident with reasonable certainty that an application will be successful, the costs incurred in filing for patents will begin to be capitalized. Capitalized costs related to successful patent applications will be amortized over a period not to exceed twenty years or the remaining life of the patent, whichever is shorter, using the straight-line method. During 1998 and 1999, all patent application costs have been charged to operations.

  Research and Development Costs--Research and development costs are charged to operations as incurred. Grant research expenses include all direct research and development costs incurred related to specific grant awards and programs. All remaining research and development costs are incurred for the development and maintenance of current and future research collaboration agreements, and accordingly, have been classified as collaborative research and development expenses.

  Stock-Based Compensation--In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), which was effective for the Company beginning January 1, 1996. SFAS 123 requires expanded disclosures of stock-based compensation arrangements with employees and non-employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instruments awarded to employees. Companies are permitted to continue to apply Accounting Principles Board ("APB") No. 25, which recognizes compensation cost based on the intrinsic value of the equity instruments awarded. The Company will continue to apply APB No. 25 to its stock-based compensation awards to employees. For equity instruments awarded to non-employees, the Company records the transactions based upon the consideration received for such awards or the fair value of the equity instruments issued, whichever is more reliably measurable. The Company recorded stock-based compensation expense attributable to non-employees totaling $277,247, $289,754 and $103,655 for the years ended December 31, 1997, 1998 and 1999, respectively. For options issued to employees, the Company records the transactions based upon the difference between the option strike price and the estimated fair market value as of the date of issuance. Stock-based compensation associated with options granted to employees during 1997 amounted to $1,672,998 and is being expensed by the Company over the vesting period of the underlying options. During 1998 and 1999, no stock-based compensation in connection with options granted to employees was recorded as all options granted were issued at the estimated fair market value as of the date of issuance. The Company recorded amortization of stock-based compensation expense for options issued to employees of $444,532 and $453,888 for the years ended December 31, 1998 and 1999, respectively.

  Income Taxes--Income taxes are provided for as required under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). This Statement requires the use of the asset and liability method in determining the tax effect on future years of the "temporary differences" between the tax basis of assets and liabilities and their financial reporting amounts.

  Loss Per Share--Basic earnings per share ( "EPS") is computed by dividing net loss by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Due to the loss from operations, stock options and warrants granted but not yet exercised under the Company's stock option plans are antidilutive and therefore not considered for the diluted EPS calculations. Under the assumption that stock options and warrants were not antidilutive, the denominator for diluted loss per share would be 7,888,383, 13,024,973, and 15,394,706 at December 31, 1997, 1998 and 1999, respectively.

  Fair Value of Financial Instruments--Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ( "SFAS 107"), requires the disclosure of fair value information for certain assets and liabilities, whether or not recorded in the balance sheets, for which it is practical to estimate that value. The Company has the following financial instruments: cash, receivables, accounts payable and accrued expenses, and certain liabilities. The Company considers the carrying amount of these items to approximate fair value.

  Conversion of Preferred Stock--The accompanying financial statements retroactively reflect the conversion of all outstanding shares of Series A, C, D and E Preferred Stock (Convertible Preferred Stock) to Common Stock on a one for one basis. The above conversion has been presented since the Company amended its Certificate of Incorporation in December 1997 to provide that the Series A, C, D and E Preferred Stock would be automatically converted into shares of Common Stock upon the closing of a firm commitment underwritten public offering of the Common Stock. In March 1998, upon the closing of the Company's initial public offering, the foregoing conversion was completed.

  Recently Enacted Pronouncements--The Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" effective for fiscal years beginning after December 15, 1997. The Company had one reportable segment as of December 31, 1999.

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 modifies the accounting for derivatives and hedging activities and is effective for the quarterly periods beginning after June 15, 1999. The Company has not determined the effects, if any, that SFAS No. 133 will have on its financial statements.

  The AICPA has issued Statement of Position ("SOP") 98-1, "Accounting for Costs of Computer Software Developed or Planned for Internal Use". This SOP provides guidance on accounting for the costs of computer software developed or obtained for internal use. This SOP requires that the following costs be capitalized: 1) external direct costs of materials and services incurred in developing or obtaining internal-use computer software; 2) payroll and payroll-related costs for employees who are directly associated with and devote time to the internal-use software project (to the extent of time spent directly on the project); and 3) interest costs. Computer software costs that are research and development should be expensed as incurred. In addition, training costs should be expensed as incurred. This statement is effective for financial statements for fiscal years beginning after December 15, 1998, however, earlier application is encouraged. The Company adopted SOP 98-1 in 1999.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. Property and Equipment

  Property and equipment consisted of the following:

                                                             December 31,
                                                        -----------------------
                                                           1998        1999
                                                        ----------- -----------
   Laboratory equipment................................ $ 6,570,300 $ 5,966,192
   Leased equipment....................................  11,091,434  12,609,660
   Leasehold improvements..............................     904,254   1,165,598
   Office equipment....................................   1,534,415   2,674,522
                                                        ----------- -----------
     Total property and equipment......................  20,100,403  22,415,972
   Less accumulated depreciation and amortization......   4,200,122   7,338,602
                                                        ----------- -----------
     Total property and equipment, net................. $15,900,281 $15,077,370
                                                        =========== ===========

  Depreciation and amortization expense was $2,580,400, and $5,441,172 for the years ended December 31, 1998 and 1999, respectively.

3. Leases

 Capital Leases

  In April 1997, the Company signed a lease-financing commitment to receive $4,000,000 to purchase equipment and expand its facilities. The lease commitment provides for a payment term of 48 months per individual lease schedule. In addition, the commitment provides for the issuance to the lessor of two warrants (the "First Warrant" and the "Second Warrant") to purchase shares of the Common Stock. The First Warrant was issued in April 1997 and entitles the lessor to purchase 11,111 shares of Common Stock at an exercise price of $9.00 per share. The Second Warrant was issued in September 1997 when the Company's aggregate equipment cost under the agreement exceeded $2,000,000. The Second Warrant entitles the lessor to purchase 10,000 shares of Common Stock at an exercise price of $10.00 per share. The value ascribed to the warrants was $59,520. In June 1998, the Company signed a lease-financing commitment to receive $10,000,000 to purchase various laboratory, office and computer equipment. The lease commitment provides for payment terms of 60 months per individual lease schedule. In November 1999, the Company signed an agreement with Comdisco, Inc. ("Comdisco") for the acquisition of certain lab equipment of $2,400,000. The agreement provides for payment terms of 12 quarterly installments.

  The Company has also entered into other capital lease agreements to finance the purchase of equipment. Leased equipment under all such agreements consisted of the following:

                                                             December 31,
                                                        -----------------------
                                                           1998        1999
                                                        ----------- -----------
   Leased equipment.................................... $11,091,434 $12,609,660
   Less accumulated amortization.......................   3,037,429   3,787,225
                                                        ----------- -----------
     Total Leased equipment, net....................... $ 8,054,005 $ 8,822,435
                                                        =========== ===========

  The Company financed leased assets with costs of $5,302,666, $5,051,378 and $8,381,778 for the years ended December 31, 1997, 1998 and 1999, respectively. These arrangements have terms of three to five years with interest rates ranging from approximately 9% to 20%, however, of the remaining total minimum lease payments of approximately $13,000,000, 97% of those arrangements have interest rates ranging from approximately 9% to 15%. At the end of the respective lease terms, the Company has the right to either return the equipment to the lessor or purchase the equipment at between $1 and 15% of the then fair market value of the equipment.

  The future minimum lease payments under capital lease obligations at December 31, 1999 were as follows:

   Within 1 year................................................... $ 3,725,902
   Within 1 to 2 years.............................................   4,263,164
   Within 2 to 3 years.............................................   3,771,172
   Within 3 to 4 years.............................................   1,422,100
   Within 4 to 5 years.............................................      97,309
                                                                    -----------
   Total minimum lease payments....................................  13,279,647
   Less amounts representing interest..............................   2,268,412
                                                                    -----------
   Present value of future minimum lease payments..................  11,011,235
   Less current portion of obligations.............................   2,732,393
                                                                    -----------
   Obligations under capital leases, net of current portion........ $ 8,278,842
                                                                    ===========

 Operating Leases

  In December 1996, the Company entered into a six-year lease agreement for 26,000 square feet to house its principal administrative and research facilities at 555 Long Wharf Drive, New Haven, Connecticut. In October

1997 and August 1998, the Company amended that lease to increase its leased space to a total of 31,000 and 36,000 square feet, respectively. The Company may renew the lease for two additional terms of five years each. In May 1998, the Company entered into a lease agreement, expiring in May 2000, for its 32,000 square foot research facility in Branford, Connecticut. The lease agreement may be renewed for three additional terms of two years each. In November 1999, the Company exercised its option to renew the Branford lease for a two year term which will expire in May 2002, and amended the lease to increase its leased space to 46,000 square feet. An additional 12,000 square feet at the Company's third research location in Alachua, Florida is also leased under an agreement due to expire in July 2000.

  Total rent expense under all operating leases for 1997, 1998 and 1999 was approximately $487,300, $1,016,050 and $1,335,350 respectively.

  The future minimum rental payments for all operating leases are as follows as of December 31, 1999:

   Year
   ----
   2000.............................................................. $1,494,238
   2001..............................................................  1,441,909
   2002..............................................................  1,066,492
                                                                      ----------
     Total........................................................... $4,002,639
                                                                      ==========

4. Collaborations

 Genentech, Inc.

  In June 1996, the Company entered into a Pilot Research Services and Evaluation Agreement with Genentech, Inc. ("Genentech") pursuant to which the Company performed certain research services for a $200,000 fee. The pilot collaboration was superseded by the Evaluation Agreement, signed and effective December 27, 1996. In connection with the execution of the Evaluation Agreement, Genentech made an equity investment of $1,800,000 in the form of 307,167 shares of Series A Convertible Preferred Stock (see Note 6).

  In November 1997, CuraGen and Genentech entered into a research collaboration and database subscription arrangement to discover novel genes and therapeutics. Pursuant to the agreement, Genentech purchased $5,000,000 of Common Stock in a private placement concurrent with the Company's initial public offering at the initial public offering price. Genentech also agreed to provide CuraGen with an interest-bearing loan facility which could in the aggregate reach $26,000,000 if the research program continues beyond its initial three year term. The loan facility contains annual borrowing limits and the outstanding principal and interest under the loan facility are payable five years from the date of the agreement. Subject to certain limitations, during the term of the agreement, and after the end of the first year, the drawn-down portion of the loan is convertible at CuraGen's option into CuraGen Non-Voting Common Stock, par value $.01 per share (the "Non-Voting Common Stock") based upon a formula that approximates the prevailing market price of the Company's Common Stock. On October 15, 1999, the Company made a drawdown of $16,000,000 under this facility and simultaneously converted the loan into 977,636 shares of its Non-Voting Common Stock, par value $.01 per share. The Non-Voting Common Stock is convertible into Common Stock (a) at any time, at Genentech's option or (b) automatically upon the sale or transfer of the Non-Voting Common Stock to a non-affiliated party.

 Pioneer Hi-Bred International, Inc.

  Effective June 1, 1997, the Company entered into a Collaborative Research and License Agreement with Pioneer Hi-Bred International, Inc. ("Pioneer Hi-Bred") whereby the Company is to perform research that will be funded by Pioneer Hi-Bred. In conjunction with the execution of this agreement, Pioneer Hi-Bred made an equity investment of $7,500,000 in the form of 1,000,000 shares of Series D Convertible Preferred Stock (see Note 6). In addition, Pioneer Hi-Bred paid the Company $2,500,000 per year, for the first 10 months, in quarterly installments with the first payment prorated. In March of 1998, Pioneer Hi-Bred increased the minimum annual research funding to $5,000,000 per year. Pioneer Hi-Bred has the right to terminate the research program at any time upon a breach by the Company and on three months' written notice at any time after May 2000.

  The $5,000,000 per year fee is based upon an established number of CuraGen employees whom will be devoted to the Pioneer Hi-Bred research. In accordance with the Company's revenue recognition policy as described in Note 1, revenue has been recorded based upon work performed. For the years ended December 31, 1998 and 1999, the Company recorded revenue of $4,375,000 and $5,000,000 related to this agreement, which represented 47% and 33% of total revenue, respectively. In addition, $1,250,000 has been received from Pioneer Hi-Bred for which the related services have not been performed and, therefore, such amount is recorded as deferred revenue at December 31, 1999.

 Biogen, Inc.

  In October 1997, the Company entered into a research collaboration and database subscription arrangement with Biogen, Inc. ("Biogen") to discover novel genes and therapeutics across a range of Biogen-specified disease programs. The parties also expect to conduct pharmacogenomic analysis of selected products and product candidates in Biogen's portfolio. The collaboration, which calls for payments by Biogen for up to five years, provides Biogen with access to the Company's proprietary genomics technologies, including the GeneScape bioinformatics software platform in order to generate GeneCalling and PathCalling databases from Biogen-specified disease systems. Biogen has an option to acquire exclusive licenses to certain discoveries arising from the collaboration. Biogen has the right to terminate the research collaboration upon any breach by the Company of any material obligation under the Biogen agreement or at any time after October 1999, on 30 days' written notice. Work performed and work that will be performed through June 30, 2000 for Biogen under the arrangement has been and will be recognized as revenue on a per employee basis. Beginning July 1, 2000, work performed for Biogen by the Company under the arrangement will be recognized on a per project basis. In addition, pursuant to the agreement, Biogen purchased $5,000,000 of the Company's Common Stock in a private placement concurrent with the Company's initial public offering at the initial public offering price of $11.50 per share, and agreed to provide a $10,000,000 interest-bearing loan facility. On October 15, 1999, the Company made a drawdown of $10,000,000 under this facility and simultaneously converted the loan into 611,022 shares of its Common Stock.

  For the years ended December 31, 1998 and 1999, the Company recorded revenue of $1,500,000 and $2,100,000 related to this agreement which represented 16% and 14% of total revenue, respectively.

 Glaxo-Wellcome, Inc.

  In November 1998, CuraGen and Glaxo-Wellcome, Inc. ("Glaxo") announced a drug discovery collaboration to utilize CuraGen's integrated genomics processes for the study and selection of Glaxo compounds for clinical development. This pharmacogenomics collaboration, up to five years in duration, is intended to enable Glaxo to select drug candidates with the highest likelihood of success in clinical trials. Specifically, CuraGen will evaluate numerous compounds across Glaxo therapeutic programs, identifying gene responses associated with compound efficacy and toxicity.

  For the year ended December 31, 1999, the Company recorded revenue of $2,407,918 related to this agreement which represents 16% of total revenue. However, $2,177,082 has been received from Glaxo for which the related services have not been performed and, therefore, such amount is recorded as deferred revenue at December 31, 1999.

 Hoffman-La Roche Inc. and Roche Vitamins, Inc.

  In March 1999, the Company signed a life sciences target discovery and pharmacogenomics collaboration retroactively effective as of January 1, 1999 with Hoffmann-La Roche Inc. ("Roche Pharma") and its affiliate,

Roche Vitamins, Inc. ("Roche Vitamins"). This agreement outlines strategic partnerships with F. Hoffmann-La Roche Ltd. and its affiliates and is designed to discover new drug targets, evaluate existing product candidates and facilitate the development of drugs and diagnostic tests for the purposes of improving human and animal health. Under the terms of this agreement, the Company will receive research funding and may receive additional milestone and royalty payments if any products emerge from this collaboration. The agreement is for an initial term of two years and includes an option to extend for three additional one-year terms.

  For the year ended December 31, 1999, the Company recorded revenue of $3,736,396 related to this agreement which represents 25% of total revenue. However, $111,628 and $186,977 has been received from Roche Pharma and Roche Vitamins, respectively, for which the related services have not been performed and, therefore, such amounts are recorded as deferred revenue at December 31, 1999.

 COR Therapeutics, Inc.

  In May 1999, the Company signed a product discovery and pharmacogenomics agreement with COR Therapeutics, Inc. ("COR"). Under the terms of this agreement, CuraGen will apply its SeqCalling, GeneCalling, and PathCalling technologies, related services, and pharmacogenomics expertise to identify new drug targets and develop novel cardiovascular drugs. This collaboration is for an initial term of eighteen months with an option to extend the collaboration for three additional twelve-month terms. The Company may receive research funding, milestone payments and royalty payments for products developed by COR as a result of this collaboration.

 Abgenix, Inc.

  In December 1999, CuraGen entered into a collaboration agreement with Abgenix, Inc. ("Abgenix") to develop and commercialize genomics-based antibody drugs using Abgenix' XenoMouse(TM) technology. This five-year alliance has been established to identify up to 120 fully human antibody drug candidates intended for treating a broad range of complex diseases including cancer and autoimmune disorders. Antibodies determined to have commercial product potential will be allocated between the parties for further development. Abgenix and the Company will receive reciprocating milestone payments and royalty payments for products resulting from this drug development alliance. In addition, under the agreement Abgenix purchased 418,995 shares of the Company's Common Stock for $15,000,000.

5. Asset Impairment

  During the fourth quarter of 1999, the Company undertook an upgrade of scientific technologies and related lab equipment. Accordingly, on November 7, 1999, the Company signed an agreement with Comdisco for the acquisition of certain lab equipment with a fair market value of approximately $2,400,000. As a part of this transaction, the Company also purchased other lab equipment recorded as a capital lease for approximately $3,600,000 from Transamerica Business Credit Corporation ("TBCC"). The Comdisco agreement calls for the exchange of the TBCC equipment for the Comdisco equipment. As a result of the exchange of the TBCC equipment for the Comdisco equipment, the Company recognized an asset impairment expense of approximately $2,700,000 in the fourth quarter of 1999 in order to properly reflect our estimate of the fair market value of the retired lab equipment in accordance with Statement of Financial Accounting Standards No. 121 (Accounting for the Impairment of Long-Lived Assets and for Long-lived Assets to be Disposed of). The newly acquired Comdisco equipment will be treated as a capital lease in the amount of $4,128,243.

6. Stockholders' Equity

 Authorized Capital Stock

  The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, par value of $.01 per share ("Common Stock"), 5,000,000 shares of Preferred Stock, par value of $.01 per share ("Preferred Stock") and 3,000,000 shares of Nonvoting Common Stock. In March 2000, the Board of Directors of the

Company unanimously approved an amendment to the Articles of Incorporation to increase the number of authorized shares of Common Stock from 50,000,000 to 250,000,000 and to submit the proposed amendment to shareholders at the next Annual Meeting of the Shareholders of the Company.

  At December 31, 1997, the Company had reserved 1,583,666 shares of Common Stock pursuant to outstanding warrants, 1,500,000 shares of Common Stock for issuance pursuant to the 1993 Stock Option and Incentive Award Plan (the "1993 Stock Plan"), 1,500,000 shares of Common Stock for issuance pursuant to the 1997 Employee, Director and Consultant Stock Plan (the "1997 Stock Plan") and 570,000 shares of Common Stock for issuance pursuant to non-qualified stock options. At December 31, 1998, the Company had reserved 1,583,666 shares of Common Stock pursuant to outstanding warrants, 871,883 shares of Common Stock for issuance pursuant to the 1993 Stock Plan, 1,500,000 shares of Common Stock for issuance pursuant to the 1997 Stock Plan and 453,750 shares of Common Stock for issuance pursuant to non-qualified stock options. At the May 1999 Annual Meeting of the Shareholders of the Company, the holders of shares of the Corporation's Common Stock approved an amendment to and restatement of the 1997 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance of options granted pursuant to such Plan from 1,500,000 to 3,500,000. At December 31, 1999, the Company had reserved 1,583,666 shares of Common Stock pursuant to outstanding warrants, 654,183 shares of Common Stock for issuance pursuant to the 1993 Stock Plan, 3,500,000 shares of Common Stock for issuance pursuant to the 1997 Stock Plan and 8,250 shares of Common Stock for issuance pursuant to non-plan stock options.

Common Stock

  In March 1998, the Company completed its initial public offering of 3,000,000 shares of its Common Stock and received net proceeds of $30,200,000. Concurrently with completion of the initial public offering, the Company privately placed an aggregate of 956,520 shares of Common Stock and received net proceeds of $5,000,000 each from Biogen and Genentech, two of the Company's collaborative partners and existing stockholders, and $1,000,000 from the University of Florida Research Foundation, Inc. Accordingly, the combined net proceeds raised by the Company from the offering and the concurrent private placements were $41,200,000. In addition, in April 1998, the Company's underwriters exercised their option to purchase an additional 275,000 shares of Common Stock at a price of $11.50 per share to cover over-allotments, providing CuraGen with additional net proceeds of $2,900,000.

  In September 1999, the Company completed a private placement of 1,500,000 shares of unregistered Common Stock for an aggregate purchase price of $15,000,000 to Pequot Partners Fund, L.P. and Pequot International Fund, Inc.

  In October 1999, the Company drew down the $10,000,000 loan facility made available to it under a certain Research and Option Agreement and Promissory Note by and between the Company and Biogen each dated October 1, 1997 (collectively, the "Agreement"). The Company also exercised its option under the Agreement to prepay the entire outstanding balance of $10,000,000 in CuraGen Corporation Voting Common Stock. At the date of notice to Biogen, the "Fair Market Value" of the Company's Common Stock (as defined in the Agreement) was $16.366 per share. Accordingly, the Company issued Biogen 611,022 shares of its Voting Common Stock and $13.95 (representing .8522 fractional shares) in full satisfaction of the outstanding balance.

  Also in October 1999, the Company drew down the $16,000,000 loan facility made available to it under a certain Research and Option Agreement and Promissory Note by and between the Company and Genentech each dated November 20, 1997 (collectively, the "Agreement "). The Company also exercised its option under the Agreement to prepay the entire outstanding balance of $16,000,000 in CuraGen Corporation Convertible Non-Voting Common Stock. At the date of notice to Genentech, the "Fair Market Value" of the Company's Common Stock (as defined in the Agreement) was $16.366 per share. Accordingly, the Company issued Genentech 977,636 shares of its Convertible Non-Voting Common Stock and $9.22 (representing .5636 fractional shares) in full satisfaction of the outstanding balance.

  In December 1999, the Company completed a private placement of 418,995 shares of unregistered Common Stock for an aggregate purchase price of $15,000,000 to Abgenix (see Note 4).

 Stock Options

  The Company's 1993 Stock Plan was adopted by the Company Board of Directors and stockholders in December 1993 and subsequently amended by the Board of Directors in May 1997. The 1993 Stock Plan provides for the issuance of stock options and stock awards to officers, directors, advisors, employees, and affiliates of the Company. Of the 1,500,000 shares of Common Stock which were reserved for issuance under the 1993 Stock Plan, options to purchase 871,883 and 654,183 shares were granted and outstanding as of December 31, 1998 and 1999, respectively. The Company does not intend to grant any additional options or awards under the 1993 Stock Plan.

  A summary of all stock option activity under the 1993 Stock Plan during the years ended December 31, 1997, 1998 and 1999 is as follows:

                                                                     Weighted
                                                        Number       Average
                                                       of Shares  Exercise Price
                                                       ---------  --------------
Outstanding January 1, 1997...........................   541,550      $2.67
  Granted.............................................   518,583       6.83
  Canceled or lapsed..................................   (31,249)      3.29
                                                       ---------
Outstanding December 31, 1997......................... 1,028,884       4.75
  Granted.............................................       --         --
  Exercised...........................................   (97,001)       2.5
  Canceled or lapsed..................................   (60,000)      4.37
                                                       ---------
Outstanding December 31, 1998.........................   871,883       5.02
  Granted.............................................       --         --
  Exercised...........................................  (109,900)      4.35
  Canceled or lapsed..................................  (107,800)      7.08
                                                       ---------
Outstanding December 31, 1999.........................   654,183        4.8
                                                       ---------
Exercisable December 31, 1997.........................   347,611       3.32
                                                       ---------
Exercisable December 31, 1998.........................   458,584       4.23
                                                       ---------
Exercisable December 31, 1999.........................   449,461       4.11
                                                       ---------

  The following table summarizes information about stock options under the 1993 Stock Plan at December 31, 1999:

                                                                     Weighted
                                                                      Average
                              Weighted                               Exercise
                  Number of    Average      Weighted     Number of     Price
   Range of        Options   Contractual    Average       Options   of Options
Exercise Prices  Outstanding    Life     Exercise Price Exercisable Exercisable
---------------  ----------- ----------- -------------- ----------- -----------
$1.00-$2.50        162,700    5.3 years      $2.11        156,100      $2.09
 2.51- 4.10        242,550    6.7 years       3.47        173,228       3.44
 4.11- 7.50        205,733    7.6 years       7.40        106,933       7.43
 7.51-10.09         43,200    7.7 years      10.00         13,200      10.00
                   -------                                -------
                   654,183    6.7 years       4.80        449,461       4.11
                   =======                                =======

  In addition to the options granted under the 1993 Stock Plan, the Company has granted non-plan options to purchase shares of Common Stock pursuant to individual agreements with Company employees and consultants. As of December 31, 1998 and 1999, there were 453,750 and 8,250 options, respectively, outstanding which are not part of a specific plan. These options incorporate the provisions of the 1993 Stock Plan to the extent such provisions are not inconsistent with the terms of those options.

  A summary of all non-plan stock option activity during the years ended December 31, 1997, 1998 and 1999 is as follows:

                                                         Number      Weighted
                                                           of        Average
                                                         Shares   Exercise Price
                                                        --------  --------------
Outstanding January 1, 1997............................  456,000      $1.40
  Granted..............................................  114,000       4.10
  Canceled or lapsed...................................      --         --
                                                        --------
Outstanding December 31, 1997..........................  570,000       1.94
  Granted..............................................      --         --
  Exercised............................................ (116,250)      1.17
  Canceled or lapsed...................................      --         --
                                                        --------
Outstanding December 31, 1998..........................  453,750       2.14
  Granted..............................................      --         --
  Exercised............................................ (388,500)      1.88
  Canceled or lapsed...................................  (57,000)       4.1
                                                        --------
Outstanding December 31, 1999..........................    8,250       1.00
                                                        --------
Exercisable December 31, 1997..........................  349,500       1.31
                                                        --------
Exercisable December 31, 1998..........................  315,000       1.68
                                                        --------
Exercisable December 31, 1999..........................    8,250       1.00
                                                        --------

  The following table summarizes information about non-plan stock options at December 31, 1999:

                                                  Weighted
                        Number of                 Average                    Weighted
   Range of              Options                Contractual                   Average
Exercise Prices        Outstanding                  Life                  Excercise Price
---------------        -----------             --------------             ---------------
$1.00-$2.50               8,250                  4.0 Years                     $1.00
                          -----
                                                  Weighted
                                                  Average
                        Number of              Exercise Price
   Range of              Options                 of Options
Exercise Prices        Exercisable              Exercisable
---------------        -----------             --------------
$1.00-$2.50               8,250                      $1.00
                          -----

  The Company's 1997 Stock Plan was approved by the Company's Board of Directors and stockholders in October 1997. The 1997 Stock Plan provides for the issuance of stock options and stock grants ("Stock Rights") to employees, directors and consultants of the Company. A total of 1,500,000 shares of Common Stock have been reserved for issuance under the 1997 Stock Plan. At the May 1999 Annual Meeting of the Shareholders of the Company, the holders of shares of the Corporation's Common Stock approved an amendment to and restatement of the 1997 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance of options granted pursuant to such Plan from 1,500,000 to 3,500,000. The 1997 Stock Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to administer the provisions of the 1997 Stock Plan and to determine the persons to whom Stock Rights will be granted, the number of shares to be covered by each Stock Right and the terms and conditions upon which a Stock Right may be granted. At December 31, 1997, the Company had 65,000 options outstanding under the 1997 Stock Plan and an additional 1,435,000 available for grant. At December 31, 1998, the Company had 1,276,100 options outstanding under the 1997 Stock Plan and an additional 223,900 available for grant. As of December 31, 1999, the Company had 1,488,833 options outstanding under the 1997 Stock Plan and an additional 2,011,167 available for grant. In addition, 50,019 stock options have been exercised under the 1997 Stock Plan as of December 31, 1999.

  A summary of all stock option activity under the 1997 Stock Plan during the years ended December 31, 1997, 1998 and 1999 is as follows:

                                                                     Weighted
                                                        Number       Average
                                                       of Shares  Exercise Price
                                                       ---------  --------------
Outstanding January 1, 1997...........................    65,000      11.50
  Granted............................................. 1,306,100       8.73
  Exercised...........................................       --         --
  Canceled or lapsed..................................   (95,000)     11.33
                                                       ---------
Outstanding December 31, 1998......................... 1,276,100       8.68
  Granted.............................................   599,500       9.66
  Exercised...........................................   (50,019)      9.14
  Canceled or lapsed..................................  (336,748)      8.88
                                                       ---------
Outstanding December 31, 1999......................... 1,488,833       9.02
                                                       ---------
Exercisable December 31, 1997.........................    21,668      11.50
                                                       ---------
Exercisable December 31, 1998.........................    70,383      10.98
                                                       ---------
Exercisable December 31, 1999.........................   314,306       8.51
                                                       ---------

  The following table summarizes information about stock options under the 1997 Stock Plan at December 31, 1999:

                                                  Weighted
                        Number of                 Average                    Weighted
   Range of              Options                Contractual                  Average
Exercise Prices        Outstanding                  Life                  Exercise Price
---------------        -----------             --------------             --------------
$4.11-$7.50               596,933                8.4 years                    $ 6.60
 7.51-10.00               360,000                9.5 years                      7.75
10.01-11.94               373,900                8.1 years                     11.37
11.95-16.81               158,000                9.7 years                     15.51
                        ---------
                        1,488,833                8.7 years                      9.02
                        =========
                                                  Weighted
                                                  Average
                        Number of              Exercise Price
   Range of              Options                 of Options
Exercise Prices        Exercisable              Exercisable
---------------        -----------             --------------
$4.11-$7.50               183,940                   $ 6.43
 7.51-10.00                 1,666                     7.94
10.01-11.94               128,700                    11.49
11.95-16.81                   --                       --
                        ---------
                          314,306                     8.51
                        =========

  Had compensation cost for the Company's stock option plans been determined in accordance with SFAS 123, the Company's net loss attributable to common stockholders and net loss per share attributable to common stockholders would have approximated the pro forma amounts shown below for each of the years ended December 31, 1997, 1998 and 1999.

                                                         December 31,
                          --------------------------------------------------------------------------------
                                   1997                       1998                        1999
                          ------------------------  --------------------------  --------------------------
                          As Reported   Pro Forma   As Reported    Pro Forma    As Reported    Pro Forma
                          -----------  -----------  ------------  ------------  ------------  ------------
Net loss attributable to
 common stockholders....  $(7,290,434) $(7,891,326) $(18,936,960) $(20,095,345) $(25,762,760) $(28,452,852)
Net loss per share
 attributable to common
 stockholders...........  $     (0.92) $     (1.00) $      (1.55) $      (1.65) $      (1.79) $      (1.98)

  The assumptions utilized by the Company in deriving the pro forma amounts for the years ended December 31, 1997 are as follows: 1) 0% dividend yield, 2)
 .1% expected volatility, 3) risk-free interest rate of approximately 6%, and
4) expected life of the options of 10 years. The assumptions utilized by the Company in deriving the pro forma amounts for the year ended December 31, 1998 are as follows: 1) 0% dividend yield, 2) 50% expected volatility, 3) risk-free interest rate of approximately 5.25%, and 4) expected life of the options of 10 years. The assumptions utilized by the Company in deriving the pro forma amounts for the year ended December 31, 1999 are as follows: 1) 0% dividend yield, 2) 102% expected volatility, 3) risk-free interest rate of approximately 5.25%, and 4) expected lives of the options between 5.2 and 8.7 years. The weighted average grant date fair value of options granted during the years ended December 31, 1997, 1998, and 1999 was approximately $6.14 per share, $5.77 per share and $6.46 per share, respectively.

 Preferred Stock

  The Company received aggregate consideration of $1,750,000 from five investors as subscriptions for the purchase of 175,000 shares of Series B Preferred Stock. In September 1996, October 1996 and January 1997, the Company received proceeds of $1,600,000, $50,000 and $100,000, respectively. The Series B Preferred Stock was non-convertible and accrued dividends at the prime rate. Dividends were payable when declared by the Board of Directors. Dividends in arrears at December 31, 1997 were $181,563. Upon completing a qualified equity financing, as defined in the Series B Preferred Stock Agreement, the Company was entitled to redeem all of the shares of the Series B Preferred Stock. The completion of the Company's initial public offering satisfied such requirement, and accordingly, in March 1998, the Company redeemed all of such Series B Preferred Stock for an aggregate redemption price of $1,750,000, plus accrued dividends and dividends in arrears.

  In addition, holders of the Series B Preferred Stock received 5 year warrants to purchase an aggregate of 358,361 shares of Common Stock at $5.86 per share, which warrants expire on March 27, 2002. Such warrants were valued at $376,334. The value of such warrants was accreted over the warrant period and such accretion was classified as preferred dividends. For the years ended December 31, 1997 and 1998, such accretion amounted to $68,424 and $17,106, respectively.

  In December 1996, in connection with the Genentech Evaluation Agreement (see
Note 4), Genentech purchased 307,167 shares of Series A Preferred Stock for $1,800,000, or $5.86 per share. In March 1997, the Company issued 2,011,468 shares of convertible Series C Preferred Stock for an aggregate purchase price of $11,787,202. In addition, three year warrants were issued to certain purchasers of the Series C Preferred Stock to purchase an aggregate of 366,894 shares of Common Stock at an exercise price of $9.00 per share. Such warrants were valued at $0 upon issuance. In May 1997, as a result of the Pioneer Hi-Bred Agreement (see Note 4), the Company issued 1,000,000 shares of Series D Convertible Preferred Stock, for an aggregate purchase price of $7,500,000. In June 1997, the Company issued 100,000 shares of Series E Convertible Preferred Stock for an aggregate purchase price of $1,000,001.

  In March 1998, upon the closing of the initial public offering of its Common Stock, the Company automatically converted the Series A, C, D and E Preferred Stock into shares of Common Stock on a 1 for 1 basis.

7. Income Taxes

  The net deferred income tax assets consisted of the following:

                                                           December 31,
                                                     --------------------------
                                                         1998          1999
                                                     ------------  ------------
   Total deferred income tax assets................. $ 15,400,000  $ 30,200,000
   Valuation allowance..............................  (15,400,000)  (30,200,000)
                                                     ------------  ------------
     Total.......................................... $          0  $          0
                                                     ============  ============

  The deferred income tax assets are primarily a result of the federal and Connecticut net operating loss and research and development credit carryforwards and timing differences relating to accrued payroll and depreciation and amortization. As the Company has no prior earnings history, a valuation allowance has been established due to the Company's uncertainty in its ability to benefit from the federal and Connecticut net operating loss carryforwards. The change in the valuation allowance was $4,068,000, $9,470,000 and $14,800,000 for the years ended December 31, 1997, 1998 and
1999, respectively.

  At December 31, 1999, the Company had federal and Connecticut net operating loss carryforwards for income tax purposes of approximately $56,000,000 and $51,000,000, respectively. Federal net operating loss carryforwards expire beginning in 2008, and Connecticut net operating loss carryforwards began expiring in 1998. The Company also had federal and Connecticut research and development tax credit carryforwards for income tax purposes of approximately $3,000,000 and $3,200,000, respectively at December 31, 1999.

8. Grants

  The Company has received federal grants for specific purposes that are subject to review and audit by the grantor agencies. Such audits could lead to requests for reimbursement by the grantor agency for any expenditures disallowed under the terms of the grant. Additionally, any noncompliance with the terms of the grant could lead to loss of current or future awards.

  During 1995, the Company received two grants from CII in the amounts of $450,000 and $237,500. The term of the $450,000 grant is January 4, 1995 to December 31, 2004, and the term of the $237,500 grant is February 1, 1995 to January 31, 2005. The Company could be required to repay 100% of these amounts if during the terms of the respective grants (i) the Company breaches and fails to cure a material covenant, (ii) a material representation or warranty of the Company becomes untrue and is not cured, (iii) the Company becomes bankrupt or insolvent or liquidates its assets, or (iv) the Company is required to repay the federal grants to which the CII grants relate. In addition, the Company could be required to repay up to 200% of the amounts of the CII grants if the Company ceases to have a "Connecticut presence," during the terms of the respective grants.

9. Subsequent Events

 Convertible Debt Offering

  On February 2, 2000, the Company completed an offering for $125,000,000 of 6% convertible subordinated debentures due 2007 and received net proceeds of approximately $121,250,000. In addition, on February 16, 2000, the initial purchasers exercised their option to purchase an additional $25,000,000 of 6% convertible subordinated debentures due 2007, providing the Company with additional net proceeds of approximately $24,308,000. The debentures may be resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act and to non-U.S. persons outside the United States under Regulation S under the Securities Act. The debentures are convertible into the Company's Common Stock. In addition, prior to February 2, 2003, if the Company's Common Stock price reaches specified levels, it has the right to redeem the debentures at a premium by converting the debentures into Common Stock. If the price of the Company's Common Stock reaches $217.01 for 20 of 30 consecutive trading days prior to February 2, 2003, it may redeem all of the debentures by converting them into Common Stock. If the Company was to convert the debentures prior to February 2, 2003, in addition to the interest accrued and unpaid, the Company would make an interest make-whole payment equal to the present value of the aggregate amount of the interest that would otherwise have accrued from the provisional redemption date through February 2, 2003. The Company has agreed to file a registration statement with the SEC for the resale of any shares issued as a result of the conversion of the debentures by May 2000.

 Stock Split

  On March 2, 2000 the Company announced a two-for-one split of its Voting and Non-Voting Common Stock payable to its stockholders in the form of a stock dividend. On March 30, 2000, the Company's stockholders of record will receive one additional share of its Voting Common Stock for every share of Voting Common Stock and one additional share of Non-Voting Common Stock for every share of Non-Voting Common Stock each stockholder owns at the close of business on March 15, 2000.

  As a result of this announcement, a proforma presentation of basic and diluted net loss per share attributable to the Company's common stockholders for the years ended December 31, 1997, 1998 and 1999 has been included on the accompanying "Statements of Operations" (See Item 8. Financial Statements and Supplementary Data).

10. Supplemental Disclosure

 Summary Selected Quarterly Financial Data (Unaudited)

                                             Quarter Ended
                            --------------------------------------------------
                             March 31      June 30     Sept. 30      Dec. 31
                            -----------  -----------  -----------  -----------
1999:
  Total revenues........... $ 2,671,943  $ 3,332,687  $ 4,311,737  $ 4,787,150
  Total operating
   expenses................  10,181,137    9,366,833    9,557,768   12,847,939
  Net loss attributable to
   common stockholders.....  (7,206,927)  (5,925,143)  (5,147,393)  (7,483,297)
  Net loss per common
   share...................       (0.54)       (0.44)       (0.37)       (0.44)

1998:
  Total revenues........... $ 1,989,572  $ 2,715,626  $ 2,308,015  $ 2,243,812
  Total operating
   expenses................   5,193,696    5,785,697    7,329,895   10,808,811
  Net loss attributable to
   common stockholders.....  (3,675,948)  (2,499,017)  (4,511,685)  (8,250,270)
  Net loss per common
   share...................        (0.4)       (0.19)       (0.34)       (0.62)

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors
of CuraGen Corporation
New Haven, Connecticut

  We have audited the accompanying balance sheets of CuraGen Corporation (the "Company") as of December 31, 1998 and 1999, and the related statements of operations, changes in stockholders' equity (deficiency) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Hartford, Connecticut
January 19, 2000
(except as to Footnote 9, as to which the date is February 16, 2000 with respect to the Convertible Debt Offering and March 2, 2000 with respect to the Stock Split.)

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

  Not applicable.

                                   PART III

Item 10. Directors and Executive Officers of the Registrant

  The response to this item is incorporated by reference from the discussion responsive thereto under the captions "Management" and "Section 16(a) Beneficial Ownership Reporting Compliance" in our Proxy Statement for the 2000 Annual Meeting of Stockholders.

Item 11. Executive Compensation

  The response to this item is incorporated by reference from the discussion responsive thereto under the caption "Executive Compensation" in our Proxy Statement for the 2000 Annual Meeting of Stockholders.

Item 12. Security Ownership of Certain Beneficial Owners and Management

  The response to this item is incorporated by reference from the discussion responsive thereto under the caption "Security Ownership of Certain Beneficial Owners and Management" in our Proxy Statement for the 2000 Annual Meeting of Stockholders.

Item 13. Certain Relationships and Related Transactions

  The response to this item is incorporated by reference from the discussion responsive thereto under the captions "Executive Compensation-Employment Agreements and Other Termination of Employment Agreements" and "Related Transactions" in our Proxy Statement for the 2000 Annual Meeting of Stockholders.

Item 14. Exhibits, Financial Statement Schedules, and Reports on Form 8-K.

Item 14 (a)(1) Financial Statements.

  The following Financial Statements are included in Item 8:

  Balance Sheets as of December 31, 1998 and 1999

  Statements of Operations for the Year Ended December 31, 1997, 1998 and 1999

  Statements of Changes in Stockholders' Equity (Deficiency) for the Year
   Ended December 31, 1997, 1998 and 1999

  Statements of Cash Flows for the Year Ended December 31, 1997, 1998 and 1999

  Notes to Financial Statements

  Independent Auditors' Report

Item 14 (a)(2) Financial Statement Schedules.

  All schedules are omitted because they are not applicable or the required information is shown in the financial statements or the notes thereto.

Item 14 (a)(3) Exhibits.

  The following is a list of exhibits filed as part of this Annual Report on Form 10-K.

 Exhibit No.                            Description
 -----------                            -----------
   @3.1      Amended and Restated Certificate of Incorporation of the
              Registrant (Filed as Exhibit 3.3)
   @3.2      Amended and Restated Bylaws of the Registrant (Filed as Exhibit
              3.5)
   @4.1      Article Fourth of the Amended and Restated Certificate of
              Incorporation of the Registrant (Filed as Exhibit 4.1)
   @4.2      Form of Common Stock Certificate (Filed as Exhibit 4.2)
  %10.1      Memorandum of Lease Agreements dated December 23, 1996, October
              27, 1997 and August 31, 1998 (New Haven) between the Registrant and Fusco Harbour Associates, LLC (Filed as Exhibit 10.1)
  #10.2      Lease, dated May 29, 1998, (Branford) by and between T.K.J.
              Associates, LLC and the Registrant (Filed as Exhibit 10.1)
  @10.3      Sid Martin Biotechnology Development Institute Incubator License
              Agreement, dated July 15, 1997, between the Registrant and the
              University of Florida Research Foundation, Inc. (Filed as
              Exhibit 10.3)
   10.4      1997 Employee, Director and Consultant Stock Plan, as amended and restated through May 12, 1999 (Filed as Exhibit 10.4)
  @10.5      1993 Stock Option and Incentive Award Plan (Filed as Exhibit 10.5)
  @10.6      Amendment to 1993 Stock Option and Incentive Plan, dated May 12,
              1997 (Filed as Exhibit 10.6)
  $10.7      Form of Non-Qualified Stock Option Agreement with respect to options to purchase an aggregate of 570,000 shares of Common
              Stock (Filed as Exhibit 99.3)
 +!10.8      Agreement, dated March 1999, by and among the Registrant, F.
              Hoffmann-LaRoche Ltd., Roche Vitamins, Inc. and Hoffmann-
              LaRoche, Inc. (Filed as Exhibit 10.1)
  @10.9      Employment Letter, dated July 18, 1997, between the Registrant and David M. Wurzer (Filed as Exhibit 10.8)
  @10.10     Employment Letter, dated August 21, 1997, between the Registrant and Peter A. Fuller, Ph.D. (Filed as Exhibit 10.9)
 +@10.11     Option and Exclusive License Agreement, dated October 4, 1996, between the Registrant and Wisconsin Alumni Research Foundation
              (Filed as Exhibit 10.11)
 +@10.12     Standard Non-Exclusive License Agreement--Brumley, dated July 1,
              1996, between the Registrant and Wisconsin Alumni Research
              Foundation (Filed as Exhibit 10.12)
 +@10.13     Collaborative Research and License Agreement, dated May 16, 1997, between the Registrant and Pioneer Hi-Bred International, Inc.
              (Filed as Exhibit 10.13)
 +@10.14     Research and Option Agreement, dated October 1, 1997, between the
              Registrant and Biogen, Inc. (Filed as Exhibit 10.14)
 +@10.15     Research and Option Agreement, dated November 20, 1997, between the Registrant and Genentech, Inc. (Filed as Exhibit 10.15)
 +@10.16     Notice of Grant Award and Grant Application to Department of
              Health and Human Services for Automated Sequencing System for
              Human Genome Project, dated March 25, 1995 (Filed as Exhibit
              10.16)
  @10.17     ATP Agreement for Integrated Microfabricated DNA Analysis Device
              for Diagnosis of Complex Genetic Disorders, dated February 1995
              (Filed as Exhibit 10.17)
  @10.18     ATP Agreement for Molecular Recognition Technology for Precise
              Design of Protein-Specific Drugs, dated March 2, 1995 (Filed as
              Exhibit 10.18)
  @10.19     ATP Agreement for Programmable Nanoscale Engines for Molecular
              Separation, dated May 6, 1997 (Filed as Exhibit 10.19)
  @10.20     Material Transfer and Screening Agreement, dated January 15,
              1998, between the Registrant and ArQule, Inc. (Filed as Exhibit
              10.20)

 Exhibit No.                            Description
 -----------                            -----------
 +%10.21     Pharmacogenomics Research and License Agreement, dated November
              18, 1998, by and between Glaxo Wellcome, Inc. and the Registrant
              (Filed as Exhibit 10.21)
 +&10.22     Agreement between COR Therapeutics, Inc. and the Registrant dated
              May 1, 1999 (Filed as Exhibit 10.1)
   10.23     Letter Agreement with Pequot Partners Fund, L.P. and Pequot
              International Fund, Inc. (Filed as Exhibit 10.1)
  *11.1      Schedule of Computation of Net Loss Per Share
  *21.1      Subsidiaries of the Registrant
  *23.1      Consent of Deloitte & Touche LLP
  *27.1      Financial Data Schedule

--------
*  Filed herewith
@ Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant's Registration Statement filed on Form S-1, File No. 333-38051.
# Previously filed with the Commission and incorporated herein by reference from the Form 10-Q, File No. 000-23223, for the period ending June 30, 1998.
% Previously filed with the Commission and incorporated herein by reference from the Form 10-K, File No. 000-23223, for the year ended December 31, 1998.
! Previously filed with the Commission and incorporated herein by reference from the Form 10-K, File No. 000-23223, for the year ended March 31, 1999.
& Previously filed with the Commission and incorporated herein by reference from the Form 10-Q, File No. 000-23223, for the period ending June 30, 1999.
/ Previously filed with the Commission and incorporated herein by reference from the Form 10-Q, File No. 000-23223, for the period ending September 30, 1999.
$ Previously filed as Exhibit 99.3 to the Company's Registration Statement on Form S-8, File No. 333-56829, and incorporated herein by reference.
= Previously filed as Exhibit 99.1 to the Company's Registration Statement on Form S-8, File No. 333-89465, and incorporated herein by reference.
+ Confidential Treatment has been granted by the Commission as to certain portions.

  Where a document is incorporated by reference from a previous filing, the Exhibit number of the document in that previous filing is indicated in parentheses after the description of such document.

Item 14 (b) Reports on Form 8-K

  The following Reports on Form 8-K were filed by the Company during the quarter ended December 31, 1999:

  September 8, 1999--Item 5, Other Events--private placement of 1,500,000 shares of common stock to Pequot Capital Management, Inc.

  December 20, 1999--Item 5, Other Events--private placement of 418,995 shares of common stock to, and strategic alliance with, Abgenix, Inc.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          CuraGen Corporation

                                                  /s/ David M. Wurzer
Dated: March 7, 2000                      By: _________________________________
                                                      David M. Wurzer
                                                 Executive Vice-President,
                                                       Treasurer and
                                                  Chief Financial Officer

  Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of Registrant and in the capacities indicated on March 7, 2000.

              Signature                                   Title
              ---------                                   -----

     /s/ Jonathan M. Rothberg               Chief Executive Officer, Chairman
______________________________________        of the Board of Directors and
         Jonathan M. Rothberg                 President (principal executive
                                                   officer and director)

       /s/ David M. Wurzer                      Executive Vice-President,
______________________________________        Treasurer and Chief Financial
           David M. Wurzer                   Officer (principal financial and
                                                    accounting officer)

       /s/ Richard H. Booth                              Director
______________________________________
           Richard H. Booth

    /s/ Vincent T. DeVita, Jr.                           Director
______________________________________
        Vincent T. DeVita, Jr

     /s/ Robert E. Patricelli                            Director
______________________________________
         Robert E. Patricelli

        /s/ Randy Thurman                                Director
______________________________________
            Randy Thurman

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